As filed with the Securities and Exchange Commission on May 11, 2021

Registration No. 333-254742

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form F-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Sphere 3D Corp.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant's name into English)

Ontario, Canada	7374	98-1220792
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

895 Don Mills Road, Bldg. 2, Suite 900

Toronto, Ontario, Canada M3C 1W3

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Peter Tassiopoulos

Chief Executive Officer

895 Don Mills Road, Bldg. 2, Suite 900

Toronto, Ontario, Canada M3C 1W3

(858) 571-5555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 (212) 421-4100	Barry I. Grossman, Esq. Sarah Williams, Esq. Matthew Bernstein, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

i

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

ii

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(6)
Common Shares, no par value per share(3)	$9,200,000	$1,003.72
Underwriter's warrants to purchase Common Shares(4)(5)	$	$
Common Shares underlying warrants(3)	$404,800	$44.16
Total	$9,604,800	$1,047.88

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

(2)

Pursuant to Rule 416 under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

Includes the offering price of common shares that may be purchased by the underwriter if the over-allotment option to purchase additional common shares is exercised by the underwriter. See "Underwriting."

(4)

The underwriter's warrants are exercisable at a per share exercise price equal to 110% of the public offering price per share. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the underwriter's warrants is $404,800 which is equal to 110% of $368,000 (the aggregate value of 4% of 5,750,000 the total number of common shares sold in the offering). Pursuant to Rule 416, the registrant is also registering an indeterminate number of additional common shares that are issuable by reason of the anti-dilution provisions of the underwriter's warrants.

(5)	No fee required pursuant to Rule 457(g) under the Securities Act.

(6)	$1,571.83 was previously paid in the initial filing of the registration statement on Form F-1, filed on March 25, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

iii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED MAY 11, 2021

5,000,000 Shares

Sphere 3D Corp.

Common Shares

This prospectus relates to the sale or other disposition by the Company of 5,000,000 common shares at an assumed offering price of 1.60 per share.

Our common shares trade on the Nasdaq Capital Market, or Nasdaq, under the symbol "ANY." On May 7, 2021, the last reported sale price of our common shares on Nasdaq was $1.60 per share.

Investing in our common shares involves risks. See "Risk Factors" beginning on page 10.

We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Sphere 3D Corp., or the common shares offered hereby that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1) We have agreed to reimburse the underwriter for certain expenses in connection with this offering. We have also agreed to issue the underwriter certain warrant compensation in connection with this offering. See "Underwriting."

We have granted the underwriter an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 750,000 common shares on the same terms as the other shares being purchased by the underwriter from us.

The underwriter expects to deliver the common shares against payment on                          , 2021.

Sole Book Running Manager

Maxim Group LLC

Prospectus dated                          , 2021

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before investing in the shares. You are urged to read this prospectus in its entirety, including the information under "Risk Factors" and our financial statements and related notes included elsewhere in this Prospectus.

Our Company

Sphere 3D Corp. ("Sphere 3D," "we," "our" or the "Company") was incorporated under the Business Corporations Act (Ontario) on May 2, 2007 as T.B. Mining Ventures Inc. On December 20, 2012, we filed articles of amendment in which we changed our name to "Sphere 3D Corporation." On March 24, 2015, the Company completed a short-form amalgamation with a wholly-owned subsidiary. In connection with the short-form amalgamation, the Company changed its name to "Sphere 3D Corp." Sphere 3D provides solutions for stand-alone storage and technologies that converge the traditional silos of compute, storage and network into one integrated hyper-converged or converged solution. We provide enterprise storage management solutions, and the ability to connect to public cloud services such as Microsoft Azure for additional delivery options and hybrid cloud capabilities. Our integrated solutions include a patented portfolio for operating systems for storage, proprietary virtual desktop orchestration software, and proprietary application container software. Our software, combined with commodity x86 servers, or purpose-built appliances, deliver solutions designed to provide application mobility, security, data integrity and simplified management. These solutions can be deployed through a public, private or hybrid cloud and are delivered through a global reseller network and professional services organization. We have a portfolio of brands including SnapServer®, HVE ConneXions ("HVE") and UCX ConneXions ("UCX"), dedicated to helping customers achieve their IT goals. In November 2018, we divested ourselves of Overland Storage, Inc. and its subsidiaries ("Overland") and associated product portfolio for long term archive as well as the RDX® removable disk product portfolio. We undertook this divestiture in order to facilitate the significant reduction of secured debt and to allow us to focus greater resources to our converged and hyper-converged product portfolio.

Nasdaq Listing

On February 17, 2021, the Company was notified by Nasdaq that the Nasdaq Listing Qualifications Staff issued a public letter of reprimand to the Company based upon the Company's failure to comply with the Listing Rule 5620(c) (the "Quorum Rule") during the period of time that it was no longer a foreign private issuer and could not rely on home country practice in the alternative to the Quorum Rule. The Company's By-laws required a quorum of at least 25%, instead of the 33 1/3% threshold required for a domestic issuer by the Quorum Rule. This oversight and rule violation was caused by the fact that the Company no longer qualified as a foreign private issuer during 2018, 2019 and 2020. On January 1, 2021, the Company once again qualified as a foreign private issuer, and therefore the Company once again intends to rely on home country practice in lieu of the Quorum Rule.

On January 4, 2021, the Company received a written notice (the "Listing Notice") from the Listing Qualifications Department of Nasdaq indicating that the Company was not in compliance with Listing Rule 5620(a) due to the Company's failure to hold an annual meeting of shareholders within twelve months of the end of the Company's fiscal year end. The Listing Notice stated that the Company had until February 18, 2021 to submit a plan to regain compliance with Listing Rule 5620(a). On February 17, 2021, the Company received a letter from Nasdaq indicating that the Company had regained compliance with Listing Rule 5620(a) as a result of its combined Annual and Special Meeting held on February 11, 2021.

On January 3, 2020, the Company received a letter from the Nasdaq Listing Qualifications department of Nasdaq notifying the Company that it was not in compliance with the requirement of Nasdaq Marketplace Rule 5550(a)(2) for continued inclusion on the NASDAQ Capital Market as a result of the closing bid price for the Company's common shares being below $1.00 for 30 consecutive business days. On May 19, 2020, the Company received notification from Nasdaq that it had regained compliance with Marketplace Rule 5550(a)(2), as the closing price of the Company's common shares was at least equal to $1.00 per share for each of the ten consecutive business days between May 4, 2020 and May 18, 2020.

Asset Acquisition

On August 3, 2020, Dale Allan Peters ("Peters"), as the beneficial shareholder of 101250 Investments Ltd. ("101 Invest"), a company existing under the laws of the Turks & Caicos Islands and a water partner of Rainmaker, entered into a Share Purchase Agreement (the "101 Invest Purchase Agreement") with the Company. As a result of the 101 Invest Purchase Agreement, 101 Invest is a wholly-owned subsidiary of the Company. Under the terms of the 101 Invest Purchase Agreement, the Company issued 480,000 common shares at $3.25 per share to Greenfield Investments Ltd. for a purchase price of $1,560,000. The common shares contain a legend, either statutory or contractual, which will restrict the resale of the common shares for a period of six-months and one day from the closing date. In addition, the Company held back and retained 96,000 of the common shares for a six-month period from the closing date in support of any breaches of representations and warranties by Peters under the 101 Invest Purchase Agreement (the "Escrow Shares"). The Company released the Escrow Shares to Peters on or about February 10, 2021. 101 Invest has exclusive rights to deliver the Rainmaker water solution to three Turks and Caicos island communities - Plantation Hills, Blue Sky and Village Estates. The Company completed this transaction to assist in the deployment and expansion of its opportunities in the WaaS segment.

Discontinued Operations

In February 2018, the Company, Overland, and Silicon Valley Technology Partners, Inc. (formerly Silicon Valley Technology Partners LLC) ("SVTP"), a Delaware corporation established by Eric Kelly, the Company's former Chief Executive Officer and Chairman of the Board of Directors, entered into a share purchase agreement (as amended by that certain First Amendment to Share Purchase Agreement dated August 21, 2018, and as further amended by that certain Second Amendment to Share Purchase Agreement dated November 1, 2018, the "Purchase Agreement"), pursuant to which the Company agreed to sell to SVTP all of the issued and outstanding shares of capital stock of Overland.

On November 13, 2018, pursuant the Purchase Agreement, the Company sold to SVTP all of the issued and outstanding shares of capital stock of Overland in consideration for (i) the issuance to the Company of shares of Series A Preferred Stock of SVTP representing 19.9% of the outstanding shares of capital stock of SVTP as of the closing with a value of $2.1 million, (ii) the release of the Company from outstanding debt obligations totaling $41.7 million assumed by SVTP, and (iii) $1.0 million in cash proceeds from SVTP.

In connection with the closing of the Purchase Agreement, we filed an articles of amendment to our articles of amalgamation setting forth the rights, privileges, restrictions and conditions of a new series of non-voting preferred shares of the Company (the "Series A Preferred Shares") and entered into a Conversion Agreement, by and between the Company and FBC Holdings SARL ("FBC Holdings"), a related party, pursuant to which $6.5 million of the Company's outstanding secured debt was converted into 6,500,000 Series A Preferred Shares, subsequently converted in 2019 to 6,500,000 Series B Preferred Shares.

Oasis Equity Line

On May 15, 2020, we entered into an Equity Purchase Agreement with Oasis Capital, LLC ("Oasis Capital" and such agreement, the "Equity Purchase Agreement"), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Oasis Capital is committed to purchase up to an aggregate of $11,000,000 worth of common shares over the 36-month term of the Equity Purchase Agreement. Concurrently with entering into the Equity Purchase Agreement, we also entered into a registration rights agreement with Oasis Capital (the "Registration Rights Agreement"), in which we agreed to file one or more registration statements, as permissible and necessary to register under the Securities Act, the resale of the common shares that may be issued to Oasis Capital under the Equity Purchase Agreement. The purpose of the equity line is to provide us with proceeds as may be necessary for working capital and general corporate purposes.

PPP Loan Forgiveness

On October 5, 2020, the Company submitted the PPP loan forgiveness application, which is pending approval by the Lender. In accordance with the terms and conditions of the Flexibility Act, the Lender has 60 days from receipt of the completed application to issue a decision to the Small Business Administration ("SBA"). If the Lender determines that the borrower is entitled to forgiveness of some or all of the amount applied for under the statue and applicable regulations, the Lender must request payment from the SBA at the time the Lender issues its decision to the SBA. The SBA will, subject to any SBA review of the loan or loan application, remit the appropriate forgiveness amount to the Lender, plus any interest accrued through the date of payment, not later than 90 days after the Lender issues its decision to the SBA. Although the Company believes it is probable that the PPP Loan will be forgiven, the Company cannot currently provide any objective assurance that it will obtain forgiveness in whole or in part.

Products and Service

Our product offerings consist of the following disk systems: (i) HVE Converged and Hyper-converged Infrastructure; (ii) G-Series Appliance and G-Series Cloud; and (iii) Open Virtual Format SnapServer® Network Attached Storage Solutions. In addition to our product offering, we provide on-site service and installation options, round-the-clock phone access to solution experts, and proof of concept and architectural design offerings. We are able to provide comprehensive technical assistance.

The following table summarizes the sales mix of products and service (in thousands) for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
Disk systems	$2,347	$3,086	$6,108
Service	2,501	2,493	2,922
Total	$4,848	$5,579	$9,030

We divide our worldwide sales into three geographical regions: Americas; APAC, consisting of Asia Pacific countries; and EMEA consisting of Europe, the Middle East and Africa.

The following table summarizes net revenue by geographic area (in thousands) for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
Americas	$4,844	$5,023	$8,044
APAC	-	356	534
EMEA	4	200	452
Total	$4,848	$5,579	$9,030

Disk Systems

HVE Converged and Hyper-converged Infrastructure

In 2017, we acquired HVE, a technology provider of next generation converged and hyper-converged infrastructure dedicated to creating Manageable, Scalable, Reproducible, and Predictable ("MSRP") solutions based on virtualization technologies running on high-performance, next generation platforms. HVE solutions are engineered, purpose-built converged and hyper-converged virtual workspace and server solutions that support a distributed architecture, scalable with predictable performances, and come bundled with continuous active monitoring. HVE product can include support for our Desktop Cloud Orchestrator™ ("DCO") based on customer requirements.

•

The HVE-STACK high density server provides the computer and storage appliance for the data center and is ideal for high performance computing, cloud computing and virtual desktop infrastructure ("VDI"). The modular design and swappable components include hard drives and power supplies intended to improve the efficiency of data center deployment.

•

The HVE-VELOCITY High Availability Dual Enclosure storage area network ("SAN") provides data reliability and integrity for optimal data storage, protection and recovery. It also provides a unified network attached storage ("NAS") and SAN solution with thin provisioning, compression and deduplication. The HVE-VELOCITY platform is designed to eliminate single points of failure. The 12GSAS SSD design allows for faster access to data. It is optimized for mission-critical, enterprise-level storage applications.

•

The HVE 3DGFX is a VDI solution that offers hardware and software technologies to provide an appliance that can handle from eight to up to 128 high demand users in a single 2U appliance. The HVE 3DGFX was designed and engineered as a purpose-built solution based upon the MSRP engineering approach.

G-Series Appliance and G-Series Cloud

The G-Series appliance powered by Glassware containerization technology is designed to simplify Windows application migration and to enable access from any device including Macintosh, Windows, iOS, Chrome OS, and Android. The G-Series appliance is optimized for simplicity, flexibility and scalability. Through Glassware, a Microsoft Windows® based container technology, organizations looking to migrate applications to the cloud can quickly deploy a solution for virtualizing 16-bit, 32-bit, or 64-bit applications with their native functionality intact. For the provisioning of a 16-bit application to the G-Series appliance, users will often require advanced technical skills to set-up the application, or can contract professional services from the Company, or one of our certified system integrators. End users can access the containerized applications from cloud-connected devices (iOS, Android or Windows), through a lightweight downloadable app or simply from a browser. The G-Series appliance is designed to eliminate the complex tasks of designing, implementing, and maintaining application hosting environments and provides improved application session density and scale when compared to traditional hypervisor-based virtualization solutions.

G-Series Cloud is an offering available through Microsoft Azure and was developed to provide a virtual appliance that can be deployed from the Azure Marketplace to eliminate the task of designing, implementing, and maintaining localized application-hosting environments and their related hardware. G-Series Cloud is pre-configured, can be deployed in minutes and provides for a billing model based on usage.

SnapServer® Network Attached Storage Solutions

Our SnapServer® solutions are a platform for primary or nearline storage, and deliver stability and integration with Windows®, UNIX/Linux, and Macintosh environments. For virtual servers and database applications, the SnapServer® family supports iSCSI block-level access with Microsoft VSS and VDS integration to simplify Windows management. For data protection, the SnapServer® family offers RAID protection, and snapshots for point-in-time data recovery. The SnapServer XSR Series™ products support DynamicRAID® and traditional RAID levels 0, 1, 5, 6, and 10. The Snap family of products, SnapCLOUD®, and SnapServer®, have integrated data mobility tools to enable customers to build private clouds for sharing and synchronizing data for anytime, anywhere access.

•	The SnapServer® XSR40 is a 1U server that can be configured with up to four SATA III and SSD drives, and can scale to 400 TB of storage capacity by adding up to three SnapExpansion XSR™ enclosures.

•

The SnapServer® XSR120 is a 2U server that can be configured with up to 12 SATA III, SAS and SSD drives, and can scale to 960 TB of storage capacity by adding up to seven SnapExpansion XSR™ enclosures.

Our GuardianOS® storage software is designed for the SnapServer® family of enterprise-grade NAS systems and delivers simplified data management and consolidation throughout distributed information technology environments by combining cross-platform file sharing with block-level data access on a single system. The flexibility and scalability of GuardianOS® assists with the cost of ownership of storage infrastructures for small, medium and large businesses. In addition to a unified storage architecture, GuardianOS® offers highly differentiated data integrity and storage scalability through features such as DynamicRAID®, centralized storage management, and a comprehensive suite of data protection tools.

Our Snap Enterprise Data Replicator ("Snap EDR") provides multi-directional WAN-optimized replication. Administrators can automatically replicate data between SnapServer®, Windows, and Linux systems for data distribution, data consolidation, and disaster recovery.

Service

Customer service and support are key elements of our strategy and critical components of our commitment in making enterprise-class support and services available to companies of all sizes. Our technical support staff is trained to assist our customers with deployment and compatibility for any combination of virtual desktop infrastructures, hardware platforms, operating systems and backup, data interchange and storage management software. Our application engineers are trained to assist with more complex customer issues. We maintain global toll-free service and support phone lines. Additionally, we also provide self-service and support through our website support portal and email.

Our service offerings provide for on-site service and installation options, round-the-clock phone access to solution experts, and proof of concept and architectural design offerings.

Discontinued Operations

The following product lines were part of the Overland divestiture completed in November 2018 and are not included in the above Product and Service disclosures.

•	Disk Systems - RDX® Removable Disk Solutions

•	Tape Automation Systems - NEO® Tape-Based Backup and Long-Term Archive Solutions

•	Tape Drives and Media

Production

A significant number of our components and finished products are manufactured or assembled, in whole or in part, by a limited number of third parties. For certain products, we control the design process internally and then outsource the manufacturing and assembly in order to achieve lower production costs.

We purchase disk drives and chassis from outside suppliers. We carefully select suppliers based on their ability to provide quality parts and components which meet technical specifications and volume requirements. We actively monitor these suppliers but we are subject to substantial risks associated with the performance of our suppliers. For certain components, we qualify only a single source, which magnifies the risk of shortages and may decrease our ability to negotiate with that supplier.  For a more detailed description of risks related to suppliers, see Risk Factors.

Sales and Distribution

•

Reseller channel - Our reseller channel includes systems integrators, VARs and DMRs. Our resellers may package our products as part of complete application and desktop virtualization solutions data processing systems or with other storage devices to deliver complete enterprise information technology infrastructure solutions. Our resellers also recommend our products as replacement solutions when systems are upgraded, or bundle our products with storage management software specific to the end user's system. We support the reseller channel through our dedicated sales representatives, engineers and technical support organizations.

•

Cloud Marketplace - Since 2015, we have utilized the Microsoft Azure Cloud Marketplace as an additional channel for our cloud solutions to sell to end-users directly with the pay-per-use model, supported through the Microsoft Azure Cloud.

Patents and Proprietary Rights

We rely on a combination of patents, trademarks, trade secret and copyright laws, as well as contractual restrictions, to protect the proprietary aspects of our products and services. Although every effort is made to protect Sphere 3D's intellectual property, these legal protections may only afford limited protection.

We may continue to file for patents regarding various aspects of our products, services and delivery method at a later date depending on the costs and timing associated with such filings. We may make investments to further strengthen our copyright protection going forward, although no assurances can be given that it will be successful in such patent and trademark protection endeavors. We seek to limit disclosure of our intellectual property by requiring employees, consultants, and partners with access to our proprietary information to execute confidentiality agreements and non-competition agreements (when applicable) and by restricting access to our proprietary information. Due to rapid technological change, we believe that establishing and maintaining an industry and technology advantage in factors such as the expertise and technological and creative skills of our personnel, as well as new services and enhancements to our existing services, are more important to our company's business and profitability than other available legal protections.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. The laws of many countries do not protect proprietary rights to the same extent as the laws of the U.S. or Canada. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar services or products. Any failure by us to adequately protect our intellectual property could have a material adverse effect on our business, operating results and financial condition. See Risk Factors under the section Risks Related to Intellectual Property.

Competitive Conditions

We believe that our products are unique and innovative and afford us various advantages in the marketplace; however, the market for information technology is highly competitive. Competitors vary in size from small start-ups to large multi-national corporations which may have substantially greater financial, research and development, and marketing resources. Competitive factors in these markets include performance, functionality, scalability, availability, interoperability, connectivity, time to market enhancements, and total cost of ownership. Barriers to entry vary from low, such as those in traditional disk-based backup products, to high, in virtualization software. The markets for all of our products are characterized by price competition and as such we may face price pressure for our products. For a more detailed description of competitive and other risks related to our business, see Risk Factors.

Governmental Regulations

The Company is subject to laws and regulations enforced by various regulatory agencies such as the U.S. Consumer Product Safety Commission and the U.S. Environmental Protection Agency. For a detailed description of the material effects of government regulations on the Company's business, see "Our international operations are important to our business and involve unique risks related to financial, political, and economic conditions" and "We are subject to laws, regulations and similar requirements, changes to which may adversely affect our business and operations" under Risk Factors-Risks Related to Our Business.

Our Corporate Information

Sphere 3D is located at 895 Don Mills Road, Building 2, Suite 900, Toronto, Ontario, Canada, M3C 1W3. Our telephone number is +1 (858) 571-5555 and our Internet website address is www.sphere3d.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our web address as an inactive textual reference only.

About This Offering

Common Shares Offered	5,000,000 shares, based on an assumed offering price of $1.60 per common share (the last reported sale price of our common stock on Nasdaq on May 7, 2021).

Common Shares Outstanding at May 7, 2021	13,450,820 shares

Option to purchase additional Common Shares

We have granted the underwriter a 45-day option to purchase up to 750,000 additional common shares at the public offering price as set forth on the cover of this prospectus, solely to cover over-allotments, if any.

Use of Proceeds	We intend to use these net proceeds for working capital, general corporate purposes and to fund special purpose acquisition companies.

Risk Factors	Prospective investors should carefully consider "Risk Factors" beginning on page 10 before buying the common shares.

Nasdaq Capital Market Symbol	ANY

Lock-up

We and our directors, officers and principal stockholders have agreed with the underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common shares or securities convertible into common shares for a period of 180 days after the date of this prospectus. See "Underwriting" section on page 59.

The above discussion and table are based on 13,450,820 common shares outstanding as of May 7, 2021 and excludes, as of such date, the following:

•	101,175 shares underlying stock options with an average weighted price of $8.94;

•	75,000 shares underlying restricted stock units;

•	6,859,428 shares underlying outstanding preferred shares;

•	2,042,564 shares underlying outstanding warrants with an average weighted exercise price of $2.64; and

•	698,838 common shares available for grant under our equity incentive plans.

RISK FACTORS

An investment in our in our common shares involves a high degree of risk. The risks described below include all material risks to our company or to investors in this offering that are known to our company. You should carefully consider such risks before participating in this offering. If any of the following risks actually occur, our business, financial condition and results of operations could be materially harmed. As a result, the trading price of our common shares could decline, and you might lose all or part of your investment. When determining whether to buy our common shares, you should also refer to the other information in this prospectus, including our financial statements and the related notes included elsewhere in this prospectus.

Risks Relating To Our Business

In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, some of which are beyond our control. Should one or more of these risks and uncertainties materialize or should underlying assumptions prove incorrect, our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus, including the documents incorporated by reference.

In addition to risks which could apply to any company or business, you should also consider the business we are in and the following:

We have made a number of acquisitions in the past and we may make acquisitions in the future. Our ability to identify complementary assets, products or businesses for acquisition and successfully integrate them could adversely affect our business, financial condition and operating results.

In 2020, we acquired 101 Invest and entered into a definitive merger agreement with Rainmaker Worldwide Inc. ("Rainmaker"). On February 12, 2021, the Rainmaker Merger Agreement was terminated as the Company was unable to obtain all necessary regulatory approvals relating to the proposed transaction prior to the agreed upon date of January 31, 2021. No break-fee or termination costs were paid by either party.

In the future, we may continue to pursue acquisitions of assets, products or businesses that we believe are complementary to our existing business and/or to enhance our market position or expand our product portfolio. There is a risk that we will not be able to identify suitable acquisition candidates available for sale at reasonable prices, complete any acquisition, or successfully integrate any acquired product or business into our operations. We are likely to face competition for acquisition candidates from other parties including those that have substantially greater available resources. Acquisitions may involve a number of other risks, including:

•	diversion of management's attention;

•	disruption to our ongoing business;

•	failure to retain key acquired personnel;

•	difficulties in integrating acquired operations, technologies, products or personnel;

•	unanticipated expenses, events or circumstances;

•	assumption of disclosed and undisclosed liabilities; and

•	inappropriate valuation of the acquired in-process research and development, or the entire acquired business.

The operation and management of recent acquisitions, or any of our future acquisitions, may adversely affect our existing income and operations or we may not be able to effectively manage any growth resulting from these transactions. Our success will depend, in part, on the extent to which we are able to merge these functions, eliminate the unnecessary duplication of other functions and otherwise integrate these companies (and any additional businesses with which we may combine in the future) into a cohesive, efficient enterprise. This integration process may entail significant costs and delays. Our failure to integrate the operations of these companies successfully could adversely affect our business, financial condition, results of operations and prospects. To the extent that any acquisition results in additional goodwill, it will reduce our tangible net worth, which might adversely affect our business, financial condition, results of operations and prospects, as well as our credit capacity.

The extent to which the coronavirus ("COVID-19") outbreak and measures taken in response thereto impact our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted.

Global health concerns relating to the coronavirus outbreak have been weighing on the macroeconomic environment, and the outbreak has significantly increased economic uncertainty. Risks related to consumers and businesses lowering or changing spending, which impact domestic and international spend. The outbreak has resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and business shutdowns. These measures have not only negatively impacted consumer spending and business spending habits, they have also adversely impacted and may further impact our workforce and operations and the operations of our customers, suppliers and business partners. These measures may remain in place for a significant period of time and they are likely to continue to adversely affect our business, results of operations and financial condition.

The spread of the coronavirus has caused us to modify our business practices (including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers and business partners. There is no certainty that such measures will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities.

The extent to which the coronavirus outbreak impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the coronavirus outbreak has subsided, we may continue to experience materially adverse impacts to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

There are no comparable recent events which may provide guidance as to the effect of the spread of the coronavirus and a global pandemic, and, as a result, the ultimate impact of the coronavirus outbreak or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of the impacts on our business, our operations or the global economy as a whole. However, the effects could have a material impact on our results of operations, and we will continue to monitor the coronavirus situation closely.

Our cash and other sources of liquidity may not be sufficient to fund our operations beyond June 30, 2021. We may not be successful in raising additional capital necessary to meet expected increases in working capital needs. If we raise additional funding through sales of equity or equity-based securities, your shares will be diluted. If we need additional funding for operations and we are unable to raise it, we may be forced to liquidate assets and/or curtail or cease operations or seek bankruptcy protection or be subject to an involuntary bankruptcy petition.

Management has projected that cash on hand may not be sufficient to allow the Company to continue operations beyond June 30, 2021 if we are unable to raise additional funding for operations. We expect our working capital needs to increase in the future as we continue to expand and enhance our operations. Our ability to raise additional funds through equity or debt financings or other sources may depend on the financial success of our current business and successful implementation of our key strategic initiatives, financial, economic and market conditions and other factors, some of which are beyond our control. No assurance can be given that we will be successful in raising the required capital at reasonable cost and at the required times, or at all. Further equity financings may have a dilutive effect on shareholders and any debt financing, if available, may require restrictions to be placed on our future financing and operating activities. If we require additional capital and are unsuccessful in raising that capital, we may not be able to continue our business operations and advance our growth initiatives, which could adversely impact our business, financial condition and results of operations.

Significant changes from our current forecasts, including but not limited to: (i) failure to comply with the financial covenants in its debt facilities; (ii) shortfalls from projected sales levels; (iii) unexpected increases in product costs; (iv) increases in operating costs; (v) changes in the historical timing of collecting accounts receivable; and (vi) inability to maintain compliance with the requirements of Nasdaq and/or inability to maintain listing with Nasdaq could have a material adverse impact on our ability to access the level of funding necessary to continue our operations at current levels. If any of these events occurs or we are unable to generate sufficient cash from operations or financing sources, we may be forced to liquidate assets where possible and/or curtail, suspend or cease planned programs or operations generally or seek bankruptcy protection or be subject to an involuntary bankruptcy petition, any of, which would have a material adverse effect on our business, results of operations, financial position and liquidity.

If we raise additional funds by selling additional shares of our capital stock, or securities convertible into shares of our capital stock, the ownership interest of our existing shareholders will be diluted. The amount of dilution could be increased by the issuance of warrants or securities with other dilutive characteristics, such as anti-dilution clauses or price resets.

We urge you to review the additional information about our liquidity and capital resources in Operating and Financial Review and Prospects section of this registration statement. If our business ceases to continue as a going concern due to lack of available capital or otherwise, it could have a material adverse effect on our business, results of operations, financial position, and liquidity.

We have granted security interests over certain of our assets in connection with various debt arrangements.

We have granted security interests over certain of our assets in connection with our line of credit and debt arrangements, and we may grant additional security interests to secure future borrowings. If we are unable to satisfy our obligations under these arrangements, we could be forced to sell certain assets that secure these loans, which could have a material adverse effect on our ability to operate our business. In the event we are unable to maintain compliance with covenants set forth in these arrangements or if these arrangements are otherwise terminated for any reason, it could have a material adverse effect on our ability to access the level of funding necessary to continue operations at current levels. If any of these events occur, management may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these actions could materially harm our business, results of operations and future prospects.

A cybersecurity breach into our products when used by our customers could adversely affect our ability to conduct our business, harm our reputation, expose us to significant liability or otherwise damage our financial results.

A cybersecurity breach into a system we have sold to a customer could negatively affect our reputation as a trusted provider of storage, and data protection products by adversely impacting the market's perception of the security of our products and services. Many of our customers and partners store sensitive data on our products, and a cybersecurity breach related to our products could harm our reputation and potentially expose us to significant liability.

We also maintain sensitive data related to our employees, partners and customers, including intellectual property, proprietary business information and personally identifiable information on our own systems. We employ sophisticated security measures; however, we may face threats across our infrastructure including unauthorized access, security breaches and other system disruptions.

It is critical to our business that our employees', partners' and customers' sensitive information remains secure, and that our customers perceive that this information is secure. A cybersecurity breach could result in unauthorized access to, loss of, or unauthorized disclosure of such information. A cybersecurity breach could expose us to litigation, indemnity obligations, government investigations and other possible liabilities. Additionally, a cyber-attack, whether actual or perceived, could result in negative publicity which could harm our reputation and reduce our customers' confidence in the effectiveness of our solutions, which could materially and adversely affect our business and results of operations. A breach of our security systems could also expose us to increased costs including remediation costs, disruption of operations or increased cybersecurity protection costs that may have a material adverse effect on our business. Although we maintain technology errors and omissions liability insurance, our insurance may not cover potential claims of these types or may not be adequate to indemnify us for inability that may be imposed. Any imposition or liability or litigation costs that are not covered by insurance or in excess of our insurance coverage could harm our business.

We face a selling cycle of variable length to secure new purchase agreements for our products and services, and design wins may not result in purchase orders or new customer relationships.

We face a selling cycle of variable lengths to secure new purchase agreements. Even if we succeed in developing a relationship with a potential new customer and/or obtaining design wins, we may not be successful in securing new sales for our products or services, or new customers. In addition, we cannot accurately predict the timing of entering into purchase agreements with new customers due to the complex purchase decision processes of some large institutional customers, such as healthcare providers or school districts, which often involve high-level management or board approvals. Consequently, we have only a limited ability to predict the timing of specific new customer relationships.

We have a history of net losses. We may not achieve or maintain profitability.

We have limited non-recurring revenues derived from operations. Our near-term focus has been in actively developing reference accounts and building sales, marketing and support capabilities. HVE and UCX, which we acquired in January 2017, also have a history of net losses. We expect to continue to incur net losses and we may not achieve or maintain profitability. We may see continued losses during 2021 and as a result of these and other factors, we may not be able to achieve, sustain or increase profitability in the near future.

We are subject to many risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources, technology, and market acceptance issues. There is no assurance that we will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered considering our stage of operations.

Our plans for growth will place significant demands upon our resources. If we are unsuccessful in achieving our plan for growth, our business could be harmed.

We are actively pursuing a plan to market our products domestically and internationally. The plan will place significant demands upon managerial, financial, and human resources. Our ability to manage future growth will depend in large part upon several factors, including our ability to rapidly:

•	build or leverage, as applicable, a network of channel partners to create an expanding presence in the evolving marketplace for our products and services;

•	build or leverage, as applicable, a sales team to keep end-users and channel partners informed regarding the technical features, issues and key selling points of our products and services;

•	attract and retain qualified technical personnel in order to continue to develop reliable and flexible products and provide services that respond to evolving customer needs;

•	develop support capacity for end-users as sales increase, so that we can provide post-sales support without diverting resources from product development efforts; and

•

expand our internal management and financial controls significantly, so that we can maintain control over our operations and provide support to other functional areas as the number of personnel and size increases.

Our inability to achieve any of these objectives could harm our business, financial condition and results of operations.

Our market is competitive and dynamic. New competing products and services could be introduced at any time that could result in reduced profit margins and loss of market share.

The technology industry is very dynamic, with new technology and services being introduced by a range of players, from larger established companies to start-ups, on a frequent basis. Our competitors may announce new products, services, or enhancements that better meet the needs of end-users or changing industry standards. Further, new competitors or alliances among competitors could emerge. Increased competition may cause price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, the worldwide storage market is intensely competitive. A number of manufacturers of disk-based storage solutions compete for a limited number of customers. Barriers to entry are relatively low in these markets, and some of our competitors in this market have substantially greater financial and other resources, larger research and development staffs, and more experience and capabilities in manufacturing, marketing and distributing products. Ongoing pricing pressure could result in significant price erosion, reduced profit margins and loss of market share, any of which could have a material adverse effect on our business, results of operations, financial position and liquidity.

Our success depends on our ability to anticipate technological changes and develop new and enhanced products.

The markets for our products are characterized by rapidly changing technology, evolving industry standards and increasingly sophisticated customer requirements. The introduction of products embodying new technology and the emergence of new industry standards can negatively impact the marketability of our existing products and can exert price pressures on existing products. It is critical to our success that we are able to anticipate and react quickly to changes in technology or in industry standards and to successfully develop, introduce, manufacture and achieve market acceptance of new, enhanced and competitive products on a timely basis and cost-effective basis. We invest substantial resources towards continued innovation; however, there can be no assurance that we will successfully develop new products or enhance and improve our existing products, that new products and enhanced and improved existing products will achieve market acceptance or that the introduction of new products or enhanced existing products by others will not negatively impact us. Our inability to develop products that are competitive in technology and price and that meet end-user needs could have a material adverse effect on our business, financial condition or results of operations.

Development schedules for technology products are inherently uncertain. We may not meet our product development schedules, and development costs could exceed budgeted amounts. Our business, results of operations, financial position and liquidity may be materially and adversely affected if the products or product enhancements that we develop are delayed or not delivered due to developmental problems, quality issues or component shortage problems, or if our products or product enhancements do not achieve market acceptance or are unreliable. We or our competitors will continue to introduce products embodying new technologies, such as new sequential or random access mass storage devices. In addition, new industry standards may emerge. Such events could render our existing products obsolete or not marketable, which would have a material adverse effect on our business, results of operations, financial position and liquidity.

Our business is dependent on the continued market acceptance and usage of disk-based solutions. The impact of recent storage technology trends on our business is uncertain.

While information technology spending has fluctuated periodically due to technology transitions and changing economic and business environments, overall growth in demand for storage has continued. Recent technology trends, such as the emergence of hosted storage, software as a service and mobile data access are driving significant changes in storage architectures and solution requirements. The impact of these trends on overall long-term growth patterns is uncertain. Nevertheless, if the general level of industry growth, or if the growth of the specific markets in which we compete, were to decline, our business and results of operations could suffer.

Our management team continually reviews and evaluates our product portfolio, operating structure, and markets to assess the future viability of our existing products and market positions. We may determine that the infrastructure and expenses necessary to sustain an existing product offering are greater than the potential contribution margin that we would realize. As a result, we may determine that it is in our best interest to exit or divest one or more existing product offerings, which could result in costs incurred for exit or disposal activities and/or impairments of long-lived assets. Moreover, if we do not identify other opportunities to replace discontinued products or operations, our revenues would decline, which could lead to further net losses and adversely impact the market price of our common shares.

In addition, we could incur charges for excess and obsolete inventory. The value of our inventory may be adversely affected by factors that affect our ability to sell the products in our inventory. Such factors include changes in technology, introductions of new products by us or our competitors, the current or future economic downturns, or other actions by our competitors. If we do not effectively forecast and manage our inventory, we may need to write off inventory as excess or obsolete, which adversely affects cost of sales and gross profit. Our business has previously experienced, and we may in the future experience, reductions in sales of older generation products as customers delay or defer purchases in anticipation of new products that we or our competitors may introduce. We have established reserves for slow moving or obsolete inventory. These reserves, however, may prove to be inadequate, which would result in additional charges for excess or obsolete inventory.

Our products may contain defects in components or design, and our warranty reserves may not adequately cover our warranty obligations for these products.

Although we employ a testing and quality assurance program, our products may contain defects or errors, particularly when first introduced or as new versions are released. We may not discover such defects or errors until after a solution has been released to a customer and used by the customer and end-users. Defects and errors in our products could materially and adversely affect our reputation, result in significant costs, delay planned release dates and impair our ability to sell our products in the future. The costs incurred in correcting any solution defects or errors may be substantial and could adversely affect our operating margins. While we plan to continually test our products for defects and errors and work with end-users through our post-sales support services to identify and correct defects and errors, defects or errors in our products may be found in the future.

We have also established reserves for the estimated liability associated with product warranties. However, we could experience unforeseen circumstances where these or future reserves may not adequately cover our warranty obligations. For example, the failure or inadequate performance of product components that we purchase could increase our warranty obligations beyond these reserves.

The failure to attract, hire, retain and motivate key personnel could have a significant adverse impact on our operations.

Our success depends on the retention and maintenance of key personnel, including members of senior management and our technical, sales and marketing teams. Achieving this objective may be difficult due to many factors, including competition for such highly skilled personnel; fluctuations in global economic and industry conditions; changes in our management or leadership; competitors' hiring practices; and the effectiveness of our compensation programs. The loss of any of these key persons could have a material adverse effect on our business, financial condition or results of operations. As an example, in the first quarter of 2019, our financial controller, and certain other members of our finance team, resigned from employment to seek other opportunities, which has required us to retain finance consultants while we search for full-time replacements, and we cannot guarantee that we will be able to retain such consultants or find adequate replacements.

Our success is also dependent on our continuing ability to identify, hire, train, motivate and retain highly qualified management, technical, sales, marketing and finance personnel. Any such new hire may require a significant transition period prior to making a meaningful contribution. Competition for qualified employees is particularly intense in the technology industry, and we have in the past experienced difficulty recruiting qualified employees. Our failure to attract and to retain the necessary qualified personnel could seriously harm our operating results and financial condition. Competition for such personnel can be intense, and no assurance can be provided that we will be able to attract or retain highly qualified technical and managerial personnel in the future, which may have a material adverse effect on our future growth and profitability. We do not have key person insurance.

Our financial results may fluctuate substantially for many reasons, and past results should not be relied on as indications of future performance.

Our revenues and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, but not limited to:

•	varying size, timing and contractual terms of orders for our products, which may delay the recognition of revenue;

•

competitive conditions in the industry, including strategic initiatives by us or our competitors, new products or services, product or service announcements and changes in pricing policy by us or our competitors;

•	market acceptance of our products and services;

•	our ability to maintain existing relationships and to create new relationships with channel partners;

•	the discretionary nature of purchase and budget cycles of our customers and end-users;

•	the length and variability of the sales cycles for our products;

•

general weakening of the economy, from the pandemic or otherwise, resulting in a decrease in the overall demand for our products and services or otherwise affecting the capital investment levels of businesses with respect to our products or services;

•	timing of product development and new product initiatives;

•	changes in customer mix;

•	increases in the cost of, or limitations on, the availability of materials;

•	fluctuations in average selling prices;

•	changes in product mix; and

•	increases in costs and expenses associated with the introduction of new products.

Further, the markets that we serve are volatile and subject to market shifts that we may be unable to anticipate. A slowdown in the demand for workstations, mid-range computer systems, networks and servers could have a significant adverse effect on the demand for our products in any given period. In the past, we have experienced delays in the receipt of purchase orders and, on occasion, anticipated purchase orders have been rescheduled or have not materialized due to changes in customer requirements. Our customers may cancel or delay purchase orders for a variety of reasons, including, but not limited to, the rescheduling of new product introductions, changes in our customers' inventory practices or forecasted demand, general economic conditions affecting our customers' markets, changes in our pricing or the pricing of our competitors, new product announcements by us or others, quality or reliability problems related to our products, or selection of competitive products as alternate sources of supply.

Thus, there can be no assurance that we will be able to reach profitability on a quarterly or annual basis. We believe that our revenue and operating results will continue to fluctuate, and that period-to-period comparisons are not necessarily indications of future performance. Our revenue and operating results may fail to meet the expectations of public market analysts or investors, which could have a material adverse effect on the price of our common shares. In addition, portions of our expenses are fixed and difficult to reduce if our revenues do not meet our expectations. These fixed expenses magnify the adverse effect of any revenue shortfall.

Our plans for implementing our business strategy and achieving profitability are based upon the experience, judgment and assumptions of our key management personnel, and available information concerning the communications and technology industries. If management's assumptions prove to be incorrect, it could have a material adverse effect on our business, financial condition or results of operations.

We rely on indirect sales channels to market and sell our branded products. Therefore, the loss of, or deterioration in, our relationship with one or more of our distributors or resellers could negatively affect our operating results.

We have relationships with third party resellers, system integrators and enterprise application providers that facilitate our ability to sell and implement our products. These business relationships are important to extend the geographic reach and customer penetration of our sales force and ensure that our products are compatible with customer network infrastructures and with third party products.

We believe that our success depends, in part, on our ability to develop and maintain strategic relationships with resellers, independent software vendors, system integrators, and enterprise application providers. Should any of these third parties go out of business, or choose not to work with us, we may be forced to increase the development of those capabilities internally, incurring significant expense and adversely affecting operating margins. Any of these third parties may develop relationships with other companies, including those that develop and sell products that compete with ours. We could lose sales opportunities if we fail to work effectively with these parties or they choose not to work with us. Most of our distributors and resellers also carry competing product lines that they may promote over our products. A distributor or reseller might not continue to purchase our products or market them effectively, and each determines the type and amount of our products that it will purchase from us and the pricing of the products that it sells to end user customers. Further, the long-term success of any of our distributors or resellers is difficult to predict, and we have no purchase commitments or long-term orders from any of them to assure us of any baseline sales through these channels.

Therefore, the loss of, or deterioration in, our relationship with one or more of our distributors or resellers could negatively affect our operating results. Our operating results could also be adversely affected by a number of factors, including, but not limited to:

•	a change in competitive strategy that adversely affects a distributor's or reseller's willingness or ability to stock and distribute our products;

•	the reduction, delay or cancellation of orders or the return of a significant amount of our products;

•	the loss of one or more of our distributors or resellers; and

•	any financial difficulties of our distributors or resellers that result in their inability to pay amounts owed to us.

If our suppliers fail to meet our manufacturing needs, it would delay our production and our product shipments to customers and this could negatively affect our operations.

Some of our products have a large number of components and subassemblies produced by outside suppliers. We depend greatly on these suppliers for items that are essential to the manufacturing of our products, including disk drives and chassis. We work closely with our regional, national and international suppliers, which are carefully selected based on their ability to provide quality parts and components that meet both our technical specifications and volume requirements. For certain items, we qualify only a single source, which magnifies the risk of shortages and decreases our ability to negotiate with that supplier on the basis of price. From time to time, we have in the past been unable to obtain as many drives as have needed due to drive shortages or quality issues from certain of our suppliers. If these suppliers fail to meet our manufacturing needs, it would delay our production and our product shipments to customers and negatively affect our operations.

We are subject to laws, regulations and similar requirements, changes to which may adversely affect our business and operations.

We are subject to laws, regulations and similar requirements that affect our business and operations, including, but not limited to, the areas of commerce, intellectual property, income and other taxes, labor, environmental, health and safety, and our compliance in these areas may be costly. While we have implemented policies and procedures to comply with laws and regulations, there can be no assurance that our employees, contractors, suppliers or agents will not violate such laws and regulations or our policies. Any such violation or alleged violation could materially and adversely affect our business. Any changes or potential changes to laws, regulations or similar requirements, or our ability to respond to these changes, may significantly increase our costs to maintain compliance or result in our decision to limit our business or products, which could materially harm our business, results of operations and future prospects.

The Dodd-Frank Wall Street Reform and Consumer Protection Act includes provisions regarding certain minerals and metals, known as conflict minerals, mined from the Democratic Republic of Congo and adjoining countries. These provisions require companies to undertake due diligence procedures and report on the use of conflict minerals in its products, including products manufactured by third parties. Compliance with these provisions will cause us to incur costs to certify that our supply chain is conflict free and we may face difficulties if our suppliers are unwilling or unable to verify the source of their materials. Our ability to source these minerals and metals may also be adversely impacted. In addition, our customers may require that we provide them with a certification and our inability to do so may disqualify us as a supplier.

We have implemented cost reduction efforts; however, these efforts may need to be modified, and if we need to implement additional cost reduction efforts it could materially harm our business.

We have implemented certain cost reduction efforts. There can be no assurance that these cost reduction efforts will be successful. As a result, we may need to implement further cost reduction efforts across our operations, such as further reductions in the cost of our workforce and/or suspending or curtailing planned programs, either of which could materially harm our business, results of operations and future prospects.

Risks Related to Intellectual Property

Our ability to compete depends in part on our ability to protect our intellectual property rights.

Our success depends in part on our ability to protect our rights in our intellectual property. We rely on various intellectual property protections, including copyright, trade-mark and trade secret laws and contractual provisions, to preserve our intellectual property rights. We have filed a number of patent applications and have historically protected our intellectual property through trade secrets and copyrights. As our technology is evolving and rapidly changing, current intellectual property rights may not adequately protect us.

Intellectual property rights may not prevent competitors from developing products that are substantially equivalent or superior to our products. Competitors may independently develop similar products, duplicate our products or, if patents are issued to us, design around these patents. To the extent that we have or obtain patents, such patents may not afford meaningful protection for our technology and products. Others may challenge our patents and, as a result, our patents could be narrowed, invalidated or declared unenforceable. The patents that are material to our business began expiring in November 2015. In addition, our current or future patent applications may not result in the issuance of patents in the U.S. or foreign countries.

Although we believe we have a proprietary platform for our technologies and products, we may in the future become subject to claims for infringement of intellectual property rights owned by others. Further, to protect our own intellectual property rights, we may in the future bring claims for infringement against others.

Our commercial success depends, in part, upon not infringing intellectual property rights owned by others. Although we believe that we have a proprietary platform for our technologies and products, we cannot determine with certainty whether any existing third party patents or the issuance of any third party patents would require us to alter our technology, obtain licenses or cease certain activities. We may become subject to claims by third parties that our technology infringes their intellectual property rights. While we provide our customers with a qualified indemnity against the infringement of third party intellectual property rights, we may become subject to these claims either directly or through indemnities against these claims that we routinely provide to our end-users and channel partners.

Further, our customers may use our products in ways that may infringe the intellectual property rights of third parties and/or require a license from third parties. Although our customers are contractually obligated to use our products only in a manner that does not infringe third party intellectual property rights, we cannot guarantee that such third parties will not seek remedies against us for providing products that may enable our customers to infringe the intellectual property rights of others.

In addition, we may receive in the future, claims from third parties asserting infringement, claims based on indemnities provided by us, and other related claims. Litigation may be necessary to determine the scope, enforceability and validity of third party proprietary or other rights, or to establish our proprietary or other rights. Furthermore, despite precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. Policing unauthorized use of intellectual property is difficult, and some foreign laws do not protect proprietary rights to the same extent as the laws of Canada or the U.S. To protect our intellectual property, we may become involved in litigation. In addition, other companies may initiate similar proceedings against us. The patent position of information technology firms is highly uncertain, involves complex legal and factual questions, and continues to be the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under information technology patents.

Some of our competitors have, or are affiliated with companies having, substantially greater resources than us and these competitors may be able to sustain the costs of complex intellectual property litigation to a greater degree and for a longer period of time than us. Regardless of their merit, any such claims could:

•

divert the attention of our management, cause significant delays, materially disrupt the conduct of our business or materially adversely affect our revenue, financial condition and results of operations;

•	be time consuming to evaluate and defend;

•	result in costly litigation and substantial expenses;

•	cause product shipment delays or stoppages;

•	subject us to significant liabilities;

•	require us to enter into costly royalty or licensing agreements;

•	require us to modify or stop using the infringing technology; or

•	result in costs or other consequences that have a material adverse effect on our business, results of operations and financial condition.

Risks Related to our Public Company Status, our Common Shares and this Offering

Sales of common shares issuable upon exercise of outstanding warrants, the conversion of outstanding preferred shares, or the effectiveness of our registration statement may cause the market price of our common shares to decline. Currently outstanding preferred shares could adversely affect the rights of the holders of common shares.

As of May 7, 2021, we have 6,843,778 Series B Preferred Shares, 14,000 Series D Preferred Shares and 1,650 Series E Preferred Shares outstanding. The conversion of the outstanding Series B, D and E Preferred Shares will result in substantial dilution to our common shareholders. Pursuant to our articles of amalgamation, our Board of Directors has the authority to fix and determine the voting rights, rights of redemption and other rights and preferences of preferred shares.

Pursuant to the articles of amendment governing the rights and preferences of outstanding shares of Series B Preferred Shares, each preferred share (i) is convertible into our common shares, at a conversion rate equal to $1.00 per share, plus accrued and unpaid dividends, divided by an amount equal to 0.85 multiplied by a 15-day volume weighted average price per common share prior to the date the conversion notice is provided, subject to a conversion price floor of $0.80, (ii) is entitled to fixed, preferential, cumulative cash dividends at the rate of 8% of the Series B Preferred Shares subscription price per year, and (iii) carries a liquidation preference equal to the subscription price per Series B Preferred Share plus any accrued and unpaid dividends. In addition, pursuant to the terms of a waiver agreement entered into by FBC Holdings and the Company on April 8, 2021, FBC Holdings has irrevocably and unconditionally waived its ability, upon providing the Company with at least 61 days' prior written notice, to increase or decrease the Maximum Percentage from the 9.99% threshold provided for in the Company's articles of amendment governing the rights and preferences of outstanding shares of Series B Preferred Shares unless FBC Holdings obtains the Company's prior written consent.

Pursuant to the articles of amendment governing the rights and preferences of outstanding shares of Series D Preferred Shares, each preferred share is convertible at the option of the holder thereof, into that number of common shares determined by dividing the Stated Value of such share of Series D Preferred Shares (which is $0.65) by the conversion price. The initial conversion price, which is also $0.65, shall be adjusted in the event that we (i) pay a stock dividend or otherwise make a distribution or distributions payable in common shares, (ii) subdivide outstanding common shares into a larger number of shares, (iii) combine (including by way of a reverse stock split) outstanding common shares into a small number of shares, or (iv) issue, in the event of a reclassification of common shares, any capital shares. Each shareholder of the Series D Preferred Shares, may, at any time, convert all or any part of the Series D Preferred Shares provided that after such conversion the common shares issuable, together with all the common shares held by the shareholder in the aggregate would not exceed 4.99% of the total number of outstanding common shares of the Company. This amount may be increased to 9.99% with 61 days' notice to the Company. During the fiscal year 2020, the Company converted 785,000 Series D Preferred Shares and issued 785,000 common shares of the Company In the first quarter of 2021, the Company converted 895,000 Series D Preferred Shares and issued 895,000 common shares of the Company.

Pursuant to the articles of amendment governing the rights and preferences of outstanding shares of Series E preferred shares, each preferred share is convertible at the option of the holder thereof. The shareholder of the Series E Preferred Shares, may, at any time, convert all or any Series E Preferred Shares provided that the common shares issuable upon such conversion, together with all other common shares of the Company held by the shareholder in the aggregate, would not cause such shareholder's ownership of the Company's common shares to exceed 4.99% of the total number of outstanding common shares of the Company. This amount may be increased to 9.99% with 61 days' notice to the Company. Each Series E Preferred Share has a stated value of $1,000 and is convertible into the Company's common shares at a conversion price equal to the lower of (i) 70% of the average of the three lowest volume-weighted average prices of our common shares during the ten trading days immediately preceding, but not including the conversion date and (ii) $2.00; however, in no event shall the conversion price be less than $1.00 per share. The Series E Preferred Shares are non-voting and pay dividends at a rate of 8.0% per annum, payable quarterly. In 2021, the Company converted 1,350 Series E Preferred Shares and issued 957,418 common shares of the Company.

Additionally, as of Mat 7, 2021 we have warrants outstanding for the purchase of up to 2,042,564 common shares having a weighted-average exercise price of $2.64 per share. The sale of our common shares upon exercise of our outstanding warrants, the conversion of the preferred shares into common shares, or the sale of a significant amount of the common shares issued or issuable upon exercise of the warrants in the open market, or the perception that these sales may occur, could cause the market price of our common shares to decline or become highly volatile.

We have broad discretion to use the net proceeds from this offering and our investment of these proceeds pending any such use may not yield a favorable return, including our intention to sponsor special purpose acquisition companies.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering, as described below in "Use of Proceeds," and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value of our common shares.

If the SPAC that we sponsor does not complete an initial business combination, our entire investment may be lost (other than with respect to public shares we may acquire in the SPAC).

We intend to have a wholly-owned subsidiary sponsor special purposes acquisition companies.  As part of such sponsorship, we would purchase certain founder shares of such SPAC.  The founder shares, and any additional securities we purchase in the SPAC, will be worthless if we do not complete an initial business combination. The personal and financial interests of our officers and directors may influence their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The public offering price of our common shares is substantially higher than the net tangible book value per common share as of December 31, 2020, before giving effect to this offering. At an assumed public offering price of $1.60 per share (which was the last reported sale price on May 7, 2021), and after deducting estimated offering expenses and estimated sales agent commissions payable by us, our as adjusted net tangible book value per share after giving effect to the sale of common shares in the aggregate amount of $8,000,000 at the assumed offering price would be $0.65. Accordingly, purchasers of common shares in this offering will incur immediate and substantial dilution of approximately $0.95 per share, representing the difference between the as adjusted book value per share of our securities after the offering and the book value per share of our securities prior to the offering as of December 31, 2020. If the price at which the common shares are sold in this offering increases, the dilution experienced by such purchasers will increase proportionately.

The sale of our common shares to Oasis Capital may cause substantial dilution to our existing stockholders and the sale of the shares of common shares acquired by Oasis Capital could cause the price of our common shares to decline.

We have previously registered for sale 6,962,026 common shares that we may sell to Oasis Capital under the Equity Purchase Agreement. It is anticipated that these shares will be sold over a period of up to approximately 36 months from July 6, 2020. The number of shares ultimately offered for sale by Oasis Capital is dependent upon the number of shares we elect to sell to Oasis Capital under the Equity Purchase Agreement. Sales by Oasis Capital of shares acquired pursuant to the Equity Purchase Agreement may result in dilution to the interests of other holders of our common shares.

The sale of a substantial number of common shares by Oasis Capital, or anticipation of such sales, could cause the trading price of our common shares to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. Following the issuance of common shares under the Equity Line, Oasis Capital may offer and resell the shares at a price and time determined by them. This may cause the market price of our common shares to decline, and the timing of sales and the price at which the shares are sold by Oasis Capital could have an adverse effect upon the public market for our common shares.

There is an increased potential for short sales of our common shares due to the sale of shares pursuant to the Equity Purchase Agreement, which could materially affect the market price of our common shares.

Downward pressure on the market price of our common shares that likely will result from resales of the common shares issued pursuant to the Equity Purchase Agreement could encourage short sales of common shares by market participants. Generally, short selling means selling a security not owned by the seller. The seller is committed to eventually purchase the security previously sold. Short sales are used to capitalize on an expected decline in the security's price - typically, investors who sell short believe that the price of the stock will fall, and anticipate selling at a price higher than the price at which they will buy the stock. Significant amounts of such short selling could place further downward pressure on the market price of our common shares.

We may not be able to access sufficient funds under the Equity Purchase Agreement with Oasis Capital when needed.

Our ability to sell shares to Oasis Capital and obtain funds under the Equity Purchase Agreement is limited by the terms and conditions in the Equity Purchase Agreement, including restrictions on when we may sell shares to Oasis Capital, restrictions on the amounts we may sell to Oasis Capital at any one time, and a limitation on our ability to sell shares to Oasis Capital to the extent that it would cause Oasis Capital to beneficially own more than 9.99% of our outstanding common shares. In addition, any amounts we sell under the Equity Purchase Agreement may not satisfy all of our funding needs.

The extent we rely on Oasis Capital as a source of funding will depend on a number of factors including, the prevailing market price and trading volume of our common shares and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Oasis Capital were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. We may need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

The market price of our common shares is volatile.

The market price for common shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	volatility in the market prices and trading volumes of technology stocks;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	future capital raising activities;

•	failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow us, or our failure to meet these estimates or the expectations of investors;

•	the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;

•	market acceptance of our products and technologies;

•	announcements by us or our competitors of new products or services;

•	the public's reaction to our press releases, other public announcements and filings with the SEC and the applicable Canadian securities regulatory authorities;

•	rumors and market speculation involving us or other companies in our industry;

•	actual or anticipated changes in our operating results or fluctuations in our operating results;

•	actual or anticipated developments in our business, our competitors' businesses or the competitive landscape generally;

•	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	announced or completed acquisitions of businesses or technologies by us or our competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to us and our business;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	any significant change in our executive officers and other key personnel or Board of Directors;

•	general economic conditions and slow or negative growth of our markets;

•	release of transfer restrictions on certain outstanding common shares; and

•	news reports relating to trends, concerns or competitive developments, regulatory changes and other related issues in our industry or target markets.

Financial markets may experience price and volume fluctuations that affect the market prices of equity securities of companies and that are unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the common shares may decline even if our operating results, underlying asset values or prospects have not changed. As well, certain institutional investors may base their investment decisions on consideration of our governance and social practices and performance against such institutions' respective investment guidelines and criteria, and failure to meet such criteria may result in a limited or no investment in our common shares by those institutions, which could adversely affect the trading price of our common shares. There can be no assurance that fluctuations in price and volume will not occur due to these and other factors.

In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be a target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention from day-to-day operations and consume resources, such as cash. In addition, the resolution of those matters may require us to issue additional common shares, which could potentially result in dilution to our existing shareholders. Expenses incurred in connection with these matters (which include fees of lawyers and other professional advisors and potential obligations to indemnify officers and directors who may be parties to such actions) could adversely affect our cash position.

As a company incorporated in Canada, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards, and these practices may afford less protection to shareholders than shareholders would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

As a Canadian exempted company listed on the Nasdaq Stock Market, we are subject to the Nasdaq corporate governance listing standards. However, the Nasdaq corporate governance listing standards permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in Canada, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. We currently follow our home country practice that (i) does not require us to hold an annual meeting of shareholders no later than one year after the end of its fiscal year, (ii) does not require us to seek shareholder approval for amending our share incentive plans and (iii) allows us to provide in our by-laws that a quorum for the transaction of business at any meeting of our shareholders is two persons present in person or by proxy and holding or representing in the aggregate not less than 25% of our outstanding shares entitled to vote at such meeting. As a result, our investors may not be provided with the benefits of certain corporate governance requirements of Nasdaq.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of U.S. securities rules and regulations that are applicable to U.S. domestic issuers, including:

• the rules under the Exchange Act requiring the filing of annual reports on Form 10-K, quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

• the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

• Regulation FD and the Section 16 short swing profit rules; and

• certain restrictions on offers and sales of securities outside the United States, including in Canada

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq Stock Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K.

However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, our shareholders may not be afforded the same protections or information as would be made available to our shareholders if they were investing in a U.S. domestic issuer.

We could lose our "foreign private issuer" status in the future, which could result in significant additional costs and expenses to us.

In order to maintain our current status as a "foreign private issuer" (as defined in Rule 405 under the United States Securities Act of 1933), where more than 50% of our outstanding voting securities are directly or indirectly owned by residents of the United States, we must not have any of the following: (i) a majority of our executive officers or directors being U.S. citizens or residents, (ii) more than 50% of our assets being located in the United States, or (iii) our business being principally administered in the United States. If we were to lose our foreign private issuer status:

• we would no longer be exempt from certain of the provisions of U.S. securities laws, such as Regulation FD and the Section 16 short swing profit rules;

• we would be required to commence reporting on forms required of U.S. companies, such as Forms l0-K, 10-Q and 8-K, rather than the forms currently available to us, such as Forms 20-F and 6-K;

• we would be subject to the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

• we would be subject to additional restrictions on offers and sales of securities outside the United States, including in Canada;

• we might lose the ability to rely upon exemptions from the NASDAQ corporate governance requirements that are available to foreign private issuers; and

• if we engage in capital raising activities after losing our foreign private issuer status, there is a higher likelihood that investors may require the Company to file resale registration statements with the Securities and Exchange Commission ("SEC") as a condition to any such financing.

We must comply with the public company financial reporting requirements, as well as other requirements associated with being listed on Nasdaq.

We are subject to reporting and other obligations under applicable Canadian securities laws, SEC rules and the rules of Nasdaq. These reporting and other obligations, including National Instrument 52-102 - Continuous Disclosure Obligations and National Instrument 52-109 - Certification of Disclosure in Issuers' Annual and Interim Filings, place significant demands on our management, administrative, operational and accounting resources. Moreover, any failure to maintain effective internal controls could cause us to fail to meet our reporting obligations or result in material misstatements in our consolidated financial statements. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results could be materially harmed, which could also cause investors to lose confidence in our reported financial information, which could result in a lower trading price of our common shares.

Management does not expect that our disclosure controls and procedures and internal controls over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and implemented, can provide only reasonable, not absolute, assurance that its objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues within a company are detected. The inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple errors or mistakes. Controls can also be circumvented by individual acts of some persons, by collusion of two or more people or by management override of the controls. Due to the inherent limitations in a cost-effective control system, misstatements due to error, or fraud may occur and not be detected.

We may be treated as a Passive Foreign Investment Company.

There is also an ongoing risk that we may be treated as a Passive Foreign Investment Company ("PFIC"), for U.S. federal income tax purposes. A non-U.S. corporation generally will be considered to be a PFIC for any taxable year in which 75% or more of its gross income is passive income, or 50% or more of the average value of its assets are considered "passive assets" (generally, assets that generate passive income). This determination is highly factual, and will depend upon, among other things, our market valuation and future financial performance. Based on current business plans and financial expectations, we expect that we will not be a PFIC for our tax years ended December 31, 2020 and 2019, as well as current business plans and financial expectations, Sphere 3D expects that it will not be a PFIC for our current tax year ending December 31, 2021 and for the foreseeable future. If we were to be classified as a PFIC for any future taxable year, holders of our common shares who are U.S. taxpayers would be subject to adverse U.S. federal income tax consequences.

Certain of our directors, officers and management could be in a position of conflict of interest.

Certain of our directors, officers and members of management may also serve as directors and/or officers of other companies. We may contract with such directors, officers, members of management and such other companies or with affiliated parties or other companies in which such directors, officers or members of management own or control. These persons may obtain compensation and other benefits in transactions relating to us. Consequently, there exists the possibility for such directors, officers and members of management to be in a position of conflict. Any decision made by any of such directors, officers and members of management involving us are being made in accordance with their duties and obligations to deal fairly and in good faith with a view to our best interests.

Future sales of common shares by directors, officers and other shareholders could adversely affect the prevailing market price for common shares.

Subject to compliance with applicable securities laws, officers, directors and other shareholders and their respective affiliates may sell some or all of their common shares in the future. No prediction can be made as to the effect, if any, such future sales will have on the market price of the common shares prevailing from time to time. However, the future sale of a substantial number of common shares by our officers, directors and other shareholders and their respective affiliates, or the perception that such sales could occur, could adversely affect prevailing market prices for the common shares.

We may issue an unlimited number of common shares. Future sales of common shares will dilute your shares.

Our articles of amalgamation permit the issuance of an unlimited number of common shares, and shareholders will have no pre-emptive rights in connection with such further issuances. Our directors have the discretion to determine the price and the terms of issue of further issuances of common shares in accordance with applicable laws.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

After deducting the underwriting discounts and commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $      from this offering (or approximately $      if the underwriter's option to purchase additional shares is exercised in full), based on the assumed public offering price of $1.60 per common share (the last reported sale price of our common stock on Nasdaq on May 7, 2021). We intend to use these net proceeds for working capital, general corporate purposes and to sponsor special purpose acquisition companies ("SPACs").  The purpose of the first such SPAC is intended to be to address the lack of capital resources for minority owned businesses.  Shawn D. Rochester, a former corporate development and strategy executive and economic equity advocate, is expected to serve as CEO of that SPAC.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2020:

•	on an actual basis;

•

on a pro forma, as adjusted basis to give effect to the issuance and sale of 5,000,000 common shares, based on an assumed offering price of $1.60 per common share (the last reported sale price of our common stock on Nasdaq on May 7, 2021), after deducting the estimated offering expenses payable by us;

The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with "Operating and Financial Review and Prospects" and our audited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Actual	Pro Forma
Cash and cash equivalents	$461,000	$7,794,428

Stockholders' equity:
Series B preferred shares: no par value; unlimited shares authorized; 6,843,778 shares issued and outstanding at December 31, 2020	6,843,778	6,843,778
Series C preferred shares: no par value; unlimited share authorized; 1,600,000 shares issued and outstanding at December 31, 2020	1,600,000	1,600,000
Series D preferred shares: no par value; unlimited shares authorized; 909,000 shares issued and outstanding at December 31, 2020	590,261	590,261
Series E preferred shares: no par value; unlimited shares authorized; 3,000 shares issued and outstanding at December 31, 2020	2,735,000	2,735,000
Common Shares: no par value; unlimited shares authorized; 7,867,186 shares issued and outstanding at December 31, 2020	192,406,000	199,739,361
Accumulated deficit	(197,375,000)	(197,375,000)
Total stockholders' equity	5,009,000	12,342,428

A $1.00 increase or decrease in the assumed public offering price per share would increase or decrease our pro forma cash, additional paid-in capital, total stockholders' equity (deficit) and total capitalization by approximately $4,650,000 assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

The above discussion and table are based on 7,867,186 common shares outstanding as of December 31, 2020 and excludes, as of such date, the following:

•	101,175 shares underlying stock options with an average weighted price of $8.94;

•	9,355,778 shares underlying outstanding shares of our preferred shares;

•	2,786,534 shares underlying outstanding warrants with an average weighted exercise price of $2.14; and

•	51,500 common shares reserved for issuance under our equity incentive plans.

  To the extent that we grant additional options or other awards under our stock incentive plan or issue additional warrants, or we issue additional Ordinary Shares in the future, there may be further dilution.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Market for Common Shares

Our common shares are traded on the Nasdaq Capital Market under the symbol "ANY." The last reported sale price of our common shares on May 7, 2021 on the Nasdaq Capital Market was $1.60 per share.

Holders

As of May 7, 2021, there were 32 holders of record of our common shares. We believe that additional beneficial owners of our common shares hold shares in street name.

Dividend Policy

We have never paid or declared any dividend on our common shares and we do not anticipate paying cash dividends in the foreseeable future.

Dilution

If you invest in our securities, your investment will be diluted immediately to the extent of the difference between the public offering price per common share you pay in this offering, and the pro forma net tangible book value per common shares immediately after this offering.

Net tangible book value (deficit) represents the amount of our total tangible assets reduced by our total liabilities. Tangible assets equal our total assets less intangible assets. Pro forma net tangible book value per share represents our pro forma net tangible book value divided by the number of common shares outstanding. As of December 31, 2020, our actual net tangible value was $1,016,000 and our net tangible book per share was $0.13.

After giving effect to the sale of 5,000,000 common shares at the assumed public offering price of $1.60 per share (the last reported sale price of our common shares on Nasdaq on May 7, 2021), and after deducting the underwriting discount and commission and estimated offering expenses, our pro forma net tangible book value as of December 31, 2020 would have been $8,349,361, or $0.65 per share. This represents an immediate increase in pro forma net tangible book value of $0.52 per share to existing stockholders and immediate dilution of $0.95 per share, or 59.4%, to new investors purchasing shares in the offering.

The following table illustrates this per share dilution:

	As of December 31, 2020	Pro Forma(1)
Assumed public offering price per share	$1.43	$1.60
Net tangible book value per share as of December 31, 2020	$0.13	$-
Increase in pro forma net tangible book value per share attributable to new investors	-	$0.52
Pro forma net tangible book value per share after giving effect to this offering		$0.65
Dilution in net tangible book value per share to new investors		$0.95

(1) Calculated on a pro forma basis, giving effect to the sale of 5,000,000 common shares at the assumed public offering price of $1.60 per share and after deducting the underwriting discount and commission and estimated offering expenses.

If the underwriter's overallotment option is exercised, our adjusted pro forma net tangible book value following the offering will be $0.70 per share, and the dilution to new investors in the offering will be $0.90 per share, or 56.6%.

A $1.00 increase or decrease in the assumed public offering price per share would increase or decrease our pro forma as adjusted net tangible book value after this offering by approximately $4,650,000, and dilution per share to new investors by approximately $1.59 per share, or 61.1% for an increase of $1.00, or $0.31 per share, or 52.1% for a decrease of $1.00, after deducting the underwriting discount and estimated offering expenses payable by us.

SELECTED FINANCIAL DATA

Not applicable.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Operating Results

The following table sets forth certain financial data as a percentage of net revenue:

	Year Ended December 31,
	2020	2019
Revenue	100.0%	100.0%
Cost of revenue	53.6	66.8
Gross profit	46.4	33.2
Operating expenses:
Sales and marketing	25.9	32.8
Research and development	24.8	36.8
General and administrative	112.9	70.4
Impairment of acquired intangible assets	5.9	1.3
	169.5	141.3
Loss from operations	(123.1)	(108.1)
Interest expense	(15.0)	(6.3)
Other income, net	18.9	37.6
Net loss before income taxes	(119.2)	(76.8)
Provision for income taxes	0.1	-
Net loss	(119.3)%	(76.8)%

A summary of the sales mix by product follows (in thousands):

	Year Ended December 31,
	2020	2019	Change
Disk systems	$2,347	$3,086	(23.9)%
Service	2,501	2,493	0.3%
Total	$4,848	$5,579	(13.1)%

We divide our worldwide sales into three geographical regions: Americas; APAC, consisting of Asia Pacific countries; and EMEA consisting of Europe, the Middle East and Africa.

The following table summarizes net revenue by geographic area (in thousands):

	Year Ended December 31,
	2020	2019	Change
Americas	$4,844	$5,023	(3.6)%
APAC	-	356	(100.0)%
EMEA	4	200	(98.0)%
Total	$4,848	$5,579	(13.1)%

Results of Operations - Comparison of Years Ended December 31, 2020 and 2019

Revenue

We had revenue of $4.8 million during 2020 compared to $5.6 million during 2019. The $0.8 million decrease in net revenue is primarily a result of a decrease in product revenue of which $1.5 million was due to a decline in sales units for disk systems from our Snap product line, a $0.4 million decline in sales units for the HVE product line, offset by an increase of $1.2 million in virtualization technology. Overall, the decrease in revenue was primarily due to our limited liquidity which delayed shipments.

Gross Profit

Gross profit and margin were as follows (in thousands, unless otherwise noted):

	Year Ended December 31,
	2020	2019	Change
Gross profit	$2,249	$1,854	21.3%
Gross margin	46.4%	33.2%	13.2%

In 2020, the Company's gross profit for product and margins increased due to the completion of the transition of its divestiture of Overland.

Operating Expenses

Sales and Marketing Expense

Sales and marketing expenses were $1.3 million and $1.8 million for the years ended December 31, 2020 and 2019, respectively. The decrease of $0.5 million was primarily due to a decrease of $0.4 million in employee and related expenses associated with a lower average headcount and a $0.2 million decrease in share-based compensation, offset by a $1.0 million increase in advertising expense.

Research and Development Expense

Research and development expenses were $1.2 million and $2.1 million for the years ended December 31, 2020 and 2019, respectively. The decrease of $0.9 million was primarily due to a decrease of $0.7 million in employee and related expenses associated with a lower average headcount and a $0.1 million decrease in outside contractors.

General and Administrative Expense

General and administrative expenses were $5.5 million and $3.9 million for the years ended December 31, 2020 and 2019, respectively. The increase of $1.6 million was primarily due to an increase of $2.0 million in outside contractor fees related to business advisory services and an increase of $0.2 million in legal and transaction costs primarily related to the Rainmaker transaction; offset by a decrease of $0.3 million in share-based compensation, a decrease of $0.2 million in provision for losses on accounts receivable, and a $0.1 million decrease in employee and related expenses.

Impairment of Acquired Intangible Assets

Impairment of acquired intangible assets were $286,000 and $70,000 for the years ended December 31, 2020 and 2019, respectively.

In 2020, primarily as a result of the Company's change in revenue projection for its Snap product line, it was determined the carrying value of finite-lived intangible assets exceeded its estimated fair value. In measuring fair value, the Company used an excess of earnings approach. The Company compared the indicated fair value to the carrying value of its finite-lived assets, and as a result of the analysis, an impairment charge of $206,000 was recorded to developed technology for the year ended December 31, 2020.

In 2020 and 2019, primarily as a result of the Company's change in revenue projection for its Snap product line, it was determined the carrying value of indefinite-lived intangible assets exceeded its estimated fair value. In measuring fair value, the Company used a relief-from-royalty approach. The Company compared the indicated fair value to the carrying value of its indefinite-lived assets, and as a result of the analysis, an impairment charge of $80,000 and $70,000 was recorded to indefinite-lived trade names for the years ended December 31, 2020 and 2019, respectively.

Non-Operating Expenses

Interest Expense

Interest expense was $0.7 million and $0.4 million for the years ended December 31, 2020 and 2019, respectively. The increase of $0.3 million was primarily related to amortization of debt costs incurred in 2020.

Other Income, Net.

Other income, net, in 2020 and 2019 was $0.9 million and $2.1 million, respectively. In 2020, the Company entered into agreements with two legal firms to extinguish certain accrued legal fees. The Company wrote off $0.8 million and recorded a gain on forgiveness of liabilities. In 2019, the Company entered into agreements with certain executives of the Company and the Company's Board of Directors to extinguish certain accrued liabilities. The Company wrote off $1.7 million of outstanding liabilities and recorded a gain on forgiveness of liabilities. In addition, there was $0.6 million of payables written off, offset by $0.2 million for revaluation of subscription agreements.

Liquidity and Capital Resources

We have recurring losses from operations and a net working capital deficiency. Our primary source of cash flow is generated from sales of our disk automation systems. We have financed our operations through proceeds from private of equity securities and with borrowings under our line of credit. At December 31, 2020, we had cash from continuing operations of $0.5 million compared to cash of $0.1 million at December 31, 2019. As of December 31, 2020, we had a working capital deficit of $3.7 million, reflecting an increase in current assets of $0.1 million and a decrease in current liabilities of $0.8 million compared to December 31, 2019. The decrease in current liabilities was primarily related to a $3.6 million decrease in accounts payable and accrued liabilities related to the restructuring of incurred legal expenses converted into a $1.1 million note payable and forgiveness of $0.8 million. The remaining decrease was primarily related to a decrease in deferred revenue. Cash management and preservation continue to be a top priority. We expect to incur negative operating cash flows as we work to increase our sales volume and maintain operational efficiencies.

On February 3, 2021, the Company received loan proceeds in the amount of $447,400 (the "PPP Funds") and entered into a loan agreement with Citizens National Bank of Texas pursuant to the CARES Act. The CARES Act was established in order to enable small businesses to pay employees during the economic slowdown caused by COVID-19 by providing forgivable loans to qualifying businesses for up to 2.5 times their average monthly payroll costs. The amount borrowed by the Company under the CARES Act is eligible to be forgiven provided that (a) the Company uses the PPP Funds during the eight to twenty-four week period after receipt thereof, and (b) the PPP Funds are only used to cover payroll costs (including benefits), and other allowed expenses. The amount of loan forgiveness will be reduced if, among other reasons, the Company does not maintain staffing or payroll levels. Principal and interest payments on any unforgiven portion of the PPP Loan will be deferred for 16 months and will accrue interest at a fixed annual rate of 1.0% and carry a five year maturity date.

On September 14, 2020, the Company entered into a Securities Purchase Agreement ("Westworld SPA") with Westworld Financial Capital, LLC ("Westworld"), relating to the issuance and sale to the investor of 3,000 shares of the Company's subsequently established Series E Preferred Shares in a private placement transaction, for gross proceeds of $3.0 million. On September 23, 2020, the Company entered into an amendment to the Westworld SPA. Under the amendment, Westworld and the Company agreed that to the extent the investor converts any Series E Preferred Shares into common shares, such common shares shall be prohibited from being voted with respect to any proposal related to the transactions contemplated by the Westworld SPA, including any proposal seeking to obtain shareholder approval of the transactions contemplated by the Westworld SPA in accordance with Nasdaq rules. The Company paid Torrington a business advisory fee of $240,000 related to this transaction.

On March 9, 2021, the Company and Westworld entered into an Amendment to the Westworld SPA and on March 23, 2021 the Company issued 250,000 common shares of the Company to Westworld for failure to file a timely registration statement required under the Westworld SPA. In addition, in 2021, the Company converted 1,350 Series E Preferred Shares and issued 957,418 common shares of the Company.

On September 14, 2020, the Company entered into a Senior Secured Convertible Promissory Note with Rainmaker (the "Rainmaker Note"), pursuant to which the Company loaned Rainmaker the principal amount of $3.1 million comprised of: (a) a new advance of $1.85 million paid to Rainmaker on October 1, 2020, (b) the principal and any interest owing under existing promissory notes issued by Rainmaker to two investors on April 2, 2020 in the aggregate amount of $1.1 million, which indebtedness was assigned to the Company on May 4, 2020 (the "Assigned Notes"), and (c) a promissory note receivable in the amount of $150,000 issued to the Company on August 4, 2020 (the "Original Note"). The Assigned Notes and the Original Note are included in the principal amount of the Rainmaker Note and therefore, the Assigned Notes and the Original Notes are deemed cancelled. The Rainmaker Note shall be secured as a registered lien under the Uniform Commercial Code and the Personal Property Security Act (Ontario) against the assets of Rainmaker and bear interest at the rate of 10% per annum. The principal and interest accrue monthly and are due and payable in full to the Company on September 14, 2023.

On July 28, 2020, the Company entered into a Securities Purchase Agreement with Oasis Capital pursuant to which the Company received $500,000 and issued to Oasis (i) an 8.0% original issue discount promissory note payable, with a six month term and aggregate principal amount of $615,000, and (ii) 90,000 common shares of the Company at $3.37 per share. A business advisor earned a fee of $40,000 for facilitating the transaction.

On March 10, 2021, the Company and Oasis Capital entered into an Exchange Agreement under which Oasis Capital surrendered the Oasis promissory note dated July 28, 2020 in exchange for a new convertible promissory note issued to Oasis Capital with (i) a principal amount of $796,159, (ii) interest rate of 8.0% per annum, (iii) a 12 month maturity date, and (iv) convertible into common shares of the Company (the "Conversion Shares"). The conversion price is 90% of the lowest volume weighted average price of the Company's common shares during the 10 consecutive trading day period ending and including the trading day immediately preceding the delivery of the notice of conversion. On April 15, 2021, the Company converted $708,902 of convertible debt and issued 394,545 Conversion Shares.

On May 15, 2020, the Company entered into an equity purchase agreement and registration rights agreement with Oasis Capital, to purchase from the Company up to $11.0 million common shares of the Company. Under the purchase agreement, the Company has the right to sell up to $11.0 million of its common shares to Oasis Capital over a 36-month period, upon satisfaction of the conditions in the Agreement, including the effectiveness of a resale registration statement filed on Form S-1. On May 20, 2020, the Company filed a registration statement on Form S-1, as subsequently amended on June 25, 2020, relating to the sale by certain selling stockholders, including Oasis Capital, of our common shares. The Company will control the timing and amount of any sales to Oasis Capital, and Oasis Capital is obligated to make purchases in accordance with the purchase agreement, upon certain terms and conditions being met. The purchase agreement, which contains a floor price of $1.58 per common share, allows the Company to fund its needs in a more expedient and cost-effective manner, on the pricing terms set forth in the purchase agreement. The equity line is designed to provide capital to the company as it is required. During the year ended December 31, 2020, the Company issued 200,000 common shares to Oasis Capital for gross proceeds of $389,000 under the terms and conditions of the equity purchase agreement. Subsequent to December 31, 2020, the Company has issued 630,000 common shares to Oasis Capital for gross proceeds of $1,344,086 under the terms and conditions of the Oasis Capital equity purchase agreement.

On April 9, 2020, the Company received PPP Funds in the amount of $667,400 and entered into a loan agreement with Citizens National Bank of Texas pursuant to the CARES Act. The amount borrowed by the Company under the CARES Act is eligible to be forgiven provided that (a) the Company uses the PPP Funds during the eight to twenty-four week period after receipt thereof, and (b) the PPP Funds are only used to cover payroll costs (including benefits), and other allowed expenses. The amount of loan forgiveness will be reduced if, among other reasons, the Company does not maintain staffing or payroll levels. Principal and interest payments on any unforgiven portion of the PPP Funds (the "PPP Loan") will be deferred for six months and accrue interest at a fixed annual rate of 1.0% and carry a two year maturity date.

On March 23, 2020, the Company entered into subscription agreements by and among the Company and the investors party thereto, including Torrington Financial Services Ltd (the "Advisor"), for the purchase and sale of 725 units (collectively, the "Units" and individually, a "Unit") for aggregate gross proceeds of up to $725,000 (the "Offering"), with each Unit consisting of (a) a 6.0% convertible debenture in the principal amount of $1,000 convertible at $0.6495 per share into 1,540 common shares of the Company, and (b) a warrant to purchase 1,540 common shares of the Company exercisable at any time on or before the third year anniversary date at an exercise price of $0.60 per share. The warrant includes a provision restricting the warrant holder from exercising it if the aggregate number of common shares held by the warrant holder equals or exceeds 5.0% of the issued and outstanding shares of the Company, calculated on a partially converted basis (i.e., assuming the conversion of all rights to receive common shares of the Company held by the warrant holder). In connection with the Offering and as compensation for the Advisor's services, the Company issued to the Advisor convertible debentures equal to $58,000 and convertible into 89,320 common shares and with other terms also substantially the same as the investors. The Company received cash proceeds of $575,000 from the Offering, and a participant of the offering, a related party, paid directly $150,000 to a financial consultant for a prepayment of future services to the Company. The Company used the remaining proceeds from the Offering for general corporate and working capital purposes.

During the year ended December 31, 2020, the Company converted all of the outstanding convertible debenture balance of $783,000, including the Advisor fee, and issued, in the aggregate, 1,205,820 common shares of the Company, of which $408,000 of convertible debenture was held by related parties, and they were issued in the aggregate 628,320 common shares.

Management has projected that cash on hand may not be sufficient to allow the Company to continue operations beyond June 30, 2021 if we are unable to raise additional funding for operations. We expect our working capital needs to increase in the future as we continue to expand and enhance our operations. Our ability to raise additional funds through equity or debt financings or other sources may depend on the financial success of our current business and successful implementation of our key strategic initiatives, financial, economic and market conditions and other factors, some of which are beyond our control. No assurance can be given that we will be successful in raising the required capital at reasonable cost and at the required times, or at all. Further equity financings may have a dilutive effect on shareholders and any debt financing, if available, may require restrictions to be placed on our future financing and operating activities. If we require additional capital and are unsuccessful in raising that capital, we may not be able to continue our business operations and advance our growth initiatives, which could adversely impact our business, financial condition and results of operations.

Significant changes from the Company's current forecasts, including but not limited to: (i) failure to comply with the terms and financial covenants in its debt facilities; (ii) shortfalls from projected sales levels; (iii) unexpected increases in product costs; (iv) increases in operating costs; (v) changes in the historical timing of collecting accounts receivable; and (vi) inability to maintain compliance with the requirements of the NASDAQ Capital Market and/or inability to maintain listing with the NASDAQ Capital Market could have a material adverse impact on the Company's ability to access the level of funding necessary to continue its operations at current levels. If any of these events occurs or the Company is unable to generate sufficient cash from operations or financing sources, the Company may be forced to liquidate assets where possible and/or curtail, suspend or cease planned programs or operations generally or seek bankruptcy protection or be subject to an involuntary bankruptcy petition, any of, which would have a material adverse effect on the Company's business, results of operations, financial position and liquidity.

As of December 31, 2020, our outstanding debt balance, including accrued interest, was as follows (in thousands):

	Maturity Date		Interest Rate	Amount Outstanding
Secured note payable	12/30/2020	(1)	1.68%	$1,121
Paycheck Protection Program (PPP) Small Business Administration Loan (2)	4/9/2022		1.0%	$672
Oasis note payable, related party, net	1/28/2021	(3)	8.0%	$304
Line of credit	12/31/2020	(4)	6.5%	$406

________________

All debt and credit facilities are denominated in U.S. dollars. Our line of credit facility contains standard borrowing conditions and can be recalled by the lenders if certain conditions are not met.

(1)  On August 27, 2020, the Company entered into a settlement agreement with O'Melveny & Myers LLP ("OMM") pursuant to which the Company issued to OMM a secured promissory note (the "OMM Note") in the aggregate principal amount of $1.1 million in satisfaction of certain accounts payable owed to OMM. The OMM Note bears interest at 1.68% per annum and matured on December 30, 2020. The Company's obligations pursuant to the OMM Note are secured by substantially all of the Company's assets. In 2020, the Company recorded a gain on forgiveness of liabilities in the amount of $594,000 which is included in other income.

On April 2, 2021, the Company and OMM entered into a Fee Agreement stating the OMM Note maturity date was extended to the earlier of (i) June 24, 2021, and (ii) the date that is five days following the first closing by the Company of its issuance and sale of debt or equity securities in a public offering or private placement transaction (such earlier date, the "Extension Date"). An extension fee in the amount of $118,000 is payable on or before the Extension Date and is included in accrued liabilities at December 31, 2020. If the OMM Note is not paid in full, including the extension fee, on the Extension Date an additional fee of $472,000 is due and payable on demand.

(2)  On October 5, 2020, the Company submitted the Paycheck Protection Program ("PPP") Loan forgiveness application, which is pending approval by the Lender. In accordance with the terms and conditions of the Flexibility Act, the Lender has 60 days from receipt of the completed application to issue a decision to the SBA. If the Lender determines that the borrower is entitled to forgiveness of some or all of the amount applied for under the statue and applicable regulations, the Lender must request payment from the SBA at the time the Lender issues its decision to the SBA. The SBA will, subject to any SBA review of the loan or loan application, remit the appropriate forgiveness amount to the Lender, plus any interest accrued through the date of payment, not later than 90 days after the Lender issues its decision to the SBA. Although the Company believes it is probable that the PPP Loan will be forgiven, the Company cannot currently provide any objective assurance that it will obtain forgiveness in whole or in part.

(3)  On March 10, 2021, the Company and Oasis Capital entered into an Exchange Agreement under which Oasis Capital surrendered the Oasis promissory note dated July 28, 2020 in exchange for a new convertible promissory note issued to Oasis Capital with (i) a principal amount of $796,159, (ii) interest rate of 8.0% per annum, (iii) a 12 month maturity date, and (iv) convertible into common shares of the Company (the "Conversion Shares"). The conversion price is 90% of the lowest volume weighted average price of the Company's common shares during the 10 consecutive trading day period ending and including the trading day immediately preceding the delivery of the notice of conversion. The issuance of the Conversion Shares is subject to regulatory and NASDAQ approvals. On April 15, 2021, the Company converted $708,902 of convertible debt and issued 394,545 common shares of the Company.

(4)  On March 17, 2021, the line of credit term was extended to August 31, 2021.

The following table shows a summary of our cash flows (used in) provided by operating activities, investing activities and financing activities (in thousands):

	Year Ended December 31,
	2020	2019
Net cash used in operating activities	$(2,582)	$(1,813)
Net cash used in investing activities	$(2,000)	$-
Net cash provided by financing activities	$4,896	$1,621

The use of cash during 2020 was primarily a result of our net loss of $5.8 million offset by $1.0 million in non-cash items, which included in the aggregate $1.8 million of depreciation and amortization, debt issuance costs, impairment of acquired intangible assets, and provision for losses on accounts receivable, offset by a gain of $0.8 million in forgiveness of liabilities.

During 2020, we entered into a promissory note receivable with Rainmaker for $2.0 million.

During 2020, we received $2.7 million from the issuance of preferred shares, $1.5 million, net, from issuance of notes payable, related-party notes payable and our line of credit, $0.5 million from the issuance of common shares and exercise of warrants and $0.1 million from the exercise of stock options. During 2019, we received $0.7 million, from the issuance of common shares, $0.5 million from related party notes payable and $0.4 million, net, from our line of credit.

Off-Balance Sheet Arrangements

During the ordinary course of business, we may provide standby letters of credit to third parties as required for certain transactions initiated by us. As of December 31, 2020, we had no standby letters of credit outstanding.

Research and Development, Patents and Licenses, etc.

Research and development expenses include payroll, employee benefits, share-based compensation expense, and other headcount-related expenses associated with product development. Research and development expenses also include third party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached, which for our software products, is generally shortly before the products are released to manufacturing. Once technological feasibility is reached, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products.

Trend Information

The Company has experienced unstable demand in disk systems and fluctuates based upon the timing of opportunities and cost of the product. Production has decreased with sales of disk-based products and associated inventory levels have remained relatively stable.

For additional discussion of the trends that affect the Company's business and financial condition and results of operations, see "Business," "Operating Results," "Risk Factors" and "Liquidity and Capital Resources."

Contractual Obligations

The following schedule summarizes our contractual obligations to make future payments at December 31, 2020 (in thousands):

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Line of credit	406	406	-	-	-
Secured promissory note payable	1,121	1,121	-	-	-
PPP Small Business Administration Loan	672	-	672	-	-
Note payable related party, net	304	304	-	-	-
Total contractual obligations	$2,503	$1,831	$672	$-	$-

Safe Harbor

See "Special Note Regarding Forward-Looking Statements" on page 24 of this prospectus.

BUSINESS

Our Company

Sphere 3D Corp. ("Sphere 3D," "we," "our" or the "Company") was incorporated under the Business Corporations Act (Ontario) on May 2, 2007 as T.B. Mining Ventures Inc. On December 20, 2012, we filed articles of amendment in which we changed our name to "Sphere 3D Corporation." On March 24, 2015, the Company completed a short-form amalgamation with a wholly-owned subsidiary. In connection with the short-form amalgamation, the Company changed its name to "Sphere 3D Corp." Sphere 3D provides solutions for stand-alone storage and technologies that converge the traditional silos of compute, storage and network into one integrated hyper-converged or converged solution. We provide enterprise storage management solutions, and the ability to connect to public cloud services such as Microsoft Azure for additional delivery options and hybrid cloud capabilities. Our integrated solutions include a patented portfolio for operating systems for storage, proprietary virtual desktop orchestration software, and proprietary application container software. Our software, combined with commodity x86 servers, or purpose-built appliances, deliver solutions designed to provide application mobility, security, data integrity and simplified management. These solutions can be deployed through a public, private or hybrid cloud and are delivered through a global reseller network and professional services organization. We have a portfolio of brands including SnapServer®, HVE ConneXions ("HVE") and UCX ConneXions ("UCX"), dedicated to helping customers achieve their IT goals. In November 2018, we divested ourselves of Overland Storage, Inc. and its subsidiaries ("Overland") and associated product portfolio for long term archive as well as the RDX® removable disk product portfolio. We undertook this divestiture in order to facilitate the significant reduction of secured debt and to allow us to focus greater resources to our converged and hyper-converged product portfolio.

Nasdaq Listing

On February 17, 2021, the Company was notified by Nasdaq that the Nasdaq Listing Qualifications Staff issued a public letter of reprimand to the Company based upon the Company's failure to comply with the Listing Rule 5620(c) (the "Quorum Rule") during the period of time that it was no longer a foreign private issuer and could not rely on home country practice in the alternative to the Quorum Rule. The Company's By-laws required a quorum of at least 25%, instead of the 33 1/3% threshold required for a domestic issuer by the Quorum Rule. This oversight and rule violation was caused by the fact that the Company no longer qualified as a foreign private issuer during 2018, 2019 and 2020. On January 1, 2021, the Company once again qualified as a foreign private issuer, and therefore the Company once again intends to rely on home country practice in lieu of the Quorum Rule.

On January 4, 2021, the Company received a written notice (the "Listing Notice") from the Listing Qualifications Department of Nasdaq indicating that the Company was not in compliance with Listing Rule 5620(a) due to the Company's failure to hold an annual meeting of shareholders within twelve months of the end of the Company's fiscal year end. The Listing Notice stated that the Company had until February 18, 2021 to submit a plan to regain compliance with Listing Rule 5620(a). On February 17, 2021, the Company received a letter from Nasdaq indicating that the Company had regained compliance with Listing Rule 5620(a) as a result of its combined Annual and Special Meeting held on February 11, 2021.

On January 3, 2020, the Company received a letter from the Nasdaq Listing Qualifications department of Nasdaq notifying the Company that it was not in compliance with the requirement of Nasdaq Marketplace Rule 5550(a)(2) for continued inclusion on the NASDAQ Capital Market as a result of the closing bid price for the Company's common shares being below $1.00 for 30 consecutive business days. On May 19, 2020, the Company received notification from Nasdaq that it had regained compliance with Marketplace Rule 5550(a)(2), as the closing price of the Company's common shares was at least equal to $1.00 per share for each of the ten consecutive business days between May 4, 2020 and May 18, 2020.

Asset Acquisition

On August 3, 2020, Dale Allan Peters ("Peters"), as the beneficial shareholder of 101250 Investments Ltd. ("101 Invest"), a company existing under the laws of the Turks & Caicos Islands and a water partner of Rainmaker, entered into a Share Purchase Agreement (the "101 Invest Purchase Agreement") with the Company. As a result of the 101 Invest Purchase Agreement, 101 Invest is a wholly-owned subsidiary of the Company. Under the terms of the 101 Invest Purchase Agreement, the Company issued 480,000 common shares at $3.25 per share to Greenfield Investments Ltd. for a purchase price of $1,560,000. The common shares contain a legend, either statutory or contractual, which will restrict the resale of the common shares for a period of six-months and one day from the closing date. In addition, the Company held back and retained 96,000 of the common shares for a six-month period from the closing date in support of any breaches of representations and warranties by Peters under the 101 Invest Purchase Agreement (the "Escrow Shares"). The Company released the Escrow Shares to Peters on or about February 10, 2021. 101 Invest has exclusive rights to deliver the Rainmaker water solution to three Turks and Caicos island communities - Plantation Hills, Blue Sky and Village Estates. The Company completed this transaction to assist in the deployment and expansion of its opportunities in the WaaS segment.

Discontinued Operations

In February 2018, the Company, Overland, and Silicon Valley Technology Partners, Inc. (formerly Silicon Valley Technology Partners LLC) ("SVTP"), a Delaware corporation established by Eric Kelly, the Company's former Chief Executive Officer and Chairman of the Board of Directors, entered into a share purchase agreement (as amended by that certain First Amendment to Share Purchase Agreement dated August 21, 2018, and as further amended by that certain Second Amendment to Share Purchase Agreement dated November 1, 2018, the "Purchase Agreement"), pursuant to which the Company agreed to sell to SVTP all of the issued and outstanding shares of capital stock of Overland.

On November 13, 2018, pursuant the Purchase Agreement, the Company sold to SVTP all of the issued and outstanding shares of capital stock of Overland in consideration for (i) the issuance to the Company of shares of Series A Preferred Stock of SVTP representing 19.9% of the outstanding shares of capital stock of SVTP as of the closing with a value of $2.1 million, (ii) the release of the Company from outstanding debt obligations totaling $41.7 million assumed by SVTP, and (iii) $1.0 million in cash proceeds from SVTP.

In connection with the closing of the Purchase Agreement, we filed an articles of amendment to our articles of amalgamation setting forth the rights, privileges, restrictions and conditions of a new series of non-voting preferred shares of the Company (the "Series A Preferred Shares") and entered into a Conversion Agreement, by and between the Company and FBC Holdings SARL ("FBC Holdings"), a related party, pursuant to which $6.5 million of the Company's outstanding secured debt was converted into 6,500,000 Series A Preferred Shares, subsequently converted in 2019 to 6,500,000 Series B Preferred Shares which are outstanding at December 31, 2020.

The full text of the Purchase Agreement is filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed on February 21, 2018, the full text of the First Amendment to Share Purchase Agreement is filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed on August 21, 2018, and the full text of the Second Amendment to Share Purchase Agreement is filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed on November 2, 2018.

Oasis Equity Line

On May 15, 2020, we entered into the Equity Purchase Agreement with Oasis Capital, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Oasis Capital is committed to purchase up to an aggregate of $11,000,000 worth of common shares over the 36-month term of the Equity Purchase Agreement. Concurrently with entering into the Equity Purchase Agreement, we also entered into a registration rights agreement with Oasis Capital (the "Registration Rights Agreement"), in which we agreed to file one or more registration statements, as permissible and necessary to register under the Securities Act, the resale of the common shares that may be issued to Oasis Capital under the Equity Purchase Agreement. The purpose of the equity line is to provide us with proceeds as may be necessary for working capital and general corporate purposes.

PPP Loan Forgiveness

On October 5, 2020, the Company submitted the PPP loan forgiveness application, which is pending approval by the Lender. In accordance with the terms and conditions of the Flexibility Act, the Lender has 60 days from receipt of the completed application to issue a decision to the Small Business Administration ("SBA"). If the Lender determines that the borrower is entitled to forgiveness of some or all of the amount applied for under the statue and applicable regulations, the Lender must request payment from the SBA at the time the Lender issues its decision to the SBA. The SBA will, subject to any SBA review of the loan or loan application, remit the appropriate forgiveness amount to the Lender, plus any interest accrued through the date of payment, not later than 90 days after the Lender issues its decision to the SBA. Although the Company believes it is probable that the PPP Loan will be forgiven, the Company cannot currently provide any objective assurance that it will obtain forgiveness in whole or in part.

Products and Service

Our product offerings consist of the following disk systems: (i) HVE Converged and Hyper-converged Infrastructure; (ii) G-Series Appliance and G-Series Cloud; and (iii) Open Virtual Format SnapServer® Network Attached Storage Solutions. In addition to our product offering, we provide on-site service and installation options, round-the-clock phone access to solution experts, and proof of concept and architectural design offerings. We are able to provide comprehensive technical assistance.

The following table summarizes the sales mix of products and service (in thousands) for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
Disk systems	$2,347	$3,086	$6,108
Service	2,501	2,493	2,922
Total	$4,848	$5,579	$9,030

We divide our worldwide sales into three geographical regions: Americas; APAC, consisting of Asia Pacific countries; and EMEA consisting of Europe, the Middle East and Africa.

The following table summarizes net revenue by geographic area (in thousands) for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
Americas	$4,844	$5,023	$8,044
APAC	-	356	534
EMEA	4	200	452
Total	$4,848	$5,579	$9,030

Disk Systems

HVE Converged and Hyper-converged Infrastructure

In 2017, we acquired HVE, a technology provider of next generation converged and hyper-converged infrastructure dedicated to creating Manageable, Scalable, Reproducible, and Predictable ("MSRP") solutions based on virtualization technologies running on high-performance, next generation platforms. HVE solutions are engineered, purpose-built converged and hyper-converged virtual workspace and server solutions that support a distributed architecture, scalable with predictable performances, and come bundled with continuous active monitoring. HVE product can include support for our Desktop Cloud Orchestrator™ ("DCO") based on customer requirements.

•

The HVE-STACK high density server provides the computer and storage appliance for the data center and is ideal for high performance computing, cloud computing and virtual desktop infrastructure ("VDI"). The modular design and swappable components include hard drives and power supplies intended to improve the efficiency of data center deployment.

•

The HVE-VELOCITY High Availability Dual Enclosure storage area network ("SAN") provides data reliability and integrity for optimal data storage, protection and recovery. It also provides a unified network attached storage ("NAS") and SAN solution with thin provisioning, compression and deduplication. The HVE-VELOCITY platform is designed to eliminate single points of failure. The 12GSAS SSD design allows for faster access to data. It is optimized for mission-critical, enterprise-level storage applications.

•

The HVE 3DGFX is a VDI solution that offers hardware and software technologies to provide an appliance that can handle from eight to up to 128 high demand users in a single 2U appliance. The HVE 3DGFX was designed and engineered as a purpose-built solution based upon the MSRP engineering approach.

G-Series Appliance and G-Series Cloud

The G-Series appliance powered by Glassware containerization technology is designed to simplify Windows application migration and to enable access from any device including Macintosh, Windows, iOS, Chrome OS, and Android. The G-Series appliance is optimized for simplicity, flexibility and scalability. Through Glassware, a Microsoft Windows® based container technology, organizations looking to migrate applications to the cloud can quickly deploy a solution for virtualizing 16-bit, 32-bit, or 64-bit applications with their native functionality intact. For the provisioning of a 16-bit application to the G-Series appliance, users will often require advanced technical skills to set-up the application, or can contract professional services from the Company, or one of our certified system integrators. End users can access the containerized applications from cloud-connected devices (iOS, Android or Windows), through a lightweight downloadable app or simply from a browser. The G-Series appliance is designed to eliminate the complex tasks of designing, implementing, and maintaining application hosting environments and provides improved application session density and scale when compared to traditional hypervisor-based virtualization solutions.

G-Series Cloud is an offering available through Microsoft Azure and was developed to provide a virtual appliance that can be deployed from the Azure Marketplace to eliminate the task of designing, implementing, and maintaining localized application-hosting environments and their related hardware. G-Series Cloud is pre-configured, can be deployed in minutes and provides for a billing model based on usage.

SnapServer® Network Attached Storage Solutions

Our SnapServer® solutions are a platform for primary or nearline storage, and deliver stability and integration with Windows®, UNIX/Linux, and Macintosh environments. For virtual servers and database applications, the SnapServer® family supports iSCSI block-level access with Microsoft VSS and VDS integration to simplify Windows management. For data protection, the SnapServer® family offers RAID protection, and snapshots for point-in-time data recovery. The SnapServer XSR Series™ products support DynamicRAID® and traditional RAID levels 0, 1, 5, 6, and 10. The Snap family of products, SnapCLOUD®, and SnapServer®, have integrated data mobility tools to enable customers to build private clouds for sharing and synchronizing data for anytime, anywhere access.

•	The SnapServer® XSR40 is a 1U server that can be configured with up to four SATA III and SSD drives, and can scale to 400 TB of storage capacity by adding up to three SnapExpansion XSR™ enclosures.

•

The SnapServer® XSR120 is a 2U server that can be configured with up to 12 SATA III, SAS and SSD drives, and can scale to 960 TB of storage capacity by adding up to seven SnapExpansion XSR™ enclosures.

Our GuardianOS® storage software is designed for the SnapServer® family of enterprise-grade NAS systems and delivers simplified data management and consolidation throughout distributed information technology environments by combining cross-platform file sharing with block-level data access on a single system. The flexibility and scalability of GuardianOS® assists with the cost of ownership of storage infrastructures for small, medium and large businesses. In addition to a unified storage architecture, GuardianOS® offers highly differentiated data integrity and storage scalability through features such as DynamicRAID®, centralized storage management, and a comprehensive suite of data protection tools.

Our Snap Enterprise Data Replicator ("Snap EDR") provides multi-directional WAN-optimized replication. Administrators can automatically replicate data between SnapServer®, Windows, and Linux systems for data distribution, data consolidation, and disaster recovery.

Service

Customer service and support are key elements of our strategy and critical components of our commitment in making enterprise-class support and services available to companies of all sizes. Our technical support staff is trained to assist our customers with deployment and compatibility for any combination of virtual desktop infrastructures, hardware platforms, operating systems and backup, data interchange and storage management software. Our application engineers are trained to assist with more complex customer issues. We maintain global toll-free service and support phone lines. Additionally, we also provide self-service and support through our website support portal and email.

Our service offerings provide for on-site service and installation options, round-the-clock phone access to solution experts, and proof of concept and architectural design offerings.

Discontinued Operations

The following product lines were part of the Overland divestiture completed in November 2018 and are not included in the above Product and Service disclosures.

•	Disk Systems - RDX® Removable Disk Solutions

•	Tape Automation Systems - NEO® Tape-Based Backup and Long-Term Archive Solutions

•	Tape Drives and Media

Production

A significant number of our components and finished products are manufactured or assembled, in whole or in part, by a limited number of third parties. For certain products, we control the design process internally and then outsource the manufacturing and assembly in order to achieve lower production costs.

We purchase disk drives and chassis from outside suppliers. We carefully select suppliers based on their ability to provide quality parts and components which meet technical specifications and volume requirements. We actively monitor these suppliers but we are subject to substantial risks associated with the performance of our suppliers. For certain components, we qualify only a single source, which magnifies the risk of shortages and may decrease our ability to negotiate with that supplier. For a more detailed description of risks related to suppliers, see Risk Factors.

Sales and Distribution

•

Reseller channel - Our reseller channel includes systems integrators, VARs and DMRs. Our resellers may package our products as part of complete application and desktop virtualization solutions data processing systems or with other storage devices to deliver complete enterprise information technology infrastructure solutions. Our resellers also recommend our products as replacement solutions when systems are upgraded, or bundle our products with storage management software specific to the end user's system. We support the reseller channel through our dedicated sales representatives, engineers and technical support organizations.

•

Cloud Marketplace - Since 2015, we have utilized the Microsoft Azure Cloud Marketplace as an additional channel for our cloud solutions to sell to end-users directly with the pay-per-use model, supported through the Microsoft Azure Cloud.

Patents and Proprietary Rights

We rely on a combination of patents, trademarks, trade secret and copyright laws, as well as contractual restrictions, to protect the proprietary aspects of our products and services. Although every effort is made to protect Sphere 3D's intellectual property, these legal protections may only afford limited protection.

We may continue to file for patents regarding various aspects of our products, services and delivery method at a later date depending on the costs and timing associated with such filings. We may make investments to further strengthen our copyright protection going forward, although no assurances can be given that it will be successful in such patent and trademark protection endeavors. We seek to limit disclosure of our intellectual property by requiring employees, consultants, and partners with access to our proprietary information to execute confidentiality agreements and non-competition agreements (when applicable) and by restricting access to our proprietary information. Due to rapid technological change, we believe that establishing and maintaining an industry and technology advantage in factors such as the expertise and technological and creative skills of our personnel, as well as new services and enhancements to our existing services, are more important to our company's business and profitability than other available legal protections.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. The laws of many countries do not protect proprietary rights to the same extent as the laws of the U.S. or Canada. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar services or products. Any failure by us to adequately protect our intellectual property could have a material adverse effect on our business, operating results and financial condition. See Risk Factors under the section Risks Related to Intellectual Property.

Competitive Conditions

We believe that our products are unique and innovative and afford us various advantages in the marketplace; however, the market for information technology is highly competitive. Competitors vary in size from small start-ups to large multi-national corporations which may have substantially greater financial, research and development, and marketing resources. Competitive factors in these markets include performance, functionality, scalability, availability, interoperability, connectivity, time to market enhancements, and total cost of ownership. Barriers to entry vary from low, such as those in traditional disk-based backup products, to high, in virtualization software. The markets for all of our products are characterized by price competition and as such we may face price pressure for our products. For a more detailed description of competitive and other risks related to our business, see Risk Factors.

Governmental Regulations

The Company is subject to laws and regulations enforced by various regulatory agencies such as the U.S. Consumer Product Safety Commission and the U.S. Environmental Protection Agency. For a detailed description of the material effects of government regulations on the Company's business, see "Our international operations are important to our business and involve unique risks related to financial, political, and economic conditions" and "We are subject to laws, regulations and similar requirements, changes to which may adversely affect our business and operations" under Risk Factors-Risks Related to Our Business.

Properties

As of the date of this prospectus, the Company conducts its main operating activities from its office at 100 Executive Court, Waxahachie, Texas. The Company believes that this facility is adequate to meet the Company's needs for the immediate future and that, should it be needed, we will be able to secure additional space to accommodate the expansion of operations.

Legal Proceedings

From time to time, we are subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending proceedings will not have a material effect on our results of operations, financial position or cash flows.

In January 2018, Mr. Vito Lupis filed a statement of claim in the Ontario Court of Justice alleging, among other things, breach of contracts, deceit and negligence against Mr. Giovanni J. Morelli, a former officer of Sphere 3D, and vicarious liability against us, in connection with stock purchase agreements and other related agreements that would have been entered into between Mr. Lupis and Sphere 3D in 2012. In March 2019, we entered into a settlement agreement with Mr. Lupis pursuant to which we agreed to pay Mr. Lupis certain consideration, which is included in general and administrative expense for 2019, in exchange for a dismissal of the action. In March 2021, we paid the outstanding balance of the settlement in exchange for a release of all claims.

In April 2015, we filed a proof of claim in connection with bankruptcy proceedings of V3 Systems, Inc. ("V3") based on breaches by V3 of the Asset Purchase Agreement entered into between V3 and the Company dated February 11, 2014 (the "APA"). On October 6, 2015, UD Dissolution Liquidating Trust ("UD Trust"), post-confirmation liquidating trust established by V3's plan of liquidation, filed a complaint against us and certain of our current and former directors in the U.S. Bankruptcy Court for the District of Utah Central Division objecting to our proof of claim and asserting claims for affirmative relief against us and our directors. This complaint alleged, among other things, that we breached the APA and engaged in certain other actions and/or omissions that caused V3 to be unable to timely sell our common shares received by V3 pursuant to the APA. The UD Trust seeks, among other things, monetary damages for the loss of the potential earn-out consideration, the value of the common shares held back by us pursuant to the APA and costs and fees.

In March 2018, UD Trust filed a complaint in U.S. District Court for the Northern District of California ("California Complaint") asserting that two transactions involving us constitute fraudulent transfers under federal and state law. First, UD Trust alleges that the consolidation of our and our subsidiaries' indebtedness to the Cyrus Group into a debenture between FBC Holdings and us in December 2014 constitutes a fraudulent transfer. Second, UD Trust alleges that the Share Purchase Agreement constitutes a fraudulent transfer, and seeks to require that the proceeds of the transaction be placed in escrow until the V3 litigation is resolved. The California Complaint also asserts a claim against our former CEO for breach of fiduciary duty, and a claim against the Cyrus Group for aiding and abetting breach of fiduciary duty. On July 25, 2018, we filed a motion seeking to dismiss all of the claims asserted against us and our former CEO. On the same day, the Cyrus Group filed a motion seeking to dismiss all claims asserted against the Cyrus Group. The UD Trust voluntarily dismissed this case without prejudice on February 5, 2020.

In October, 2019, UD Trust filed an amended complaint in the Delaware Bankruptcy Court. The amended complaint includes all of the claims and parties in the original complaint first filed in October 2015 in the Utah Bankruptcy Court as well as the claims and additional parties in the California Complaint. We continue to believe this lawsuit to be without merit and intend to vigorously defend against the action. In February, 2020, we filed a renewed motion seeking to dismiss the majority of the claims asserted by the UD Trust in the amended complaint. On that same day, we also filed a counterclaim against the UD Trust in which we allege that V3 breached numerous provisions of the APA. Our current and former officers and directors that were named as defendants in the amended complaint as well as the Cyrus Group all filed motions seeking to dismiss all claims that the UD Trust alleged against them. In March 2021, the Delaware Bankruptcy Court issued a Memorandum Opinion in which it for the most part denied the Defendants’ motions.

Available Information:

Sphere 3D is located at 895 Don Mills Road, Building 2, Suite 900, Toronto, Ontario, Canada, M3C 1W3. Our telephone number is +1 (408) 283-4754 and our Internet website address is www.sphere3d.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our web address as an inactive textual reference only.

MANAGEMENT

Directors and Senior Management

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at 895 Don Mills Road, Building 2, Suite 900, Toronto, Ontario, Canada, M3C 1W3.

Name	Age	Position
Cheemin Bo-Linn(1)(2)(3)(4)	67	Director
Vivekanand Mahadevan(1)(2)(3)(4)	67	Director
Duncan J. McEwan(1)(2)(3)(4)	67	Director
Patricia Trompeter	53	Director
Peter Tassiopoulos	52	Chief Executive Officer and Director
Kurt L. Kalbfleisch	55	Senior Vice President and Chief Financial Officer
Joseph O'Daniel	50	President

(1) Independent director. See "Audit Committee - Audit Committee Composition".

(2) Member of Audit Committee.

(3) Member of Compensation Committee.

(4) Member of the Nominating and Governance Committee.

Dr. Cheemin Bo-Linn is the Chief Executive Officer of Peritus Partners Inc., a global analytics and valuation accelerator company which provides strategy and operations expertise in information technology, cybersecurity resolution, financial structures, and digital marketing for various companies and has held this position since January 2013. From September 2010 to November 2012, Dr. Bo-Linn was Chief Marketing Officer and Chief Revenue Officer at NetLine Corporation, an internet digital content syndication network and mobile applications company. Prior to NetLine Corporation, Dr. Bo-Linn held a number of senior executive roles including at IBM as Vice-President, and other roles with responsibilities ranging from strategy to finance, investments, marketing and sales, across storage, software, consumer products, and consulting services. Dr. Bo-Linn presently serves as a member of the board of directors of Blackline Safety Corp., a public company and global leader in connected worker technologies and gas detection, as well as, BMC Stock Holdings Inc., a public company and a leading manufacturer, distributor and e-commerce platform for diversified building materials and solutions. Dr. Bo-Linn was previously elected as board of director of multiple private and midcap public companies in e-commerce retail, telecommunications, SaaS software, marketing, and clean energy including serving as the Audit Chair on two public company's board of directors. Dr. Bo-Linn holds a Doctorate of Education in "Computer-based Management Information Systems and Organizational Change" from the University of Houston.

Vivekanand Mahadevan has been the Chief Executive Officer of Buurst, Inc., a data performance company, since November 2020. Mr. Mahadevan has also been the Chief Executive Officer of Dev Solutions, Inc., a consulting firm that helps technology startups build next-generation market leaders in data analytics, security, storage and cloud markets since March 2012. Mr. Mahadevan was the Chief Strategy Officer for NetApp, Inc., a supplier of enterprise storage and data management software and hardware products and services, from November 2010 until February 2012. Prior to that time served as Vice President of Marketing for LSI Corporation, an electronics company that designs semiconductors and software that accelerate storage and networking, from January 2009 to September 2010. Prior to LSI Corporation, he was Chief Executive Officer of Deeya Energy, Inc., and has also held senior management positions with leading storage and systems management companies including BMC Software, Compaq, Ivita, and Maxxan Systems. Mr. Mahadevan previously served as a member of the Board of Directors of Violin Memory, Inc. Mr. Mahadevan holds an M.B.A. in Marketing and MS in Engineering from the University of Iowa as well a degree in Mechanical Engineering from the Indian Institute of Technology.

Duncan J. McEwan is a corporate director, formerly president of Diligent Inc., a consulting company he founded in 1991 specializing in M&A and strategic advice for technology-based clients. Mr. McEwan was Executive Vice President and Chief Strategy Officer of Call-Net Enterprises Inc., a provider of long-distance telephone services until it merged into Rogers Communication Inc. (2004-2005); President and Chief Operating Officer of Sprint Canada Inc., an integrated, national telecommunications provider (2001-2004); Chief Executive Officer of Northpoint Canada Communications, a provider of high-speed data and Internet (DSL) lines (2000-2001); Vice President of Business Development of Canadian Satellite Communications ("Cancom") (1996-1998); and President and Chief Executive Officer of Cancom (1998-2000). Mr. McEwan has been Chairman of the Board of Geminare, Inc. since 2010, an emerging global leader in business continuity and cloud-based software systems and has previously served on a number of other public and private company boards. Mr. McEwan is a graduate of the University of Toronto.

Patricia Trompeter is the Co-Founder of Webbs Hill Partners, an independent investment and advisory firm growing innovative technologies in emerging markets, a position she has held since January 2018. She is also the Founder of Ceres Capital Holdings, a position she has held since October 2020. Ms. Trompeter has over seventeen years of experience in mergers and acquisitions and over fifteen years of experience in financial management. Ms. Trompeter has extensive experience in acquisition integration, corporate strategy development, finance and acquisition, business operations and financial management, and also serves as a mentor for minority female-owned businesses.  Between December 2016 and January 2018, Mr. Trompeter, took a short break from her work to attend to family matters. From August 2013 to December 2016, she worked with several non-profit organizations assisting them in their capital raising efforts. From August 2006 to August 2013, Mr. Trompeter lived overseas, and was unable to work, first in light of certain visa requirements and later because of potential conflicts of interest arising based on her former spouse's employment at the time. From August 2004 to August 2006, Ms. Trompeter was self-employed as a financial and operations consultant. From June 1989 to August 2004, Ms. Trompeter served in various executive roles in GE Capital, including CFO, Controller, Operations Leader, Quality Leader, and Mergers & Acquisitions. Ms. Trompeter sits on several corporate boards, including Astro Aerospace, Fact Inc. (FCTI), 7 MB Holdings and Parsec Capital Acquisitions Corp., a newly formed special purpose acquisition company. Ms. Trompeter studied business administration at Marquette University, majoring in Finance & Economics, and graduated in 1989.

Peter Tassiopoulos has served as the Chief Executive Officer of the Company since November 14, 2018. Mr. Tassiopoulos served as President of the Company from December 1, 2014 until his appointment as Chief Executive Officer. Mr. Tassiopoulos previously served as the Chief Executive Officer of the Company from March 2013 until December 1, 2014. Mr. Tassiopoulos has extensive experience in information technology business development and global sales as well as leading early-stage technology companies. He was also actively involved as a business consultant prior to his tenure with the Company, including acting as Chief Operating Officer and then Chief Executive Officer of BioSign Technologies Inc. from September 2009 to April 2011 and Chief Executive Officer of IgeaCare Systems Inc. from February 2003 to December 2008.

Kurt L. Kalbfleisch has served as Senior Vice President and Chief Financial Officer of the Company since December 1, 2014, and is now serving in these positions in an interim role since the Overland Divestiture on November 13, 2018 while the Company looks for his replacement. In November 2018, the Company entered into a transition services agreement with Overland, under which Mr. Kalbfleisch is providing ongoing services to the Company as its interim Chief Financial Officer. Mr. Kalbfleisch has served as Overland's Senior Vice President since June 2012, Chief Financial Officer since February 2008, and Secretary since October 2009. Prior to that, he served as Overland's Vice President of Finance from July 2007 to June 2012. Mr. Kalbfleisch also serves on the board of Paladin Group.

Joseph L. O'Daniel has served as President of the Company since November 14, 2018. Since January 2017, Mr. O'Daniel, served as a Vice President and President of Virtualization and Professional Services for the Company. He previously served as President and Chief Executive Officer of Unified ConneXions, Inc. from 2001 and as founder of HVE ConneXions, LLC from April 2013 until their acquisitions by the Company in January 2017. Mr. O'Daniel has extensive experience in the virtualization and technology industry and has extensive experience in executive leadership positions.

Executive officers serve at the pleasure of our Board of Directors. There are no arrangements or understandings between any executive officer and any other person pursuant to which such executive officer was or is to be selected as an executive officer. There are no family relationships between any executive officer, director or person nominated by us to become a director or executive officer.

For purposes of Executive Compensation, the Company's named executive officers are determined under rules prescribed by the U.S. Securities and Exchange Commission and generally include: (1) each individual who, at any time during the year, served as the Company's chief executive officer or chief financial officer, (2) up to three other individuals serving as executive officers on the last day of the year, and (3) up to two other individuals who served as executive officers during the year and are not serving as executive officers on the last day of the year.

For fiscal 2020, our named executive officers are Peter Tassiopoulos, Chief Executive Officer; Joseph L. O'Daniel, President and Kurt L. Kalbfleisch, Senior Vice President and Chief Financial Officer.

There are no family relationships between any executive officer, director or person nominated by us to become a director or executive officer. There are no contracts, arrangements or understandings between any management nominee and any other person (other than the directors and officers of the Company acting solely in such capacity) pursuant to which a nominee is to be elected as a director.

Employees

As of May 7, 2021, we had approximately 32 employees, all of which were full-time employees.

Corporate Governance

The Company is a "foreign private issuer" as defined in Rule 3b-4 under the Exchange Act and its common shares are listed on Nasdaq.  Rule 5615(a)(3) of Nasdaq Stock Market Rules permits foreign private issuers to follow home country practices in lieu of certain provisions of Nasdaq Stock Market Rules. A foreign private issuer that follows home country practices in lieu of certain provisions of Nasdaq Stock Market Rules must disclose ways in which its corporate governance practices differ from those followed by domestic companies either on its website or in the annual report that it distributes to shareholders in the United States. A description of the ways in which the Company's governance practices differ from those followed by domestic companies pursuant to Nasdaq standards are as follows:

Shareholder Meeting Quorum Requirement: Nasdaq Stock Market Rule 5620(c) ("Rule 5620(c)") requires that the minimum quorum requirement for a meeting of shareholders be 33 1/3 % of the outstanding common shares. In addition, Rule 5620(c) requires that an issuer listed on Nasdaq state its quorum requirement in its by-laws.

The Company has elected to follow Canadian practices consistent with the requirements of the Business Corporations Act (Ontario) (the "OBCA") in lieu of Rule 5620(c). The Company's practices with regard to this requirement are not prohibited by the OBCA or the rules of the TSX. The Company's quorum requirement is set forth in its by-laws, which provide that a quorum for the transaction of business at any meeting of our shareholders is two persons present in person or by proxy and holding or representing in the aggregate not less than 25% of our outstanding shares entitled to vote at such meeting.

Although we currently intend to comply with the Nasdaq corporate governance rules applicable other than as noted above, we may in the future decide to use the foreign private issuer exemption with respect to some or all the other Nasdaq corporate governance rules.

We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

As a foreign private issuer, our directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Directors, the Board and Board Committees

The Nominating and Governance Committee assesses and provides recommendations on an annual basis to the Board on the effectiveness of the Board as a whole, the committees, and the contribution of individual directors. All directors are free to make suggestions on improvement of the Board's practices at any time and are encouraged to do so. The Chair of the Nominating and Governance Committee will also meet regularly with each director to discuss such director's performance and such director's assessment of the Board, the committees' and other directors' performance.

Our By-laws provide that the election of directors shall take place at each annual meeting of shareholders. A director not elected for an expressly stated term shall cease to hold office at the close of the first annual meeting following election or appointment.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

The Company's by-laws provide that shareholders seeking to nominate candidates for election as directors at a meeting of shareholders must provide the Company with timely written notice of their proposal. The Company's by-laws also specify requirements as to the form and content of a shareholder's notice. These provisions may preclude shareholders from making nominations for directors at an annual meeting of shareholders.

Indemnification of Our Executive Officers and Directors

In accordance with the by-laws of the Company, directors and officers are each indemnified by the Company against all liability and costs arising out of any action or suit against them from the execution of their duties, provided that they have carried out their duties honestly and in good faith with a view to the best interests of the Company and have otherwise complied with the provisions of applicable corporate law.

Board Committees

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The mandate, organization, powers and responsibilities of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, along with other Corporate Governance documents can be found on the Company's website at http://investors.sphere3d.com.

Audit Committee

We have a standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, the primary function of which is to assist the Board in fulfilling its financial oversight responsibilities, which includes monitoring the quality and integrity of the Company's financial statements and the independence and performance of the Company's external auditor, acting as a liaison between the Board and the Company's external auditor, reviewing the financial information that will be publicly disclosed and reviewing all audit processes and the systems of internal controls management that the Board has established.

The Audit Committee is comprised of the following directors: Dr. Bo-Linn (Chair), Ms. Trompeter and Messrs. McEwan and Mahadevan. Each of the members of the Audit Committee is independent and "financially literate" within the meaning of NI 52-110. In addition to being independent under NASDAQ Marketplace Rule 5605(a)(2), all members of the Audit Committee must meet the additional independence standards for audit committee members set forth in Rule 10A-3(b)(1) of the Exchange Act and NASDAQ Marketplace Rule 5605(c)(2)(A). The Board of Directors has determined that Dr. Bo-Linn qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.

Compensation Committee

The Compensation Committee is a standing committee of the Board, the primary functions of which are to set performance guidelines for and evaluate the performance of the Chief Executive Officer, review and approve the compensation programs for the Chief Executive Officer and the Company's other executive officers and members of senior management (subject, in the case of equity-based compensation, to approval by the Board in accordance with applicable laws), review and make recommendations to the Board with respect to, succession planning, review and administer the Company's long-term incentive plans(s), review and approve other compensation and benefit programs of the Company, and review the Company's general human resources policies with senior management.

The Compensation Committee is comprised of the following directors: Messrs. McEwan (Chair), Mahadevan and Dr. Bo-Linn, all of which are independent as per the definition set forth in NI 52-110.

Nominating and Governance Committee

The Nominating and Governance Committee is a standing committee of the Board, the primary functions of which is to provide the Board with advice and recommendations relating to corporate governance in general, including, without limitation, all matters relating to the stewardship role of the Board in respect of the management of the Company, Board size and composition including the identification of new nominees to the Board and leading the candidate selection process, and orientation of new members, Board compensation, and such procedures as may be necessary to allow the Board to function independently of management.

The Nominating and Governance Committee annually reviews and assesses the effectiveness of the Board as a whole, the effectiveness and membership of the Board committees, and the contribution of the individual directors and makes such recommendations to the Board arising out of such review as it deems appropriate.

The Nominating and Governance Committee is comprised of the following directors: Mr. Mahadevan (Chair), Mr. McEwan, and Dr. Bo-Linn all of whom are independent as per the definition set forth in NI 52-110.

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation earned during the fiscal years ended December 31, 2020 and 2019 by our current principal executive officer, our principal financial officer, and our other most highly compensated executive officers (referred to as our "named executive officers").

Name and Principal Position	Year	Salary($)	Share-based Awards($)		Non-equity Incentive Plan Compensation($)	All Other Compensation(1)($)	Total Compensation($)

Peter Tassiopoulos(2)	2020	229,630	-		-	4,712	234,342
Chief Executive Officer	2019	233,083	-		-	4,744	237,827
Kurt L. Kalbfleisch(3)	2020	73,077	-		-	-	73,077
Senior Vice President and Chief Financial Officer	2019	-	-		-	-	-
Joseph L. O'Daniel	2020	200,000	-		-	4,280	204,280
President	2019	200,000	-	-	-	3,351	203,351

_______________

(1)  The amounts shown in the "All Other Compensation" column reflect amounts we paid on the named executive officers' behalf for health insurance and life insurance premiums and certain out-of-pocket medical expenses.

(2)  The dollar amounts reported for Mr. Tassiopoulos in the above table are presented after conversion from Canadian dollars to U.S. dollars. For 2020 and 2019, the average U.S. dollar to Canadian dollar conversion rate in effect was 1.35 and 1.33, respectively.

(3) Mr. Kalbfleisch received no compensation from the Company in 2019. Since the Overland Divestiture in November 2018, Mr. Kalbfleisch serves as the Company's Senior Vice President and Chief Financial Officer pursuant to a transition services agreement with Overland. In April 2020, the Company began supplementing Mr. Kalbfleisch's salary under the Transition Services Agreement in an amount equal to $100,000 per year.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table provides information about the current holdings of stock and option awards by our named executive officers at December 31, 2020. Our named executive officers did not hold any equity awards at December 31, 2020.

Name		Option-based Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)		Option Expiration Date
		Exercisable	Unexercisable
Peter Tassiopoulos	9/16/2013	500	-	422.05	(1)	9/15/2023
Kurt L. Kalbfleisch	8/26/2015	500	-	542.00		8/26/2021

_______________

(1)  The exercise price reported for Mr. Tassiopoulos in the table above is presented after conversion from Canadian dollars to U.S. dollars based on an exchange rate of 1.27 Canadian dollars to one U.S. dollar on December 31, 2020.

Executive Officer Compensation

Our executive compensation programs are determined by the Compensation Committee, within the scope of the authority delegated to it by our Board of Directors and subject to applicable law. The goals of our program are to attract and retain highly qualified and experienced executives and to provide compensation opportunities that are linked to corporate and individual performance. Decisions by the Compensation Committee on our executive compensation programs are subjective and the result of its business judgment, which is informed by the experiences of its members. The named executive officers do not have any role in determining their own compensation, although the Compensation Committee does consider the recommendations of the Chief Executive Officer in setting compensation levels for the named executive officers other than himself. The primary components of our executive compensation program are base salary, performance bonuses and long-term equity incentive awards. As described in more detail below, the Board approved certain changes to our executive compensation program in December 2017, including certain severance arrangements and those described under "Stay Bonus Agreements" and "Sale Bonus Plan". As noted above, the benefits that may be payable under these arrangements in connection with the Overland Divestiture have been under negotiation with the named executive officers and to the extent paid are described below.

Base Salaries. Base salaries are primarily intended to attract and retain highly qualified executives by providing them with fixed, predictable levels of compensation. The named executive officers' salary levels are specified in their employment agreements (other than for Mr. O'Daniel who is not a party to an employment agreement with the Company) and are subject to periodic review and adjustment by the Compensation Committee.

Performance Bonuses. The Compensation Committee did not approve a bonus plan for fiscal 2020.

Long-Term Equity Incentive Awards. Long-term equity incentives are intended to align the named executive officers' interests with those of our shareholders as the ultimate value of these awards depends on the value of the Company's shares. The Company has historically granted equity awards in the form of stock options with an exercise price that is equal to the per-share closing price of our common shares on the grant date. In recent years, restricted stock units have also been granted as provided for under the Company's 2015 Plan. The Compensation Committee believes that stock options are an effective vehicle for aligning the interests of our executives with those of our shareholders as the executive will only realize value on their options if the share price increases during the period between the grant date and the date the stock option is exercised. The stock options and restricted stock units function as a retention incentive for the named executive officers as they typically vest over a multi-year period following the date of grant. Restricted stock units, which are payable in our common shares, also link the interests of the award recipient with those of our shareholders as the potential value of the award is directly linked to the value of our common shares. The named executive officers' equity awards are subject to accelerated vesting in certain circumstances under their agreements with the Company described below. There were no equity awards granted in fiscal 2019 and all outstanding equity awards are fully vested.

Employment, Severance and Change in Control Agreements

Peter Tassiopoulos. In December 2017, the Board approved certain compensation arrangements for Mr. Tassiopoulos. Pursuant to these arrangements, if Mr. Tassiopoulos' employment continued through a change in control of the Company (or if his employment was terminated by the Company without cause or he resigned for good reason (as such terms are defined in the agreement) prior to the change in control), he was entitled to receive a lump sum payment of $400,000, and his outstanding and unvested equity-based awards granted by the Company would have fully accelerated. In addition, if at any time his employment was terminated by the Company without cause or he resigned for good reason, he would be entitled to receive an amount equal to the estimated premiums he would be required to pay to continue health insurance coverage under our insurance plans for himself and his eligible dependents under COBRA for 12 months following the date of his termination. The benefits described above were contingent upon Mr. Tassiopoulos providing us with a general release of all claims and the entry into a settlement and release agreement by Mr. Tassiopoulos with respect to his prior bonus and severance arrangements with the Company.

As a result of the Overland Divestiture, Mr. Tassiopoulos ceased to be employed as President of the Company on November 13, 2018, and as a result of such change of control transaction, he was entitled to receive payment in the amount of $400,000 from the Company (the "Change of Control Payment"). Mr. Tassiopoulos has served as the Company's Chief Executive Officer since November 14, 2018. In August 2019, Mr. Tassiopoulos waived his entitlement to receive the Change of Control Payment and agreed to restructure such payment entitlement on the terms set forth in a new employment agreement with the Company. In August 2019, we entered into an employment agreement with Mr. Tassiopoulos (the "Employment Agreement"). The Employment Agreement provides for Mr. Tassiopoulos to earn an annual base salary of CAD$310,000, which has been his base salary since his appointment as Chief Executive Officer on November 14, 2018. Mr. Tassiopoulos will also be eligible to receive bonuses and to participate in the Company's various stock and other retention compensation plans as determined by our Board of Directors. In addition, Mr. Tassiopoulos will be entitled to a financing bonus (the "M&A Fee") equal to 3% of the total value of any transaction relating to the purchase of all of the shares or all or substantially all the assets of the Corporation that is completed during Mr. Tassiopoulos' tenure with the Company and for a period of six months following his ceasing to be an executive of the Company, unless he is terminated by the Company for cause. The Employment Agreement also provides that if we terminate Mr. Tassiopoulos' employment without cause or for good reason (including a change in control of the Company), then we will be obligated to pay him the Change of Control Payment and the M&A Payment. In addition, the Company shall provide Mr. Tassiopoulos with any pro-rated bonus or other incentives as of the date of termination. These severance benefits shall be paid in a lump sum within 30 days of his termination. If we terminate his employment for good reason, all options or awards issued to Mr. Tassiopoulos shall automatically vest on the date of termination. The Employment Agreement has an indefinite term.

Kurt L. Kalbfleisch. Since November 2018, Mr. Kalbfleisch has served as the Company's Chief Financial Officer as an independent contractor under a Transition Services Agreement with Overland and is not an employee of the Company. As a result of the Overland Divestiture, Mr. Kalbfleisch ceased to be employed by the Company on November 13, 2018, and as a result of such change of control transaction, Mr. Kalbfleisch was entitled to receive payment in the amount of $360,000 (reduced from the original entitlement of $450,000), from the Company and certain other health benefits (the "COC Payment") pursuant to an employment agreement with the Company in effect at the time of the Overland Divestiture. In August 2019, we entered into a change of control agreement with Mr. Kalbfleisch (the "COC Agreement") which provides that if Mr. Kalbfleisch is providing services to the Company at the time of a change of control of the Company, Mr. Kalbfleisch shall be entitled, in his sole discretion, to provide written notice to the Company at any time within 30 days of receiving written notice of such event, to receive the COC Payment. The COC Agreement also provides that if (i) the Company terminates Mr. Kalbfleisch's services without cause or Mr. Kalbfleisch terminates his services with the Company for good reason or (ii) Mr. Kalbfleisch becomes unable to provide services to the Company, either due to prolonged sickness, permanent disability or death, the Company shall pay Mr. Kalbfleisch the COC Payment.  In April 2020, the Company began supplementing Mr. Kalbfleisch's salary under the Transition Services Agreement in an amount equal to $100,000 per year.

Joseph L. O'Daniel. Mr. O'Daniel, who became our President in November 2018, is an at-will employee and his employment may be terminated by us for any reason, with or without notice. Mr. O'Daniel currently earns an annual salary of $200,000 per year and is eligible to receive an annual bonus based upon the achievement of financial and management objectives reasonably established by our Board of Directors or an authorized committee of our Board of Directors. His annual bonus target is 100% of the greater of $200,000 or his base salary as of the end of the applicable fiscal quarter or year in which the bonus is earned. Upon his joining us in January 2017, we entered into an offer letter with Mr. O'Daniel that provided for him to be paid a retention bonus in the amount of $700,442 if he continued employment with us through January 12, 2018. In February 2018, Mr. O'Daniel received an award of fully vested common shares valued at $181,284 in lieu of cash for a portion of the retention bonus. In September 2019, the Company and Mr. O'Daniel entered into a retention agreement (the "Retention Agreement") with respect to the outstanding portion of the retention bonus ("Outstanding Retention Bonus"). Under the Retention Agreement, in the event of a change of control of the Company and provided no payment has been made under (i), (ii) or (iii) below, Mr. O'Daniel shall be entitled, in his sole discretion, to provide written notice to the Company at any time within 30 days of such event, to receive an amount equal to the Outstanding Retention Bonus. The Retention Agreement also provides that Mr. O'Daniel shall be entitled to the Outstanding Retention Bonus if (i) he becomes unable to provide services to the Company, either due to prolonged sickness, permanent disability or death, or (ii) the Company terminates him without cause, or (iii) he resigns his employment for good reason.

2015 Performance Incentive Plan

Employees, officers, directors and consultants that provide services to us or one of our subsidiaries may be selected to receive awards under the 2015 Plan. Our Board of Directors or a committee solely of one or more directors has broad authority to administer the 2015 Plan, including the authority to select participants and determine the types of awards that they are to receive, determine and further adjust the price at which securities will be offered or awarded and the number of securities to be offered or awarded, determine the grants levels, vesting and other terms and conditions of awards, construe and interpret the terms of the 2015 Plan and any agreements relating to the plan, cancel, modify or waive the Corporation's rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, accelerate or extend the vesting or exercisability or extend the term of any outstanding award, determine the date of an award grant, acquire or settle rights under awards in cash, stock of equivalent value or other consideration and determine the fair market value of the common shares or awards under the 2015 Plan.  Our Board or a committee solely of one or more directors may delegate to one or more of our officers its powers under the 2015 Plan to choose which officers and employees of ours or our subsidiaries will receive awards and determine the number of shares and the other terms and conditions of such awards.

The maximum number of common shares that may be delivered pursuant to awards granted to Eligible Persons (as defined in the Plan) under the Plan is equal to the sum of (i) 640,843 common shares, plus (ii) the number of any common shares subject to stock options granted under the Company's Second Amended and Restated Stock Option Plan and outstanding on June 18, 2015 which expire, or for any reason are cancelled or terminated, after that date without being exercised. In addition, the share limit automatically increases on the first trading day in January of each calendar year during the term of the 2015 Plan (commencing with January 2020) by an amount equal to the lesser of (i) ten percent (10%) of the total number of common shares issued and outstanding on December 31 of the immediately preceding calendar year, or (ii) such number of common shares as may be established by the Board. Awards under the 2015 Plan may be in the form of incentive or nonqualified stock options, stock appreciation rights, stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, any similar securities with a value derived from the value of or related to the common shares and/or its returns and other forms of awards including cash awards. Awards under the plan generally will not be transferable other than by will or the laws of descent and distribution, except that our Board may authorize certain transfers. Awards under the 2015 Plan are payable in our shares or general assets and there is no special or separate reserve, fund or deposit to assure payment of any awards.

The number and type of shares available under the 2015 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, are subject to customary adjustments in the event of stock splits, stock dividends or any similar, unusual or extraordinary corporate transaction in respect of our common shares. Generally, and subject to limited exceptions set forth in the 2015 Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination or other reorganization, or a sale of all or substantially all of our assets or other event, each in connection with which the Company does not survive (or does not survive as a public company in respect of our common shares), all awards then-outstanding under the 2015 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the Board of Directors provides for the assumption, substitution or other continuation of the award. Payment of awards may be in the form of cash, common shares, other awards or combinations of these methods.  The Board may also require or permit award recipients to elect to defer the issuance of shares or settlement of awards in cash. The Board of Directors also has the discretion to establish other change in control provisions with respect to awards granted under the 2015 Plan.

The Board of Directors may amend or terminate the 2015 Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Plan amendments will be submitted to stockholders for their approval as required by applicable law or deemed advisable by the Board of Directors. If not earlier terminated by the Board of Directors, the 2015 Plan will terminate on May 14, 2025. The 2015 Plan is not exclusive - the Board of Directors may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

Equity Compensation Plan Information

The following table provides information about our equity compensation plans as of the last day of fiscal 2020, unless otherwise footnoted below. The Company maintains its 2012 Option Plan ("2012 Plan"), 2015 Performance Incentive Plan ("2015 Plan"), and 2015 Employee Stock Purchase Plan ("ESPP"), which have been approved by the Company's shareholders. No new awards may be granted under the 2012 Plan.

Plan Category	(a) Number of Common Shares to be Issued Upon Exercise of Outstanding Options and Rights	(b) Weighted-average Exercise Price of Outstanding Options and Rights(1)	(c) Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))

Equity compensation plans approved by our shareholders(2)	101,175	$8.94	89,000
Equity compensation plans not approved by our shareholders	-	-	-
Total	101,175		89,000

________________

(1)  The weighted-average exercise prices do not reflect shares subject to outstanding awards of restricted stock units.

(2)  Of the aggregate number of shares that are to be issued upon exercise of outstanding options and rights as reported in column (c), 51,500 were available under the 2015 Plan and 37,500 were available under the ESPP. The 2015 Plan permits the granting of the following types of incentive awards: stock options, stock appreciation rights, restricted shares, and stock units.

Compensation of Directors

The following table provides compensation information for the members of our Board of Directors during 2020 who were not employed by us or any of our subsidiaries ("non-employee directors"). Peter Tassiopoulos is a named executive officer who also served on the Board of Directors during 2020. The 2020 compensation information for Mr. Tassiopoulos is presented in the Summary Compensation Table above and he was not entitled to any additional compensation for his service on the Board during fiscal 2020. Patricia Trompeter was not a member of the Board of Directors during 2020; she was appointed to the Board of Directors on April 21, 2021.

Name	Fees Earned ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Cheemin Bo-Linn	50,000	-	-	50,000
Vivekanand Mahadevan	50,000	-	-	50,000
Duncan McEwan	40,000	-	-	40,000

_______________

(1) At the end of fiscal 2020, our non-employee directors did not have any outstanding equity awards.

The non-employee board members earn $10,000 per quarter for their service on the Board except that the Chair of the Audit Committee and the Lead Board member earn $12,500 per quarter for their service on the Board ("Quarterly Payment"). The Board retains complete discretion to adopt or modify our programs for providing cash and/or equity-based compensation to our non-employee directors as it deems appropriate from time to time.

As of June 30, 2019, the Company owed our non-employee directors, an aggregate amount of $370,000 for directorship services (the "Outstanding Board Fees"). In August 2019, we entered into a change of control agreement with each of our non-employee directors (the "COC Agreements"). The COC Agreements provide that in the event of a change of control of the Company and provided no payment has been made under (i) or (ii) below, the Board Member shall be entitled, in their sole discretion, to provide written notice to the Company at any time within 30 days of such event, to receive an amount equal to the Outstanding Board Fees due them. The COC Agreements also provide that the Board Member shall be entitled to the Outstanding Board Fees due them if (i) the Board Member becomes unable to serve on the board of directors of the Company, either due to prolonged sickness, permanent disability or death or (ii) is not reappointed as a member of the board at a duly convened meeting of its shareholders.

 In April 2021, Ms. Bo-Linn and Messers. Mahadevan and McEwan each received an award of 25,000 restricted stock units which will vest in full on December 31, 2021, or on a pro-rata basis if one of them resigns from the board of directors prior to December 31, 2021.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the direct and beneficial ownership of our common shares as of May 7, 2021 by each shareholder known to us to beneficially own more than 5% of our common shares, each director, each executive officer, and all directors and executive officers of Sphere 3D as a group. Each common share entitles its holder to one vote. There are no arrangements involving employee ownership of capital of the Company besides the grant of options or other awards under the Company's 2008 Plan or 2015 Plan.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent(3)

Peter Tassiopoulos	1,000	(4)	*
Kurt L. Kalbfleisch	18,885	(4)	*
Joseph L. O'Daniel	10,625		*
Cheemin Bo-Linn	4,544		*
Duncan J. McEwan	3,596		*
Vivekanand Mahadevan	3,185		*
Patricia Trompeter	-
Current directors and executive officers as a group (7 persons)	41,835	(5)	*
FBC Holdings SARL	1,493,000	(6)	9.99%
Oasis Capital, LLC	1,493,000	(7)	9.99%
Tyrell Global Acquisition Inc.	720,000	(8)	5.28%

*	Less than 1%

(1)

Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Unless otherwise noted, the address for each beneficial owner is: c/o Sphere 3D Corp., 895 Don Mills Road, Bldg.2, Suite 900, Toronto, Ontario, Canada M3C 1W3.

(2)

Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants and vesting of stock awards.

(3)

Calculated on the basis of 13,450,820 common shares outstanding as of May 7, 2021, provided that any additional common shares that a stockholder has the right to acquire within 60 days after May 7, 2021 are deemed to be outstanding for the purpose of calculating that stockholder's percentage beneficial ownership.

(4)	These shares include the right to acquire shares upon exercise of 500 stock options.

(5)	These shares include the right to acquire shares upon exercise of 1,000 stock options beneficially owned by our executive officers.

(6)

The address for FBC Holdings SARL ("FBC Holdings") is 6 rue Dicks, Luxembourg L-1417. These shares represent the common shares underlying the Series B Preferred Shares. FBC Holdings may be deemed the holder of the Series B Preferred Shares (and therefore the common shares underlying the Series B Preferred Shares). FBC Holdings has the right to acquire these common shares upon conversion of its Series B Preferred Shares, representing approximately 9.99% of all issued and outstanding common shares of the Company as at April 14, 2021, calculated on a partially diluted basis assuming the exercise of the convertible securities of the Company beneficially owned by FBC Holdings. Pursuant to the terms of a waiver agreement entered into by FBC Holdings and the Company on April 8, 2021, FBC Holdings has irrevocably and unconditionally waived its ability, upon providing the Company with at least 61 days' prior written notice, to increase or decrease the Maximum Percentage from the 9.99% threshold provided for in the Company's articles of amendment governing the rights and preferences of outstanding shares of Series B Preferred Shares unless FBC Holdings obtains the Company's prior written consent. FBC Holdings is a wholly owned subsidiary of certain funds advised and managed by Cyrus Capital Partners L.P ("Cyrus") each of which are private investment funds engaged in the business of acquiring, holding and disposing of investments in various companies. Cyrus is a manager of FBC Holdings and the investment manager of each private fund holding an interest in FBC Holdings. Cyrus Capital Partners GP, LLC ("Cyrus GP") is the general partner of Cyrus. Stephen Freidheim is the sole member and manager of Cyrus GP and Chief Investment Officer of Cyrus and has full voting and disposition power over the common shares held by FBC Holdings.

(7)

The address for Oasis Capital is 208 Ponce de Leon Ave, Ste 1600, San Juan, Puerto Rico 00918. These shares represent common shares of the Company deemed to be owned by Oasis Capital, under the Equity Purchase Agreement between the Company and Oasis Capital dated May 15, 2020, which gives Oasis Capital the right to own an aggregate number of shares of the Company in an amount up to 9.99% of common shares then outstanding, calculated on a partially diluted basis assuming the purchase of the common shares of the Company by Oasis Capital. Adam Long is the managing member of Oasis Capital and has sole voting and investment power over these securities.

(8)

The address for this reporting person is 235 Victoria Avenue North Lindsay, Ontario K9V 6C9. Gordon McWilliams is sole owner and a Director of Tyrell Global Acquisitions Inc. and has voting and investment power over these securities.

RELATED PARTY TRANSACTIONS

Related parties of the Company include the Company's directors, key management personnel and persons that beneficially own, control or direct, directly or indirectly, more than 10% of the voting securities of the Company. Key management personnel are those persons having authority and responsibility for planning, directing, and controlling the activities of the Company, directly or indirectly. There were no transactions between the Company and such related parties for the period from the beginning of the Company's last full fiscal year up to May 7, 2021 that were material to the Company or such related party, except for the following:

Series D Preferred Shares. During the year ended December 31, 2020, the Company converted 785,000 shares of the Series D Preferred Shares and issued 785,000 common shares of the Company. As a result of the conversion, one of the Purchasers, Gora Consulting Corp. ("Gora") is classified as a related party of the Company. Gora participated in the Securities Purchase Agreement by acquiring 847,000 Shares and warrants to purchase 847,000 common shares, in exchange for the assignment to the Company certain promissory notes receivable held by Gora in an aggregate amount of $550,000. During the year ended December 31, 2020, Gora converted 485,000 Series D Preferred Shares and was issued 485,000 common shares of the Company. On May 25, 2020, Gora was issued 225,000 common shares. In addition, on April 21, 2020, the sole owner of Gora entered into a share purchase agreement with an employee of the Company and acquired 211,745 common shares of the Company.

In the first quarter of 2021, the Company converted 895,000 Series D Preferred Shares and issued 895,000 common shares of the Company, which included Gora's 348,000 Series D Preferred Shares and Gora was issued 348,000 common shares of the Company.

Securities Purchase Agreement. On September 14, 2020, the Company entered into a Securities Purchase Agreement ("Westworld SPA") with Westworld Financial Capital, LLC ("Westworld"), a beneficial owner, relating to the issuance and sale to the investor of 3,000 shares of the Company's subsequently established Series E Preferred Shares in a private placement transaction for net proceeds of $2.7 million. On September 23, 2020, the Company entered into an amendment to the Westworld SPA. Under the amendment, Westworld and the Company agreed that to the extent Westworld converts any Series E Preferred Shares into common shares, such common shares shall be prohibited from being voted with respect to any proposal related to the transactions contemplated by the Westworld SPA, including any proposal seeking to obtain shareholder approval of the transactions contemplated by the Westworld SPA in accordance with Nasdaq rules. The Company paid a related party, Torrington, a business advisory fee of $240,000 related to this transaction.

On March 9, 2021, the Company and Westworld entered into an Amendment to the Westworld SPA and on March 23, 2021 the Company issued 250,000 common shares of the Company to Westworld for failure to file a timely registration statement required under the Westworld SPA. In addition, in 2021, the Company converted 1,350 Series E Preferred Shares and issued 957,418 common shares of the Company.

Equity Purchase Agreement. In May 2020, the Company entered into an equity purchase agreement and registration rights agreement with Oasis Capital, LLC ("Oasis Capital"), to purchase from the Company up to $11.0 million worth of common shares of the Company. Under the purchase agreement, the Company has the right to sell up to $11.0 million of its common shares to Oasis Capital over a 36-month period, upon satisfaction of the conditions in the purchase agreement, including the effectiveness of a resale registration statement filed on Form S-1. On May 20, 2020, the Company filed a registration statement on Form S-1, as subsequently amended on June 25, 2020, relating to the sale by certain selling stockholders, including Oasis Capital, of our common shares. The Company will control the timing and amount of any sales to Oasis Capital, and Oasis Capital is obligated to make purchases in accordance with the purchase agreement, upon certain terms and conditions being met. The purchase agreement, which contains a floor price of $1.58 per common share (as adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction and, effective upon the consummation of any such reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), allows the Company to fund its needs in a more expedient and cost-effective manner, on the pricing terms set forth in the purchase agreement. The equity line is designed to provide capital to the company as it is required. During the year ended December 31, 2020, the Company issued 200,000 common shares to Oasis Capital for gross proceeds of $389,000 under the terms and conditions of the equity purchase agreement. Subsequent to December 31, 2020, the Company issued 630,000 common shares to Oasis Capital for gross proceeds of $1,344,086 under the terms and conditions of the Oasis Capital equity purchase agreement.

On October 26, 2020, the Company issued 30,000 unregistered common shares of the Company to Oasis Capital in exchange for a waiver from Oasis Capital of its prepayment right under the Oasis promissory note as a result of the Series E Preferred Shares transaction.

Share Purchase Agreement. On April 21, 2020, two investors, one of which was an investor of the March 23, 2020 Subscription Agreements, entered into share purchase agreements to acquire 330,000 common shares of the Company. As a result of this transaction, the investor participating in the March 23, 2020 Subscription Agreements will hold enough common shares be classified as a related party of the Company. Originally, the common shares were held by a vendor of the Company subject to the October 2019 related party subscription agreement the Company entered into with such vendor and issued 330,000 common shares of the Company at $1.07 per share to the vendor in exchange for the satisfaction of certain accounts payable. In the second quarter of 2020, the aggregate amount of the obligations owed by the Company to the vendor were reduced by $157,000, the actual cash proceeds received by the vendor from the share purchase agreements.

Subscription Agreements. On March 23, 2020, the Company entered into subscription agreements by and among the Company and the investors party thereto, including the Advisor (defined below), for the purchase and sale of 725 units (collectively, the "Units" and individually, a "Unit") for aggregate gross proceeds of up to $725,000 (the "Offering"), with each Unit consisting of (a) a 6% convertible debenture in the principal amount of $1,000, which is convertible at $0.6495 per share into 1,540 common shares of the Company, and (b) a warrant to purchase 1,540 common shares of the Company exercisable at any time on or before the third year anniversary date at an exercise price of $0.60 per share. The warrant includes a provision restricting the warrant holder from exercising it if the aggregate number of common shares held by the warrant holder equals or exceeds 5.0% of the issued and outstanding shares of the Company, calculated on a partially converted basis (i.e., assuming the conversion of all rights to receive common shares of the Company held by the warrant holder).

In connection with the Offering and as compensation for the Advisor's services, the Company issued to the Advisor convertible debentures equal to $58,000 and convertible into 89,320 common shares and with other terms also substantially the same as the investors. The Company received cash proceeds of $575,000 from the Offering, and a participant of the offering, a related party, paid directly $150,000 to a financial consultant for a prepayment of future services to the Company. The Company intends to use the remaining proceeds from the Offering for general corporate and working capital purposes.

During the year ended December 31, 2020, the Company converted all of the outstanding convertible debenture balance of $783,000, including the Advisor fee, and issued, in the aggregate, 1,205,820 common shares of the Company, of which $408,000 of convertible debenture was held by related parties, and they were issued in the aggregate 628,320 common shares.

Business Advisory Agreement. On February 13, 2020, the Company entered into a business advisory agreement with Torrington Financial Services Ltd (the "Advisor"), a financial adviser to the Company and a participant of the investors party thereto below Offering. As a result of the March 23, 2020 transaction, the Advisor and its related entities who participated in the Offering became a related party of the Company.

Series C Preferred Shares. On October 31, 2020, the Company received notification requesting conversion of the Series C Preferred Shares held by Overland. On March 3, 2021, the Company converted 1,600,000 Series C Preferred Shares and issued two investors in the aggregate 1,440,000 common shares; (i) SBC Investments Ltd. ("SBC") was issued 720,000 common shares, which Kathryn Fell is sole owner of SBC and has voting power over these common shares; and (ii) Tyrell Global Acquisitions Inc. ("Tyrell") was issued 720,000 common shares, which Gordon McWilliams is sole owner of Tyrell and has voting power over these common shares.

Related Party Transition Service Agreement ("TSA"). In November 2018, the Company entered into a TSA to facilitate an orderly transition process for the divestiture of Overland. As of December 31, 2020, the TSA has a remaining prepaid balance of $115,000. Net expense incurred by the Company related to the TSA was approximately $230,000 and $525,000 for the years ended December 31, 2020 and 2019, respectively, and was included in continuing operations.

DESCRIPTION OF SHARE CAPITAL AND DESCRIPTION OF SECURITIES

Our authorized capital stock consists of unlimited common shares, no par value, unlimited shares of Series A preferred shares, no par value, unlimited shares of Series B preferred shares, no par value, unlimited shares of Series C preferred shares, no par value, unlimited shares of Series D preferred shares, no par value, unlimited shares of Series E preferred shares, no par value and unlimited shares of Series F preferred shares, no par value. As of May 7, 2021, 13,450,820 common shares were issued and outstanding, 6,843,778 shares of Series B preferred shares were issued and outstanding, 14,000 shares of Series D preferred shares were issued and outstanding, and 1,650 shares of Series E preferred shares were issued and outstanding. There are no Series A, Series C or Series F shares outstanding.  The conversion of the outstanding Series B, D and E Preferred Shares will result in substantial dilution to our common shareholders. Pursuant to our articles of amalgamation, the Board has the authority to fix and determine the voting rights, rights of redemption and other rights and preferences of preferred shares. Neither the Series B preferred shares outstanding, the Series D preferred shares outstanding nor the Series E preferred shares outstanding have voting rights.

The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the Business Corporation Act (Ontario) ("OBCA") and our Articles and By-laws. We encourage you to review our:

•	Articles of Amendment dated January 4, 2021
•	Articles of Amendment dated September 29,2020
•	Articles of Amendment dated May 6, 2020;
•	Articles of Amendment dated November 6, 2019;
•	Articles of Amendment dated July 12, 2019;
•	Articles of Amendment dated November 13, 2018;
•	Articles of Amendment dated November 5, 2018;
•	Articles of Amendment dated September 28, 2018;
•	Articles of Amendment dated July 11, 2017;
•	Articles of Amalgamation dated March 24, 2015;
•	By-law No. 1, as amended; and
•	By-law No. 2.

Common Shares

Voting, Dividend and Other Rights. Each outstanding common share entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of common shares have no cumulative voting, pre-emptive, subscription or conversion rights. All common shares to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common shares. Our declaration of any cash dividends in the future will depend on our Board of Directors' determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common shares in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of preferred shares to receive preferential distributions, each outstanding common share may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. Two holders representing not less than twenty five percent (25%) of the outstanding common shares constitute a quorum at any meeting of the shareholders. A majority of the votes cast at a meeting of shareholders elects our directors. The common shares do not have cumulative voting rights. Therefore, the holders of a majority of the outstanding common shares can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors.

Preferred Shares

Authority of Board of Directors to Create Series and Fix Rights. Under our certificate of amalgamation, as amended, our Board of Directors can issue an unlimited amount of preferred shares from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred shares without shareholder approval.

Series B Preferred Shares

The holders of Series B Preferred Shares have the following rights, restrictions and privileges in respect of their Preferred Shares:

• Each shareholder of the Series B Preferred Shares, may convert all or any part of the Series B Preferred Shares provided that after such conversion the common shares issuable, together with all the common shares held by the shareholder in the aggregate would not exceed 9.99% of the total number of our outstanding common shares. FBC Holdings has irrevocably and unconditionally waived its ability, upon providing the Corporation with at least 61 days' prior written notice, to increase or decrease the Maximum Percentage from the 9.99% threshold provided for in the Company's articles of amendment governing the rights and preferences of outstanding shares of Series B Preferred Shares unless FBC obtains the Corporation's prior written consent.

• The Series B Preferred Shares are convertible into our common shares, at a conversion rate equal to $1.00 per share, plus accrued and unpaid dividends, divided by an amount equal to 0.85 multiplied by a 15-day volume weighted average price per Common Share prior to the date the conversion notice is provided, subject to a conversion price floor of $0.80.

• The Series B Preferred Shares carry a cumulative preferred dividend at a rate of 8.0% of the subscription price per Series B Preferred Share, and

• The Series B Preferred Shares carry a liquidation preference equal to the subscription price per Series B Preferred Share plus any accrued and unpaid dividends.

Series D Preferred Shares

The holders of Series D Preferred Shares have the following rights, restrictions and privileges in respect of their Preferred Shares:

• The Series D Preferred Shares are convertible into our common shares, at a conversion price equal to US$0.65, subject to certain anti-dilution adjustments. Each shareholder of the Series D Preferred Shares, may, at any time, convert all or any part of the Series D Preferred Shares provided that after such conversion the common shares issuable, together with all the common shares held by the shareholder in the aggregate would not exceed 4.99% of the total number of outstanding common shares of the Company. This amount may be increased to 9.99% with 61 days' notice to the Company.

Series E Preferred Shares

The holders of Series E Preferred Shares have the following rights, restrictions and privileges in respect of their Preferred Shares:

• The Series E preferred stock is convertible, at any time from time to time, at the option of the holder thereof, into that number of common shares determined by dividing the Stated Value of such share of Series E preferred stock (which is $1,000) by the conversion price. The initial conversion price was equal to the lower of (i) 70% of the average of the three lowest volume-weighted average price of our common shares during the ten trading days period to the date of conversion and (ii) $2.00, which shall be adjusted in the event that we (i) pay a stock dividend or otherwise make a distribution or distributions payable in common shares, (ii) subdivide outstanding common shares into a larger number of shares, (iii) combine (including by way of a reverse stock split) outstanding common shares into a small number of shares, or (iv) issue, in the event of a reclassification of common shares, any shares of our capital stock. However, the conversion price shall in no event be less than $1.00 per share.

• Each shareholder of the Series E Preferred Shares, may do so provided that after such conversion the common shares issuable, together with all the common shares held by the shareholder in the aggregate would not exceed 4.99% of the total number of outstanding common shares of the Company.  This amount may be increased to 9.99% with 61 days' notice to the Company.

• The holders of Series E preferred stock shall be entitled to receive dividends at a rate of 8% per annum, payable quarterly.

Warrants

At May 7, 2021, the following warrants were outstanding:

•

Warrants to purchase 1,594,000 common shares until October 30, 2025 at an initial exercise price of $0.92 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common shares.

•

Warrants to purchase 111,563 common shares until April 17, 2023 at an initial exercise price of $5.60 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common shares.

•

Warrants to purchase 262,000 common shares until March 23, 2023 at an initial exercise price of $0.60 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common shares.

•

Warrants to purchase 25,625 common shares until August 22, 2022 at an initial exercise price of $42.00 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common shares.

•

Warrants to purchase 11,876 common shares until August 16, 2022 at an initial exercise price of $42.00 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common shares.

•

Warrants to purchase 37,500 common shares until August 11, 2022 at an initial exercise price of $42.00 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common shares.

Transfer Agent and Registrar

The registrar and transfer agent for our common shares is TSX Trust Company, located at 301 - 100 Adelaide Street West, Toronto, Ontario M5H 4H1.

UNDERWRITING

Maxim Group LLC (the "underwriter") is acting as book-running manager of this offering. We have entered into an underwriting agreement dated            , 2021 with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase from us, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of common shares listed next to its name in the following table.

The underwriting agreement provides for the purchase of a specific number of common shares by the underwriter named below. Subject to the terms and conditions of the underwriting agreement, the underwriter has  agreed to purchase the number of common shares set forth opposite its name below:

Name	Number of Shares
Maxim Group LLC
Total

The underwriter has agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if the underwriter defaults in its commitment to purchase shares, the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about        , 2021 against payment in immediately available funds.      , 2021 is the second business day following the date of this prospectus. The underwriter is offering the shares subject to various conditions and may reject all or part of any order. The underwriter has advised us that the underwriter proposes to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the underwriter may offer some of the shares to other securities dealers at such price less a concession of $      per share. The underwriter may also allow, and such dealers may reallow, a concession not in excess of $        per share to other dealers. After the shares are released for sale to the public, the underwriter may change the offering price and other selling terms at various times.

Over-Allotment Option

We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriter to purchase a maximum of 750,000 additional shares from us to cover over-allotments. If the underwriter exercises all or part of this option, it will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total proceeds to us will be $        , before deduction of underwriting discounts and expenses and other offering expenses. The underwriter has agreed that, to the extent the over-allotment option is exercised, it will purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

Discount

The following table shows the public offering price, underwriting discounts and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of its over-allotment option.

	Per Share	Total Without Over- Allotment Option	Total With Over- Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expense, to us	$	$	$

Underwriter's Warrants

Upon the closing of this offering we will issue to the underwriter (or its designated affiliates) share purchase warrants covering    common shares; provided, however, that for Company-introduced investors, such warrants cover      common shares. Such warrants will be non-exercisable for six months after the date of the closing of this offering will expire five years from the commencement of sales of this offering. Such warrants will be exercisable at a price equal to    . Such warrants are not be redeemable. The underwriter warrants are subject to a 180-day lock up from the commencement of sales of this offering during which time they may not be sold, transferred, assigned, pledged or hypothecated or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the economic disposition of the warrants or underlying securities during the lock-up period, except to any officer, partner, associated person or affiliate of the underwriter, members of the underwriting syndicate or selling group, or as otherwise permitted pursuant to FINRA Rule 5110(e)(2). Such warrants may be exercised as to all or a lesser number of common shares, provide for cashless exercise and contain provisions for demand registration of the sale of the underlying common shares at the Company's expense, an additional demand registration at the warrant holders' expense, and unlimited "piggyback" registration rights for a period of five years after the commencement of sales of this offering at the Company's expense. Such warrants will include anti-dilution protection in compliance with FINRA Rule 5110(g)(8).

We have agreed to pay the underwriter an accountable expense allowance of up to $      .

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

We, our directors, officers, beneficial holders of more than 3% of our common shares have agreed to a 180-day "lock up" with respect to their common shares and any other of our securities that they beneficially own, including securities that are convertible into common shares and securities that are exchangeable or exercisable for common shares. This means that, subject to certain exceptions, for a period of 180 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the underwriter.

Rules of the SEC may limit the ability of the underwriter to bid for or purchase shares before the distribution of the shares is completed. However, the underwriter may engage in the following activities in accordance with the rules:

● Stabilizing transactions - The underwriter may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

● Over-allotments and syndicate covering transactions - The underwriter may sell more common shares in connection with this offering than the number of shares that it has committed to purchase. This over-allotment creates a short position for the underwriter. This short sales position may involve either "covered" short sales or "naked" short sales. Covered short sales are short sales made in an amount not greater than the underwriter's over-allotment option to purchase additional shares in this offering described above. The underwriter may close out any covered short position either by exercising its over-allotment option or by purchasing shares in the open market. To determine how it will close the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which it may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

● Penalty bids - If the underwriter purchases the shares in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriter and selling group members who sold those shares as part of this offering.

● Passive market making - Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchase the shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriter's purchases to cover the syndicate short sales or to stabilize the market price of our common shares may have the effect of raising or maintaining the market price of our common shares or preventing or mitigating a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of our common shares if it discourages resales of the shares.

Right of First Refusal

If we close an offering for at least $12 million in gross proceeds, we will grant the underwriter a right of first refusal to act as lead managing underwriter and book runner for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings for a period of twelve (12) months following the commencement of sales of the offering.

Electronic Delivery of Preliminary Prospectus: A prospectus in electronic format may be delivered to potential investors the underwriter participating in this offering. The prospectus in electronic format will be identical to the paper version of such preliminary prospectus. Other than the prospectus in electronic format, the information on the underwriter's website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part.

Notice to Non-US Investors

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are "accredited investors", as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are "permitted clients", as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, with effect from and including the date on which the European Union Prospectus Directive, or the EU Prospectus Directive, was implemented in that Relevant Member State, or the Relevant Implementation Date, no offer of securities may be made to the public in that Relevant Member State other than:

1. to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

2. to fewer than 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive), subject to obtaining the prior consent of the underwriter; or

3. in any other circumstances falling within Article 3(2) of the EU Prospectus Directive;

provided that no such offer of securities shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriter and the Company that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any securities being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression "EU Prospectus Directive" means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons") or otherwise in circumstances which have not resulted and will not result in an offer to the public of the securities in the United Kingdom.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of common shares by U.S. Holders. This discussion applies to U.S. Holders that hold such common shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, broker-dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, holders who are subject to Section 451(b) of the Code, persons who hold common shares as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or integrated investment, persons that have a "functional currency" other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power or value of our shares, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships and other pass-through entities (or arrangements treated as a partnership for U.S. federal income tax purposes), and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term "U.S. Holder" means a beneficial owner of common shares that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences relating to an investment in the common shares will depend in part upon the status and activities of such entity or arrangement and the particular partner. Any such entity or arrangement should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of common shares.

Persons considering an investment in common shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of common shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a PFIC for any taxable year in which either (1) at least 75% of its gross income is "passive income" (the "PFIC income test") or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income (the "PFIC asset test"). Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

We do not believe we were a PFIC for the year ending December 31, 2020. While we also do not believe we will be a PFIC for the current taxable year, because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be a PFIC for the current taxable year. Because we may hold a substantial amount of cash and cash equivalents, and because the calculation of the value of our assets may be based in part on the value of common shares, which may fluctuate considerably, we may be a PFIC in future taxable years under the PFIC asset test. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the U.S. Internal Revenue Service (the "IRS") will agree with our conclusion and that the IRS would not successfully challenge our position. Our status as a PFIC is a fact-intensive determination made on an annual basis. Accordingly, our legal counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with regard to our expectations regarding our PFIC status.

If we are a PFIC in any taxable year during which a U.S. Holder owns common shares, the U.S. Holder could be liable for additional taxes and interest charges under the "PFIC excess distribution regime" upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder's holding period for the common shares, and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of the common shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder's holding period for common shares. In the case of common shares obtained through the exercise of warrants, the holding period will include the holding period of the underlying warrants. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds common shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds the common shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a "deemed sale" election with respect to the common shares (no such election is available to warrants). If the election is made, the U.S. Holder will be deemed to sell the common shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder's common shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds common shares and one of our non-U.S. corporate subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to our non-U.S. subsidiaries.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on common shares if such U.S. Holder makes a valid "mark-to-market" election for our common shares (but not for our warrants). A mark-to-market election is available to a U.S. Holder only for "marketable stock." Our common shares will be marketable stock as long as they remain listed on Nasdaq and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. If a mark-to-market election is in effect, a U.S. Holder generally would take into account, as ordinary income each year, the excess of the fair market value of common shares held at the end of such taxable year over the adjusted tax basis of such common shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such common shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder's tax basis in common shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of common shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss.

A mark-to-market election will not apply to common shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election, however, will not apply to any non-U.S. subsidiaries that we currently own, may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we currently own, may organize or acquire in the future notwithstanding the U.S. Holder's mark-to-market election for the common shares.

However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFIC are themselves "marketable." As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to our common shares, the U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund ("QEF") election (no such election is available to warrants). At this time we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election, prospective investors should assume that a QEF election will not be available.

Each U.S. person that is an investor of a PFIC is generally required to file an annual information return on IRS Form 8621 containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of common shares, the consequences to them of an investment in a PFIC, any elections available with respect to the common shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of common shares of a PFIC.

Taxation of Distributions

Subject to the discussion above under "Passive Foreign Investment Company Consequences," a U.S. Holder that receives a distribution with respect to common shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder's pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder's pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder's common shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder's common shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. Distributions on common shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the "dividends received" deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Such gain or loss would generally be treated as U.S. source ordinary income or loss. The amount of any distribution of property other than cash (and other than certain pro rata distributions of common shares or rights to acquire common shares) will be the fair market value of such property on the date of distribution.

Dividends paid by a "qualified foreign corporation" are eligible for taxation at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain requirements are met. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under "Passive Foreign Investment Company Consequences"), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends with regard to its particular circumstances.

A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on common shares that are readily tradable on an established securities market in the United States. We believe that we qualify as a resident of Canada for purposes of, and are eligible for the benefits of, the U.S. Treaty, which the IRS has determined is satisfactory for purposes of the qualified dividend rules and that it includes an exchange of information provision, although there can be no assurance in this regard. Further, our common shares will generally be considered to be readily tradable on an established securities market in the United States if they are listed on Nasdaq, as we intend the common shares to be. Therefore, subject to the discussion above under "Passive Foreign Investment Company Consequences," if the U.S. Treaty is applicable, or if the common shares are readily tradable on an established securities market in the United States, dividends paid on common shares will generally be "qualified dividend income" in the hands of individual U.S. Holders, provided that certain conditions are met, including conditions relating to holding period and the absence of certain risk reduction transactions.

Sale, Exchange or Other Disposition of Common Shares

Subject to the discussion above under "Passive Foreign Investment Company Consequences," a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of common shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder's adjusted tax basis in the common shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, the common shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of common shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of common shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in common shares.

Information Reporting and Backup Withholding

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in common shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under "Passive Foreign Investment Company Consequences," each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than US$100,000 for common shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

Dividends on and proceeds from the sale or other disposition of common shares generally must be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the holder:

•	fails to provide an accurate United States taxpayer identification number or otherwise establish a basis for exemption, or

•	is described in certain other categories of persons.

However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO THE INVESTOR OF AN INVESTMENT IN OUR COMMON SHARES IN LIGHT OF THE INVESTOR'S OWN CIRCUMSTANCES.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act") that apply to a purchaser who acquires, as a beneficial owner, common shares and who, at all relevant times, for purposes of the Tax Act or any applicable income tax treaty or convention (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm's length with the Company and is not affiliated with the Company; (3) does not use or hold, and is not deemed to use or hold, the common shares in a business carried on, or deemed to be carried on, in Canada; and (4) has not acquired the common shares in a transaction or transactions considered to be an adventure in the nature of trade. A purchaser that meets all of the foregoing requirements is referred to as a "Holder" in this summary, and this summary only addresses such Holders.

Special rules, which are not discussed in this summary, may apply to a Holder that is (i) an insurer that carries on an insurance business in Canada and elsewhere; or (ii) an "authorized foreign bank" (as defined in the Tax Act). All such purchasers should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the "Regulations"), and where noted the current provisions of the Canada-United States Tax Convention (1980) (the "Canada-U.S. Tax Treaty") and the current administrative policies and assessing practices of the Canada Revenue Agency (the "CRA") published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the Regulations and the Canada-U.S. Tax Treaty publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policies or assessing practice of the CRA whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account other federal or any provincial, territorial, state, or foreign tax legislation or considerations, which may be different from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular purchaser, and no representations with respect to the income tax consequences to any purchaser are made. Prospective purchasers should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring common shares pursuant to this offering having regard to their particular circumstances.

Currency Conversion

For purposes of the Tax Act, all relevant amounts relating to the acquisition, holding or disposition of the common shares (including adjusted cost base, proceeds of disposition, and dividends, if any) must generally be expressed in Canadian dollars. Accordingly, amounts denominated in U.S. dollars must be converted into Canadian dollars based on the exchange rate quoted by the Bank of Canada on the date such amounts arise or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada).

Dividends

Dividends paid or credited on the common shares or deemed to be paid or credited on the common shares to a Holder will generally be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend, subject to any reduction in the rate of withholding under any applicable income tax treaty or convention between Canada and the country of residence of the Holder. Where the Holder is a U.S. resident entitled to applicable benefits under the Canada-U.S. Tax Treaty and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. Holders who may be eligible for a reduced rate of withholding on dividends pursuant to any applicable income tax treaty or convention should consult with their own tax advisors.

Disposition of Common Shares

Generally, a Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Holder on a disposition of common shares, nor will capital losses arising therefrom be recognized under the Tax Act, unless the common shares constitute "taxable Canadian property" (as defined in the Tax Act) of the Holder at the time of disposition and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty or convention.

Provided the common shares are listed on a "designated stock exchange" as defined in the Tax Act (which currently includes Nasdaq) at the time a common shares are disposed of, the common shares will generally not constitute taxable Canadian property to a Holder at a particular time, unless, at any time during the 60-month period immediately preceding the disposition the following two conditions have been met concurrently: (i) the Holder, persons with whom the Holder did not deal with at arm's length, partnerships in which the Holder or persons with whom the Holder did not deal with at arm's length holds a membership interest directly or indirectly through one or more partnerships, or the Holder together with all such foregoing persons and partnerships, owned 25% or more of the issued shares of any class or series of the Company's capital stock, and (ii) more than 50% of the fair market value of the common shares was derived, directly or indirectly, from one or any combination of real or immovable property situated in Canada, "Canadian resource properties" (as defined in the Tax Act), "timber resource properties" (as defined in the Tax Act), or options in respect of, or interests in, or civil law rights in such property, whether or not such property exists.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, common shares which are not otherwise taxable Canadian property could be deemed to be taxable Canadian property.

If the common shares are taxable Canadian property to a Holder any capital gain realized on the disposition or deemed disposition of such common shares may not be subject to Canadian federal income tax pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of a Holder.

A Holder whose common shares may be taxable Canadian property, should consult their own tax advisors with respect to the consequences of disposing of a common share.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Pryor Cashman LLP, New York, New York.  Certain legal matters in connection with this offering have been passed upon for the underwriter by Ellenoff Grossman & Schole LLP, New York, New York.

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the common shares registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimates:

Description	Amount
Securities and Exchange Commission registration fee	$1,571.83
Accounting fees and expenses*	$20,000
Legal fees and expenses*	$75,000
Miscellaneous fees and expenses*	$10,000
Total*	$106,571.83

*	Estimated

EXPERTS

The Company's consolidated financial statements as of December 31, 2020 and December 31, 2019, and for the years then ended, appearing in the Company's Annual Report on Form 20-F for the year ended December 31, 2020, have been audited by Smythe LLP, an independent registered public accounting firm, as stated in their report, incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm (which report expresses an unqualified opinion and includes explanatory paragraphs regarding a going concern uncertainty and changes in accounting principles) given upon their authority as experts in accounting and auditing. Smythe LLP's address is 1700-475 Howe St, Vancouver, BC V6C 2B3, Canada.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form F-1 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common shares offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file annual reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and other information statements about issuers, including us, that file electronically with the SEC. The address of the website is http://www.sec.gov. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, through our internet website at www.sphere3d.com. The information on our website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	Our Annual Report on Form 20-F for the year ended December 31, 2020, filed on April 9, 2021;

●

Our Reports of Foreign Private Issuer on Form 6-K filed on January 7, 2021, January 19, 2021, February 16, 2021, February 19, 2021, March 18, 2021, April 12, 2021, April 23, 2021 and April 27, 2021; and

●

The description of our common shares contained in our Registration Statement on Form 8-A (File No. 001-36532), filed with the SEC on July 7, 2014, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus; provided, however, that all reports, exhibits and other information that we "furnish" to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus or any prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

Sphere 3D Corp.
895 Don Mills Road, Bldg. 2, Suite 900
Toronto, Ontario, Canada M3C 1W3
Attn: Peter Tassiopoulos, Chief Executive Officer
(858) 571-5555

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

Until                  , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold overallotments or subscriptions.

5,000,000 Shares

SPHERE 3D CORP.

COMMON SHARES

PROSPECTUS

            , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario), Sphere 3D Corp. (the "Registrant") may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an "Individual") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the Individual is involved because of that association with the Registrant or other entity, on the condition that:

(i)

the Individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the Individual acted as a director or officer or in a similar capacity at the Registrant's request; and

(ii)

if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify the Individual unless the Individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant may advance money to a director, officer or other Individual in relation to the foregoing matters, but the Individual shall repay the money of the Individual does not fulfill the conditions set out in (i) and (ii) above.

Further, the Registrant may, with the approval of a court, indemnify an Individual in respect of an action by or on behalf of the Registrant or other entity, or advance moneys as set out above, to obtain a judgment in its favor, to which the Individual is made a party because of the Individual's association with the Registrant or other entity as a director or officer, a former director or officer, an Individual who acts or acted at the Registrant's request as a director or officer, or an Individual acting in a similar capacity, against all costs, charges and expenses reasonably incurred by the Individual in connection with such action, if the Individual fulfils the conditions in (i) and (ii) above. Such Individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the Individual in connection with the defense of any civil, criminal administrative, investigative or other proceeding to which the Individual is subject because of the Individual's association with the Registrant or other entity as described above, provided the Individual is seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the Individual ought to have done; and (B) fulfils the conditions in (i) and (ii) above.

The by-laws of the Registrant provide that, subject to the Business Corporations Act (Ontario), the Registrant shall indemnify an officer or director of the Registrant, former officer or director of the Registrant and every individual who acts or acted at the Registrant's request as a director or officer or an individual in a similar capacity of another entity, from and against all costs, charges and expense, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by that individual in respect or any civil, criminal, administrative, investigative or other proceeding to which that individual is involved because of their association with the Registrant or other entity if such individual (i) acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or as an individual in a similar capacity at the Registrant's request and (ii) in the case or a criminal or administrative action or proceeding that is enforced by monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

On May 6, 2021, the Company issued 20,000 common shares under a services agreement dated April 7, 2021.

On May 6, 2021, the Company issued 106,451 common shares of the Company for the conversion of 120 Series E Preferred Shares.

On May 4, 2021, the Company issued 103,005 common shares of the Company for the conversion of 130 Series E Preferred Shares.

On April 27, 2021, the Company issued 372,510 common shares of the Company for the conversion of 524 Series E Preferred Shares.

On April 27, 2021, the Company issued 150,000 common shares of the Company under a services agreement dated April 19, 2021.

On April 21, 2021, the Company issued 42,654 common shares of the Company for the conversion of 60 Series E Preferred Shares.

On April 15, 2021, the Company converted $708,902 of convertible debt under the Oasis Convertible Promissory Note dated March 10, 2021 and issued 394,545 common shares of the Company.

On April 5, 2021, the Company issued 135,000 common shares of the Company for the conversion of 216 Series E Preferred Shares.

On March 23, 2021, the Company issued 250,000 common shares of the Company under the Amendment to the Securities Purchase Agreement dated March 9, 2021 between the Company and Westworld Financial Capital, LLC.

On March 9, 2021, the Company issued 197,798 common shares of the Company for the conversion of 300 Series E Preferred shares.

On March 3, 2021, the Company issued 1,440,000 common shares of the Company for the conversion of 1,600,000 Series C Preferred shares.

The information regarding the 101 Invest Purchase Agreement in "Business-Our Company-101 Invest Purchase Agreement" is herein incorporated by reference.

On October 26, 2020, the Company issued 30,000 common shares of the Company to Oasis Capital in exchange for the Oasis Waiver.

Between July 9, 2020 and July 15, 2020, the Company converted $348,000 of convertible debt and issued 535,920 common shares of the Company, of which $174,000 of debt converted was held by related parties, and they were issued in the aggregate 267,960 common shares. On July 9, 2020, the Company issued 200,000 common shares of the Company for the exercise of the warrants and received $120,000 in proceeds.

On July 13, 2020, the Company converted 225,000 Series D Preferred Shares and issued 225,000 common shares. 150,000 of such common shares were issued to a related party. On August 10, 2020, the Company converted 110,000 Series D Preferred Shares and issued 110,000 common shares to such related party.

On July 28, 2020, the Company entered into the Oasis SPA with Oasis Capital pursuant to which the Company received $500,000 and issued to Oasis Capital (i) an 8.0% original issue discount promissory note payable, with a six month term and aggregate principal amount of $615,000, and (ii) 90,000 common shares of the Company at $3.37 per share. Torrington Financial Services Ltd. earned a fee of $40,000 for facilitating the transaction.

On June 1, 2020, we entered into a consulting agreement (the "Groupe P Consulting Agreement") with Groupe Parameus Corp. ("Groupe P") to provide consulting services to us for one year in the area of corporate finance, investor communications and financial and investor public relations. As compensation for Groupe P's services to be provided pursuant to the Groupe P Consulting Agreement, in addition to a prepayment of $150,000 in cash, we granted 100,000 restricted stock awards, 100,000 common shares pursuant to the terms of Regulation D under the Securities Act, and a non-qualified stock option for the purchase of 50,000 common shares at an exercise price of $2.52 per share with a vest period over six months. On June 16, 2020, we issued 200,000 common shares to Groupe P with a fair value of $504,000.

In the second quarter of 2020, we entered into various other consulting agreements for business advisory services. On June 16, 2020, we issued 130,000 common shares with a fair value of $327,000 in lieu of cash payment to certain business advisors for future services to be performed.

On April 30, 2020, the Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with two investors (the "Purchasers") relating to the issuance and sale, in the aggregate, 1,694,000 shares (the "Shares") of the Company's Series D convertible preferred shares, no par value, and warrants to purchase up to 1,694,000 common shares of the Company in a private placement transaction, in exchange for the assignment to the Company by the investors of certain promissory notes receivable held by the investors in an aggregate amount of $1.1 million. Subject to certain limitations, the warrants are exercisable as of October 30, 2020 at an exercise price equal to $0.92 per common share, subject to adjustments as provided under the terms of the warrants.

On April 24, 2020, we entered into a consulting agreement (the "ROK Consulting Agreement") with ROK Consulting Inc. ("ROK") to provide consulting services to us in the area of corporate finance, investor communications and financial and investor public relations. As compensation for ROK's services to be provided pursuant to the Consulting Agreement, in addition to cash compensation, we have agreed to issue to ROK 375,000 common shares. 150,000 of such shares were due at signing of the Consulting Agreement, while the remaining 225,000 shares were issued upon the completion of the three-month term of the Consulting Agreement. On June 19, 2020, the Company issued 150,000 common shares of the Company with a fair value of $360,000 to ROK per the terms of the ROK Consulting Agreement. On August 4, 2020, the Company issued 225,000 common shares with a fair value of $725,000 to ROK per the terms of the ROK Consulting Agreement.

On April 21, 2020, two investors, one of which was an investor of the March 23, 2020 Offering, entered into share purchase agreements to acquire 330,000 common shares of the Company. Originally, the common shares were held by a vendor of the Company subject to the October 2019 related party subscription agreement the Company entered into with such vendor and issued 330,000 common shares of the Company at $1.07 per share to the vendor in exchange for the satisfaction of certain accounts payable. In the second quarter of 2020, the aggregate amount of the obligations owed by the Company to the vendor were reduced by $157,000, the actual cash proceeds received by the vendor from the share purchase agreements.

Between April 7, 2020 and April 24, 2020, the Company converted $377,000 of convertible debentures and issued 580,580 common shares of the Company, of which 271,040 common shares were issued to related parties.

On March 23, 2020, the Company entered into subscription agreements by and among the Company and certain investors, including Torrington Financial Services Ltd (the "Advisor"), for the purchase and sale of 725 units (collectively, the "Units" and individually, a "Unit") for aggregate gross proceeds of up to $725,000 (the "Offering"), with each Unit consisting of (a) a 6% convertible debenture in the principal amount of $1,000, which is convertible at $0.6495 per share into 1,540 common shares of the Company, and (b) a warrant to purchase 1,540 common shares of the Company exercisable at any time on or before the third year anniversary date at an exercise price of $0.60 per share. The warrant includes a provision restricting the warrant holder from exercising it if the aggregate number of common shares held by the warrant holder equals or exceeds 5.0% of the issued and outstanding shares of the Company, calculated on a partially converted basis (i.e., assuming the conversion of all rights to receive common shares of the Company held by the warrant holder). In connection with the Offering and as compensation for the Advisor's services, the Company issued to the Advisor convertible debentures equal to $58,000 and convertible into 89,320 common shares and with other terms also substantially the same as the investors. The Company received cash proceeds of $575,000 from the Offering, and a participant of the offering, a related party, paid directly $150,000 to a financial consultant for a prepayment of future services to the Company.

On October 31, 2019, the Company entered into a conversion agreement by and among the Company, HVE ConneXions ("HVE") and Overland Storage, Inc. ("Overland"), a former subsidiary of the Company, under which Overland agreed to convert the following debt, accrued payables and prepayment of future goods and services into 1,600,000 Series C Preferred Shares of the Company valued at $1.00 per share: (i) principal and accrued interest of $520,000 under the Secured Promissory Note dated November 13, 2018 by and among the Company, HVE and Overland; (ii) accrued fees of $632,000 under the Transition Service Agreement ("TSA") dated November 13, 2018 by and among the Company and Overland; and (iii) prepayment of $448,000 for future goods and services under the TSA.

On October 30, 2019, the Company entered into a related party subscription agreement and issued 330,000 common shares of the Company at $1.07 per share to a vendor in exchange for the satisfaction of certain accounts payable.

On October 9, 2019, the Company entered into a subscription agreement and issued 149,500 common shares of the Company at $1.19 to a vendor in exchange for the satisfaction of certain accounts payable.

On August 15, 2019, the Company and certain individual investors entered into a purchase agreement for a private placement of 251,823 common shares of the Company, of which 175,765 common shares have been issued, at a purchase price of $1.29 per share for gross proceeds received of $325,000.

On July 29, 2019, the Company completed a private placement and issued 240,000 common shares of the Company to certain individual investors at a purchase price of $2.00 per share for gross proceeds of $480,000.

In November 2018, in connection with the Company's disposition of Overland, the Company entered into a Conversion Agreement with FBC Holdings SARL ("FBC Holdings"), pursuant to which $6.5 million of the outstanding principal amount of secured notes held by FBC Holdings were converted into 6,500,000 of the Company's Series A Preferred Shares. On July 12, 2019, the Company entered into a share exchange agreement (the "Share Exchange Agreement") with FBC Holdings to exchange the 6,500,000 Series A Preferred Shares for 6,500,000 Series B Preferred Shares. In August 2019, the Company issued 343,778 Series B Preferred Shares with a fair value of $343,778 to FBC Holdings in satisfaction of accrued dividends at such date.

In May 2018, the Company issued 80,100 common shares to a placement agent to satisfy payment obligations incurred by the Company in the aggregate amount of $0.3 million related to a placement agency agreement entered into by and among the Company and the placement agent related to a March 2017 private placement.

On March 16, 2018, the Company entered into warrant exchange agreements in a privately negotiated exchange under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to which the Company issued 178,875 common shares in exchange for the surrender and cancellation of the Company's outstanding March 24, 2017 warrants held by certain institutional investors and the placement agent.

In August 2017, the Company issued 75,000 common shares and warrants to purchase 75,000 common shares with an exercise price of $42.00 per share to certain institutional and individual investors, in exchange for $3,000,000. The warrants are exercisable for five years from the date of issuance.

The sales and issuances of the securities described herein were made in reliance on the exemption set forth in Section 4(a)(2) under the Securities Act.

Item 8. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit		Filed	Incorporated by Reference
Number	Description	Herewith	Form	File No.	Date Filed

1.1	Form of Underwriting Agreement		S-1	001-36532	4/27/2021

3.1	Certificate and Articles of Amalgamation		6-K	001-36532	3/25/2015

3.2	Certificate of Amendment to the Articles of Amalgamation of the Company		6-K	001-36532	7/17/2017

3.3	Certificate of Amendment to the Articles of Amalgamation of the Company		8-K	001-36532	10/2/2018

3.4	Certificate of Amendment to the Articles of Amalgamation of the Company		8-K	001-36532	11/5/2018

3.5	Certificate of Amendment to the Articles of Amalgamation of the Company		8-K	001-36532	11/14/2018

3.6	Certificate of Amendment to the Articles of Amalgamation of the Company		8-K	001-36532	7/12/2019

3.7	Certificate of Amendment to the Articles of Amalgamation of the Company		8-K	001-36532	11/8/2019

3.8	Certificate of Amendment to the Articles of Amalgamation of the Company		8-K	001-36532	5/8/2020

3.9	Certificate of Amendment to the Articles of Amalgamation of the Company		8-K	001-36532	9/29/2020

3.10	Certificate of Amendment to the Articles of Amalgamation of the Company		6-K	001-36532	1/7/2021

3.11	By-Law No. 1, as Amended		6-K	001-36532	7/17/2017

3.12	By-Law No. 2		6-K	001-36532	5/12/2017

4.1	Specimen certificate evidencing Common Shares		F-3	333-210735	4/13/2016

4.2	Description of Securities		F-1	333-254742	3/25/2021

4.3	Form of Warrant		6-K	001-36532	8/15/2017

4.4	Form of Warrant		8-K	001-36532	4/17/2018

4.5	Form of Warrant		8-K	001-36532	3/27/2020

4.6	Form of Warrant		8-K	001-36532	5/4/2020

4.7	Promissory Note, dated August 27, 2020, between the Company and O'Melveny & Myers LLP		8-K	001-36532	9/2/2020

4.8	Senior Secured Convertible Promissory Note, dated September 14, 2020, between the Company and Rainmaker Worldwide Inc.		8-K	001-36532	9/18/2020

4.9	Form of Representative's Purchase Warrant		S-1	001-36532	4/27/2021

5.1	Opinion of counsel, regarding legality of securities being registered	X

10.1	Promissory Note and Security Agreement dated December 19, 2018 between HVE Inc., a subsidiary of Sphere 3D Corp., and Citizens National Bank of Texas		10-K	001-36532	4/1/2019

10.2	Debt Modification Agreement dated July 2, 2019 between HVE Inc., a subsidiary of Sphere 3D Corp., and Citizens National Bank of Texas		10-Q	001-36532	8/14/2019

10.3	Extension Letter dated March 3, 2020 between HVE Inc., a subsidiary of Sphere 3D Corp., and Citizens National Bank of Texas		10-K	001-36532	5/14/2020

10.4	Extension Letter dated June 9, 2020 between HVE Inc., a subsidiary of Sphere 3D Corp., and Citizens National Bank of Texas		10-Q	001-36532	6/24/2020

10.5	Extension Letter dated October 30, 2020 between HVE Inc., a subsidiary of Sphere 3D Corp., and Citizens National Bank of Texas		10-Q	001-36532	11/16/2020

10.6	Share Exchange Agreement between FBC Holdings SARL and Sphere 3D Corp. dated July 12, 2019		8-K	001-36532	7/12/2019

10.7	Transition Services Agreement dated November 13, 2018 between the Company and Overland Storage, Inc.		10-K	001-36532	4/1/2019

10.8	Amendment to Transition Service Agreement between the Company and Overland Storage, Inc. dated June 30, 2020		10-Q	001-36532	8/14/2020

10.9	Sphere 3D Second Amended and Restated Stock Option Plan		F-4	333-197569	7/23/2014

10.10	Sphere 3D Corp. 2015 Performance Incentive Plan, as amended		10-Q	001-36532	5/15/2019

10.11	Form of Inducement Restricted Stock Unit Agreement		S-8	333-209251	2/1/2016

10.12	Form of Executive Inducement Restricted Stock Unit Agreement		S-8	333-209251	2/1/2016

10.13	Form of Executive Stock Option Agreement		10-K	001-36532	3/21/2018

10.14	Sphere 3D Corp. Employee Stock Purchase Plan, as amended		S-8	333-205236	1/29/2018

10.15	Offer of Employment Letter between Sphere 3D Corp. and Joseph O'Daniel dated January 25, 2017		10-K	001-36532	4/1/2019

10.16	Form of Officer and Director Indemnity Agreement	10-K	001-36532	4/1/2019

10.17	Employment Agreement between Sphere 3D Corp. and Peter Tassiopoulos dated August 15, 2019	8-K	001-36532	8/21/2019

10.18	Amended and Restated Retention Agreement between Sphere 3D Corp. and Joseph O'Daniel dated September 15, 2019	10-Q	001-36532	11/14/2019

10.19	Form of Change of Control Agreement between Sphere 3D Corp. and Cheemin Bo-Linn, Vic Mahadevan and Duncan McEwan dated August 15, 2019	10-Q	001-36532	11/14/2019

10.20	Change of Control Agreement between the Company and Kurt Kalbfleisch dated August 15, 2019	10-Q	001-36532	11/14/2019

10.21	Form of Subscription Agreement	8-K	001-36532	3/27/2020

10.22	Business Advisory Agreement between Sphere 3D Corp. and Torrington Financial Services Ltd. dated February 13, 2020.	10-K	001-36532	5/14/2020

10.23	Amendment No. 1 to Business Advisory Agreement, dated September 25, 2020, between the Company and Torrington Financial Services Limited	8-K	001-36532	9/29/2020

10.24	Purchase Agreement, by and among Sphere 3D Corp. and the investors identified on the signature pages thereto, dated April 30, 2020.	8-K	001-36532	5/4/2020

10.25	Letter dated October 31, 2019 to Sphere 3D Corp. from FBC	10-K	001-36532	5/14/2020

10.26	U.S. Small Business Administration Note dated April 9, 2020	10-K	001-36532	5/14/2020

10.27	Equity Purchase Agreement, dated May 15, 2020, by and between Sphere 3D Corp. and Oasis Capital, LLC	8-K	001-36532	5/19/2020

10.28	Amendment to Equity Purchase Agreement, dated June 18, 2020, by and between Sphere 3D Corp. and Oasis Capital, LLC.	10-Q	001-36532	6/24/2020

10.29	Amendment to Equity Purchase Agreement dated January 4, 2021 by and between Sphere 3D Corp. and Oasis Capital, LLC	6-K	001-36532	1/7/2021

10.30	Registration Rights Agreement, dated May 15, 2020, by and between Sphere 3D Corp. and Oasis Capital, LLC	8-K	001-36532	5/19/2020

10.31	Consulting Agreement, dated June 1, 2020, by and between Groupe Parameus Corp and Sphere 3D Corp.	10-Q	001-36532	6/24/2020

10.32	Lock-Up Letter between the Company and FBC Holdings Sárl dated July 14, 2020	8-K	001-36532	7/17/2020

10.33	Securities Purchase Agreement, dated July 28, 2020, between the Company and Oasis Capital, LLC	8-K	001-36532	7/31/2020

10.34	Share Purchase Agreement, dated August 3, 2020, between the Company and Dale Allan Peters*	8-K	001-36532	8/10/2020

10.35	Form of Purchase Agreement dated September 14, 2020	8-K	001-36532	9/18/2020

10.36	Amendment to Purchase Agreement dated September 23, 2020	8-K	001-36532	9/29/2020

10.37	Amendment to Purchase Agreement dated March 9, 2021 between Sphere 3D Corp. and Westworld Financial Capital, LLC	6-K	001-36532	3/18/2021

10.38	Exchange Agreement and Convertible Promissory Note dated March 10, 2021 between Sphere 3D Corp. and Oasis Capital, LLC	6-K	001-36532	3/18/2021

10.39	U.S. Small Business Administration Note dated February 3, 2021 between the Company and Citizens National Bank of Texas	6-K	001-36532	3/18/2021

14.1	Code of Business Conduct and Ethics Policy		6-K	001-36532	4/1/2015

21.1	Subsidiaries of Registrant		F-1	333-254742	3/25/2021

23.1	Consent of Smythe LLP	X

23.2	Consent of counsel (included in their opinion filed as Exhibit 5.1)	X

24.1	Powers of Attorney		F-1	333-254742	3/25/2021

*

The Company has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. The Company will furnish a copy of such omitted document to the Securities and Exchange Commission upon request.

Item 9. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Company hereby undertakes that:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement.

(iii)	Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new Registration Statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(5) For determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For determining liability under the Securities Act, if securities are offered or sold to a purchaser by means of any of the following communications, the Company will be a seller to such purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

(iv)	Any other communication that is an offer in the offering made by the Company to a purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada on May 11, 2021.

Sphere 3D Corp.

By:	/s/ Peter Tassiopoulos
Peter Tassiopoulos
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Peter Tassiopoulos and Kurt L. Kalbfleisch, jointly and severally, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his or her name and on his or her behalf, in any and all capacities, the registrant's registration statement on Form F-1 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Tassiopoulos	Chief Executive Officer (Principal Executive Officer)	May 11, 2021
Peter Tassiopoulos

/s/ Kurt L. Kalbfleisch	Chief Financial Officer (Principal Financial and Accounting Officer)	May 11, 2021
Kurt L. Kalbfleisch

*	Director	May 11, 2021
Cheemin Bo-Linn

*	Director	May 11, 2021
Vivekanand Mahadevan

*	Director	May 11, 2021
Duncan McEwan
*	Director	May 11, 2021
Patricia Trompeter

*By: /s/ Peter Tassiopoulos
Peter Tassiopoulos Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, on May 11, 2021.

/s/ Kurt L. Kalbfleisch
Kurt L. Kalbfleisch
Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Sphere 3D Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated financial statements of Sphere 3D Corp. (the "Company") which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, cash flows, and shareholders' equity (deficit) for the years then ended, and the related notes (collectively referred to as the "consolidated financial statements").

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2020 and 2019, and the consolidated results of its operations and its consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net working capital deficiency, and may not be able to amend, refinance, or pay off its debt and credit facilities, that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for fair value measurements and goodwill impairment effective January 1, 2020 due to adoption of Accounting Standards Update 2018-13 (Topic 820) Fair value measurements and Accounting Standards Update 2017-04 (Topic 350) Intangibles - Goodwill and Other - Simplifying the Test for Goodwill Impairment.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements; and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill and intangible assets impairment assessment

As described in Note 6 to the consolidated financial statements, the Company's intangible assets balance was $2,608,000 and goodwill balance was $1,385,000 as of December 31, 2020. Management conducts a goodwill and intangible assets impairment assessment as of December 31 of each year, or more frequently if events or changes in circumstances indicate that the assets may be impaired. Management performed an analysis of the fair values of its reporting units and intangible assets as of December 31, 2020 which resulted in the Company recording total impairment charges of $286,000. The estimated fair values of reporting units and intangible assets were determined utilizing various valuation techniques. These valuation techniques require significant judgment in estimating future cash flows and assumptions, including the long-term rates of revenue growth and terminal growth rates, profitability measures and determination of the discount rates for the reporting units.

The principal considerations for our determination that performing procedures relating to the goodwill and intangible impairment test is a critical audit matter are (i) the significant judgment by management when determining the fair values of the reporting units; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management's significant assumptions related to estimated future cash flows including long-term rates of revenue growth, terminal growth rates, profitability measures, and the discount rates; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures also included, among others: (i) evaluating the appropriateness of the discounted future cash flow models by engaging valuation specialists; (ii) testing the completeness and accuracy of underlying data used in the discounted future cash flow models; and (iii) evaluating the significant assumptions used by management related to the estimated future cash flows, long-term and terminal growth rates, profitability measures, and the discount rates. Evaluating management's assumptions involved evaluating whether the assumptions used by management were reasonable considering consistency with (i) current and past performance of each reporting unit (ii) external market and industry data; and (iii) with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the (i) appropriateness of the Company's discounted cash flow models and (ii) reasonableness of the key valuation assumptions.

Inventory provision

As described in Note 2 to the consolidated financial statements, inventory is valued at the lower of cost and net realizable value, and management records a provision as necessary to appropriately value inventories that are obsolete, have quality issues, or are damaged. Provision expense is recorded in cost of goods sold. As of December 31, 2020, the Company's consolidated net inventories balance was $558,000 inclusive of the inventory provision of $892,000. The amount of the inventory provision is equal to the difference between the cost of the inventory and its estimated net realizable value based on assumptions about product quality, damages, future demand, and market conditions.

The principal considerations for our determination that performing procedures relating to the inventory provision is a critical audit matter are (i) management identified the matter as a critical accounting estimate; and (ii) significant judgment was required by management in determining the estimated net realizable value of inventories that are obsolete, have quality issues, or are damaged, which in turn led to significant audit effort and a high degree of subjectivity in evaluating audit evidence relating to the estimate.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures also included, among others, (i) observing the physical condition of inventories during inventory counts; (ii) evaluating the appropriateness of management's process for developing the estimates of net realizable value; (iii) testing the reliability of reports used by management by agreeing to underlying records; (iv) testing the reasonableness of the assumptions about quality, damages, and market conditions by considering historical trends and consistency with evidence obtained in other areas of the audit; and corroborating the assumptions with individuals within the inventory management team.

Classification of preferred shares

As described in Note 8 to the consolidated financial statements, the Company has 9,355,778 preferred shares with a carrying value of $11,769,000 as of December 31, 2020. Management conducts an assessment of classification and accounting for preferred shares at issuance and concluded preferred shares issued during the year met the definition of equity instruments.

The principal considerations for our determination that performing procedures related to the classification of preferred shares is a critical audit matter are (i) the significant judgment by management to determine whether preferred shares should be classified as equity or liability instruments, and (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management's significant judgments related to conversion features of the preferred shares.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures also included, among others, (i) reviewing and understanding specific attributes of the preferred shares; (ii) evaluating the appropriateness of management's analysis of classification of preferred shares; (iii) evaluating accounting interpretations from accounting professionals.

/s/ Smythe LLP

Chartered Professional Accountants

Vancouver, Canada

April 8, 2021

We have served as the Company's auditor since 2019.

Sphere 3D Corp.

Consolidated Balance Sheets

(in thousands of U.S. dollars, except shares)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$461	$149
Accounts receivable, net	264	369
Inventories	558	753
Other current assets	807	670
Total current assets	2,090	1,941
Note receivable	3,207	-
Investment in affiliate	2,100	2,100
Property and equipment, net	-	2
Intangible assets, net	2,608	2,301
Goodwill	1,385	1,385
Other assets	443	677
Total assets	$11,833	$8,406
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,976	$4,113
Accrued liabilities	958	475
Accrued payroll and employee compensation	293	340
Deferred revenue	657	1,069
Debt	1,121	-
Debt, related party	304	-
Line of credit	406	491
Other current liabilities	90	158
Total current liabilities	5,805	6,646
Deferred revenue, long-term	301	485
Long-term debt	672	-
Other non-current liabilities	46	35
Total liabilities	6,824	7,166
Commitments and contingencies (Note 14)
Shareholders' equity:
Preferred shares, no par value, unlimited shares authorized, 9,355,778 and 8,443,778 shares issued and outstanding at December 31, 2020 and 2019, respectively	11,769	8,444
Common shares, no par value; 7,867,186 and 3,850,105 shares issued and outstanding as of December 31, 2020 and 2019, respectively	192,406	186,161
Accumulated other comprehensive loss	(1,791)	(1,769)
Accumulated deficit	(197,375)	(191,596)
Total shareholders' equity	5,009	1,240
Total liabilities and shareholders' equity	$11,833	$8,406

See accompanying notes to consolidated financial statements.

Sphere 3D Corp.

Consolidated Statements of Operations

(in thousands of U.S. dollars, except share and per share amounts)

	Year Ended December 31,
	2020	2019
Revenue	$4,848	$5,579
Cost of revenue	2,599	3,725
Gross profit	2,249	1,854
Operating expenses:
Sales and marketing	1,255	1,831
Research and development	1,202	2,052
General and administrative	5,471	3,925
Impairment of acquired intangible assets	286	70
	8,214	7,878
Loss from operations	(5,965)	(6,024)
Other income (expense):
Interest expense, related party	(454)	(331)
Interest expense	(274)	(22)
Other income, net	918	2,096
Loss before income taxes	(5,775)	(4,281)
Provision for income taxes	4	-
Net loss	$(5,779)	$(4,281)
Net loss per share:
Net loss per share basic and diluted	$(0.98)	$(1.59)
Shares used in computing net loss per share:
Basic and diluted	5,884,555	2,692,510

See accompanying notes to consolidated financial statements.

Sphere 3D Corp.

Consolidated Statements of Comprehensive Loss

(in thousands of U.S. dollars)

	Year Ended December 31,
	2020	2019
Net loss	$(5,779)	$(4,281)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(22)	47
Total other comprehensive (loss) income	(22)	47
Comprehensive loss	$(5,801)	$(4,234)

See accompanying notes to consolidated financial statements.

Sphere 3D Corp.

Consolidated Statements of Cash Flows

(in thousands of U.S. dollars)

	Year Ended December 31,
	2020	2019
Operating activities:
Net loss	$(5,779)	$(4,281)
Adjustments to reconcile net loss to cash used in operating activities:
Forgiveness of related party liabilities	-	(1,745)
Forgiveness of liabilities	(776)	(551)
Impairment of acquired intangible assets	286	70
Depreciation and amortization	971	1,030
Share-based compensation	5	637
Preferred shares interest expense, related party	-	291
Provision for losses on accounts receivable	34	187
Revaluation of subscription agreements	(79)	158
Amortization of debt issuance costs	526	-
Changes in operating assets and liabilities:
Accounts receivable	71	773
Inventories	195	477
Accounts payable and accrued liabilities	3,583	317
Accrued payroll and employee compensation	(50)	182
Deferred revenue	(597)	(102)
Other assets and liabilities, net	(972)	744
Net cash used in operating activities	(2,582)	(1,813)
Investing activities:
Loan receivable	(2,000)	-
Net cash used in investing activities	(2,000)	-
Financing activities:
Proceeds from issuance of preferred shares	2,735	-
Proceeds from issuance of common shares and warrants	364	707
Proceeds from debt	1,042	-
Proceeds from debt, related party	700	523
Payments for debt - related party	(117)	-
(Repayments of) proceeds from line of credit, net	(83)	391
Proceeds from exercise of outstanding warrants	180	-
Proceeds from exercise of stock options	75	-
Net cash provided by financing activities	4,896	1,621
Effect of exchange rate changes on cash	(2)	-
Net increase (decrease) in cash and cash equivalents	312	(192)
Cash and cash equivalents, beginning of year	149	341
Cash and cash equivalents, end of year	$461	$149

Sphere 3D Corp.

Consolidated Statements of Cash Flows (continued)

(in thousands of U.S. dollars)

	Year Ended December 31,
	2020	2019
Supplemental disclosures of cash flow information:
Cash paid for interest	$33	$39
Supplemental disclosures of non-cash investing and financing activities:
Issuance of common shares for settlement of liabilities	$2,034	$764
Issuance of common shares for acquisition of intangible asset	$1,560	$-
Assumption of notes receivable	$1,100	$-
Issuance of common shares for conversion of convertible debt	$783	$-
Issuance of common shares for related party liabilities	$379	$529
Issuance of convertible debt-related party for prepaid business advisory services	$150	$-
Conversion of related party accrued interest to Series B preferred shares	$-	$344
Conversion of related party liabilities to Series C preferred shares	$-	$1,152
Issuance of Series C preferred shares for prepayment of services	$-	$448

See accompanying notes to consolidated financial statements.

Sphere 3D Corp.

Consolidated Statements of Shareholders' Equity (Deficit)

(in thousands of U.S. dollars, except shares)

	Common Shares		Preferred Shares		Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at January 1, 2019	2,219,141	$183,524	-	$-	$(1,816)	$(187,315)	$(5,607)
Issuance of subscription agreements for payment	479,500	531	-	-	-	-	531
Issuance of common shares	415,765	707	-	-	-	-	707
Issuance of common shares for settlement of related party debt and interest expense	410,158	529	-	-	-	-	529
Issuance of Series B preferred shares	-	-	6,500,000	6,500	-	-	6,500
Issuance of Series C preferred shares	-	-	1,600,000	1,600	-	-	1,600
Issuance of preferred shares dividends	-	-	343,778	344	-	-	344
Issuance of common shares pursuant to the vesting of restricted stock units	131,541	-	-	-	-	-	-
Issuance of common shares for the settlement of liabilities	194,000	233	-	-	-	-	233
Share-based compensation	-	637	-	-	-	-	637
Other comprehensive income	-	-	-	-	47	-	47
Net loss	-	-	-	-	-	(4,281)	(4,281)
Balance at December 31, 2019	3,850,105	186,161	8,443,778	8,444	(1,769)	(191,596)	1,240
Issuance of preferred shares	-	-	1,697,000	3,835	-	-	3,835
Issuance of common shares for conversion of preferred shares	785,000	510	(785,000)	(510)	-	-	-
Issuance of common shares	230,000	537	-	-	-	-	537
Acquisition of intangible asset	480,000	1,560	-	-	-	-	1,560
Issuance of common shares for conversion of convertible debt	1,205,820	783	-	-	-	-	783
Issuance of common shares for the settlement of liabilities	965,841	2,413	-	-	-	-	2,413
Issuance of stock options for the settlement of liabilities	-	182	-	-	-	-	182
Issuance of common shares pursuant to the vesting of restricted stock units	20,420	-	-	-	-	-	-
Exercise of warrants	300,000	180	-	-	-	-	180
Exercise of stock options	30,000	75	-	-	-	-	75
Share-based compensation	-	5	-	-	-	-	5
Other comprehensive income	-	-	-	-	(22)	-	(22)
Net loss	-	-	-	-	-	(5,779)	(5,779)
Balance at December 31, 2020	7,867,186	$192,406	9,355,778	$11,769	$(1,791)	$(197,375)	$5,009

See accompanying notes to consolidated financial statements.

Sphere 3D Corp.

Notes to Consolidated Financial Statements

1. Organization and Business

Sphere 3D Corp. (the "Company") was incorporated under the Business Corporations Act (Ontario) on May 2, 2007 as T.B. Mining Ventures Inc. On March 24, 2015, the Company completed a short-form amalgamation with a wholly-owned subsidiary. In connection with the short-form amalgamation, the Company changed its name to "Sphere 3D Corp." The Company delivers data management and desktop and application virtualization solutions through hybrid cloud, cloud and on premise implementations by its global reseller network. The Company achieves this through a combination of containerized applications, virtual desktops, virtual storage and physical hyper-converged platforms. The Company's products allow organizations to deploy a combination of public, private or hybrid cloud strategies while backing them up with the latest storage solutions. The Company has a portfolio of brands including SnapServer®, HVE ConneXions ("HVE") and UCX ConneXions ("UCX").

Management has projected that cash on hand may not be sufficient to allow the Company to continue operations beyond June 30, 2021 if we are unable to raise additional funding for operations. We expect our working capital needs to increase in the future as we continue to expand and enhance our operations. Our ability to raise additional funds through equity or debt financings or other sources may depend on the financial success of our current business and successful implementation of our key strategic initiatives, financial, economic and market conditions and other factors, some of which are beyond our control. No assurance can be given that we will be successful in raising the required capital at reasonable cost and at the required times, or at all. Further equity financings may have a dilutive effect on shareholders and any debt financing, if available, may require restrictions to be placed on our future financing and operating activities. If we require additional capital and are unsuccessful in raising that capital, we may not be able to continue our business operations and advance our growth initiatives, which could adversely impact our business, financial condition and results of operations.

Significant changes from the Company's current forecasts, including but not limited to: (i) failure to comply with the terms and financial covenants in its debt facilities; (ii) shortfalls from projected sales levels; (iii) unexpected increases in product costs; (iv) increases in operating costs; (v) changes in the historical timing of collecting accounts receivable; and (vi) inability to maintain compliance with the requirements of the NASDAQ Capital Market and/or inability to maintain listing with the NASDAQ Capital Market could have a material adverse impact on the Company's ability to access the level of funding necessary to continue its operations at current levels. If any of these events occurs or the Company is unable to generate sufficient cash from operations or financing sources, the Company may be forced to liquidate assets where possible and/or curtail, suspend or cease planned programs or operations generally or seek bankruptcy protection or be subject to an involuntary bankruptcy petition, any of, which would have a material adverse effect on the Company's business, results of operations, financial position and liquidity.

The Company incurred losses from operations and negative cash flows from operating activities for the 12 months ended December 31, 2020, and such losses might continue for a period of time. Based upon the Company's current expectations and projections for the next year, the Company believes that it may not have sufficient liquidity necessary to sustain operations beyond June 30, 2021. These factors, among others, raise substantial doubt that the Company will be able to continue as a going concern. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Merger Agreement

On July 14, 2020, the Company entered into a definitive merger agreement (the "Rainmaker Merger Agreement") pursuant to which it planned to acquire all of the outstanding securities of Rainmaker Worldwide Inc. ("Rainmaker"), a global Water-as-a-Service ("WaaS") provider. The Company's business model would have focused on Water-as-a-Service and Rainmaker management would have assumed leadership of the combined entity. On February 12, 2021, the Rainmaker Merger Agreement was terminated as the Company was unable to obtain all necessary regulatory approvals relating to the proposed transaction prior to the agreed date of January 31, 2021. No break-fee or termination costs were paid by either party.

On September 14, 2020, the Company entered into a Senior Secured Convertible Promissory Note with Rainmaker (the "Rainmaker Note"), pursuant to which the Company loaned Rainmaker the principal amount of $3.1 million comprised of: (a) a new advance of $1.85 million paid to Rainmaker on October 1, 2020, (b) the principal and any interest owing under existing promissory notes issued by Rainmaker to two investors on April 2, 2020 in the aggregate amount of $1.1 million, which indebtedness was assigned to the Company on May 4, 2020 (the "Assigned Notes"), and (c) a promissory note receivable in the amount of $150,000 issued to the Company on August 4, 2020 (the "Original Note"). The Assigned Notes and the Original Note are included in the principal amount of the Rainmaker Note and therefore, the Assigned Notes and the Original Notes are deemed cancelled. The Rainmaker Note is secured as a registered lien under the Uniform Commercial Code and the Personal Property Security Act (Ontario) against the assets of Rainmaker and shall bear interest at the rate of 10% per annum. The principal and interest accrue monthly and are due and payable in full to the Company on September 14, 2023.

2. Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of the Company have been prepared by management in accordance with accounting principles generally accepted in the United States of America ("GAAP"), applied on a basis consistent for all periods. These consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All intercompany balances and transactions have been appropriately eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of provisions for impairment assessments of definite-live intangible assets, other indefinite-lived intangible assets; goodwill, deferred revenue; allowance for doubtful receivables; inventory valuation; warranty provisions; equity treatment of preferred shares; and litigation claims. Actual results could differ from these estimates.

Foreign Currency Translation

The financial statements of foreign subsidiaries, for which the functional currency is the local currency, are translated into U.S. dollars using the exchange rate at the consolidated balance sheet date for assets and liabilities and a weighted-average exchange rate during the year for revenue, expenses, gains and losses. Translation adjustments are recorded as other comprehensive income (loss) within shareholders' equity (deficit). Gains or losses from foreign currency transactions are recognized in the consolidated statements of operations. Such transactions resulted in a loss of $23,000 and $22,000 in 2020 and 2019, respectively.

Cash Equivalents

Highly liquid investments with insignificant interest rate risk and original maturities of three months or less, when purchased, are classified as cash equivalents. Cash equivalents are composed of money market funds. The carrying amounts approximate fair value due to the short maturities of these instruments.

Accounts Receivable

Accounts receivable is recorded at the invoiced amount and is non-interest bearing. We estimate our allowance for doubtful accounts based on an assessment of the collectability of specific accounts and the overall condition of the accounts receivable portfolio. When evaluating the adequacy of the allowance for doubtful accounts, we analyze specific trade and other receivables, historical bad debts, customer credits, customer concentrations, customer credit-worthiness, current economic trends and changes in customers' payment terms and/or patterns. We review the allowance for doubtful accounts on a quarterly basis and record adjustments as considered necessary. Customer accounts are written-off against the allowance for doubtful accounts when an account is considered uncollectable. At both December 31, 2020 and 2019, allowance for doubtful accounts of $0.1 million was recorded.

Inventories

Inventories are stated at the lower of cost and net realizable value using the first-in-first-out method. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. We assess the value of inventories periodically based upon numerous factors including, among others, expected product or material demand, current market conditions, technological obsolescence, current cost, and net realizable value. If necessary, we write down our inventory for obsolete or unmarketable inventory by an amount equal to the difference between the cost of the inventory and the net realizable value.

Investment in Affiliate

The Company holds an investment in equity securities of a nonpublic company for business and strategic purposes. The equity securities do not have a readily determinable fair value and are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The Company reviews its investment on a regular basis to determine if the investment is impaired. For purposes of this assessment, the Company considers the investee's cash position, earnings and revenue outlook, liquidity and management ownership, among other factors, in its review. If management's assessment indicates that an impairment exists, the Company estimates the fair value of the equity investment and recognizes in current earnings an impairment loss that is equal to the difference between the fair value of the equity investment and its carrying amount.

Goodwill and Intangible Assets

Goodwill represents the excess of consideration paid over the value assigned to the net tangible and identifiable intangible assets acquired. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value.

Purchased intangible assets are amortized on a straight-line basis over their economic lives of 15 years for supplier agreement, six to 25 years for channel partner relationships, three to nine years for developed technology, three to eight years for capitalized development costs, and two to 25 years for customer relationships as this method most closely reflects the pattern in which the economic benefits of the assets will be consumed.

Impairment of Goodwill and Intangible Assets

Goodwill and intangible assets are tested for impairment on an annual basis at December 31, or more frequently if there are indicators of impairment. Triggering events for impairment reviews may be indicators such as adverse industry or economic trends, restructuring actions, lower projections of profitability, or a sustained decline in our market capitalization. Intangible assets are quantitatively assessed for impairment, if necessary, by comparing their estimated fair values to their carrying values. If the carrying value exceeds the fair value, the difference is recorded as an impairment.

Revenue Recognition

The Company accounts for revenue pursuant to ASU 2014-09, Revenue from Contracts with Customers and all the related amendments ("Topic 606"). Under Topic 606, an entity is required to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, and contract consideration will be recognized on a "sell-in basis" or when control of the purchased goods or services transfer to the distributor.

The Company generates revenue primarily from: (i) solutions for standalone storage and integrated hyper-converged storage; (ii) professional services; and (iii) warranty and customer services. The Company recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. To determine revenue recognition for contracts with customers the Company performs the following five steps: (i) identify the promised goods or services in the contract; (ii) identify the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determine the transaction price, including the constraint on variable consideration; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations.

Approximately 70% of the Company's revenue is recognized when performance obligations under the terms of a contract with a customer are satisfied at a point in time. These contracts are generally comprised of a single performance obligation to transfer products. Accordingly, the Company recognizes revenue when change of control has been transferred to the customer, generally at the time of shipment of products. The Company sells its products both directly to customers and through distributors generally under agreements with payment terms typically less than 45 days. Revenue on direct product sales, excluding sales to distributors, are not entitled to any specific right of return or price protection, except for any defective product that may be returned under our standard product warranty. Product sales to distribution customers that are subject to certain rights of return, stock rotation privileges and price protections, contain a component of "variable consideration." Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products and is generally based upon a negotiated fixed price and is net of estimates for variable considerations.

For performance obligations related to warranty and customer services, such as extended product warranties, the Company transfers control and recognizes revenue on a time-elapsed basis. The performance obligations are satisfied as services are rendered typically on a stand-ready basis over the contract term, which is generally 12 months.

In limited circumstances where a customer is unable to accept shipment and requests products be delivered to, and stored on, the Company's premises, also known as a "bill-and-hold" arrangement, revenue is recognized when: (i) the customer has requested delayed delivery and storage of the products, (ii) the goods are segregated from the inventory, (iii) the product is complete, ready for shipment and physical transfer to the customer, and (iv) the Company does not have the ability to use the product or direct it to another customer.

The Company also enters into revenue arrangements that may consist of multiple performance obligations of its product and service offerings such as for sales of hardware devices and extended warranty services. The Company allocates contract fees to the performance obligations on a relative stand-alone selling price basis. The Company determines the stand-alone selling price based on its normal pricing and discounting practices for the specific product and/or service when sold separately. When the Company is unable to establish the individual stand-alone price for all elements in an arrangement by reference to sold separately instances, the Company may estimate the stand-alone selling price of each performance obligation using a cost plus a margin approach, by reference to third party evidence of selling price, based on the Company's actual historical selling prices of similar items, or based on a combination of the aforementioned methodologies; whichever management believes provides the most reliable estimate of stand-alone selling price.

Warranty and Extended Warranty

The Company records a provision for standard warranties provided with all products. If future actual costs to repair were to differ significantly from estimates, the impact of these unforeseen costs or cost reductions would be recorded in subsequent periods.

Separately priced extended on-site warranties and service contracts are offered for sale to customers on all product lines. The Company contracts with third party service providers to provide service relating to on-site warranties and service contracts. Extended warranty and service contract revenue and amounts paid in advance to outside service organizations are deferred and recognized as service revenue and cost of service, respectively, over the period of the service agreement. The Company will typically apply the practical expedient to agreements wherein the period between transfer of any good or service in the contract and when the customer pays for that good or service is one year or less. Advanced payments for long-term maintenance and warranty contracts do not give rise to a significant financing component. Rather, such payments are required by the Company primarily for reasons other than the provision of finance to the entity.

Shipping and Handling

Amounts billed to customers for shipping and handling are included in revenue, and costs incurred related to shipping and handling are included in cost of product revenue.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses were $140,000 and $16,000 for the years ended December 31, 2020 and 2019.

Research and Development Costs

Research and development expenses include payroll, employee benefits, share-based compensation expense, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs. Research and development expenses are charged to operating expenses as incurred when these expenditures relate to the Company's research and development efforts and have no alternative future uses.

Segment Information

We report segment data based on the management approach. The management approach designates the internal reporting that is used by management for making operating and investment decisions and evaluating performance as the source of our reportable segments. We use one measurement of profitability and do not disaggregate our business for internal reporting. We operate in one segment providing data management, and desktop and application virtualization solutions for small and medium businesses and distributed enterprises. We disclose information about products and services, geographic areas, and major customers.

Income Taxes

We provide for income taxes utilizing the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes generally represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of our assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when a judgment is made that it is considered more likely than not that a tax benefit will not be realized. A decision to record a valuation allowance results in an increase in income tax expense or a decrease in income tax benefit. If the valuation allowance is released in a future period, income tax expense will be reduced accordingly.

The calculation of tax liabilities involves evaluating uncertainties in the application of complex global tax regulations. The impact of an uncertain income tax position is recognized at the largest amount that is "more likely than not" to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. If the estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result.

Comprehensive Loss

Comprehensive loss and its components encompass all changes in equity other than those arising from transactions with shareholders, including net loss and foreign currency translation adjustments, and is disclosed in a separate consolidated statement of comprehensive loss.

Concentration of Credit Risks

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of trade accounts receivable, which are generally not collateralized. To reduce credit risk, we perform ongoing credit evaluations of its customers and maintain allowances for potential credit losses for estimated bad debt losses.

At December 31, 2020 and 2019, there were four customers that made up 46.8% and 50.3%, respectively, of accounts receivable. There were two customers that made up in the aggregate 29.3% and 24.5% of net revenue for the years ended December 31, 2020 and 2019, respectively.

Share-based Compensation

We account for share-based awards, and similar equity instruments, granted to employees, non-employee directors, and consultants under the fair value method. Share-based compensation award types include stock options and restricted stock. We use the Black-Scholes option pricing model to estimate the fair value of option awards on the measurement date, which generally is the date of grant. The expense is recognized over the requisite service period (usually the vesting period) for the estimated number of instruments for which service is expected to be rendered. The fair value of restricted stock units ("RSUs") is estimated based on the market value of the Company's common shares on the date of grant. The fair value of options granted to non-employees is estimated at the measurement date, which generally is the date of grant, using the Black-Scholes option pricing model.

Share-based compensation expense for options with graded vesting is recognized pursuant to an accelerated method. Share-based compensation expense for RSUs is recognized over the vesting period using the straight-line method. Share-based compensation expense for an award with performance conditions is recognized when the achievement of such performance conditions are determined to be probable. If the outcome of such performance condition is not determined to be probable or is not met, no compensation expense is recognized and any previously recognized compensation expense is reversed. Forfeitures are recognized in share-based compensation expense as they occur.

We have not recognized, and do not expect to recognize in the near future, any tax benefit related to share-based compensation cost as a result of the full valuation allowance of our net deferred tax assets and its net operating loss carryforward.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board ("FASB") that are adopted by the Company as of the specified effective date. If not discussed, the Company believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company's consolidated financial statements upon adoption.

Recently Adopted Accounting Pronouncements

In August 2018, the FASB issued Accounting Standards Update ("ASU") No. 2018-13, Fair Value Measurement (Topic 820) ("ASU 2018-13"). The new guidance removes, modifies and adds to certain disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. The update is effective for annual reporting periods, including interim periods, beginning after December 15, 2019. The adoption of the new standard did not have an effect on our financial position, results of operations or cash flows.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350) - Simplifying the Test for Goodwill Impairment ("ASU 2017-04"). The update simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. An entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount, and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value, if applicable. The loss recognized should not exceed the total amount of goodwill allocated to the reporting unit. The same impairment test also applies to any reporting unit with a zero or negative carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The update is effective for annual reporting periods, including interim periods, beginning after December 15, 2019, on a prospective basis. The adoption of the new standard did not have an effect on our financial position, results of operations or cash flows.

3. Fair Value Measurements

The authoritative guidance for fair value measurements establishes a three tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Assets and Liabilities that are Measured at Fair Value on a Recurring Basis

Our financial instruments include cash equivalents, accounts receivable, note receivable, accounts payable, accrued expenses, line of credit, debt, related party debt and preferred shares. Fair value estimates of these instruments are made at a specific point in time, based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. The carrying amount of cash equivalents, accounts receivable, note receivable, accounts payable and accrued expenses are generally considered to be representative of their respective fair values because of the short-term nature of those instruments. The carrying value of debt and related party debt approximates its fair value as the borrowing rates are substantially comparable to rates available for loans with similar terms. The Company estimates the fair value of the preferred shares utilizing Level 2 inputs, including market yields for similar instruments.

The following table provides information by level for liabilities that are measured at fair value using significant unobservable inputs (Level 3) (in thousands):

Warrant liability as of January 1, 2020	$-
Additions to warrant liability	186
Reclassification to equity	(97)
Warrant liability as of December 31, 2020	$89

Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

The Company's non-financial assets such as investment in affiliate, intangible assets and goodwill are recorded at fair value when an impairment is recognized or at the time acquired in a business combination. As discussed in Note 6 - Intangible Assets and Goodwill, at December 31, 2020 and 2019, the Company recorded impairment charges associated with acquired intangible assets, and reduced the carrying amount of such assets subject to the impairment to their estimated fair value.

4. Certain Balance Sheet Items

The following table summarizes inventories (in thousands):

	December 31,
	2020	2019
Raw materials	$119	$92
Work in process	167	137
Finished goods	272	524
	$558	$753

The following table summarizes other current assets (in thousands):

	December 31,
	2020	2019
Prepaid services	$421	$23
Prepaid insurance	158	184
Transition service agreement, related party	115	345
Deferred cost - service contracts	99	118
Other	14	-
	$807	$670

The following table summarizes property and equipment (in thousands):

	December 31,
	2020	2019
Computer equipment(1)	$291	$291
Accumulated depreciation(1)	(291)	(289)
	$-	$2

________________

(1) Includes the impact of foreign currency exchange rate fluctuations.

Depreciation expense for property and equipment was $2,000 and $4,000 for the years ended December 31, 2020 and 2019, respectively.

The following table summarizes other assets (in thousands):

	December 31,
	2020	2019
Prepaid Insurance	$385	$519
Deferred cost - service contracts	56	154
Other	2	4
	$443	$677

5. Investment in Affiliate

In November 2018, in connection with the divestiture of Overland, the Company received 1,879,699 SVTP Preferred Shares representing 19.9% of the outstanding shares of capital stock of SVTP with a fair value of $2.1 million. The fair value of this investment was estimated using discounted cash flows. The Company concluded it does not have a significant influence over the investee. There were no known identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment at December 31, 2020.

6. Intangible Assets and Goodwill

The following table summarizes intangible assets, net (in thousands):

	December 31,
	2020	2019
Developed technology	$13,117	$13,323
Supplier agreement	1,560	-
Channel partner relationships	730	730
Capitalized development costs(1)	3,116	3,047
Customer relationships	380	380
	18,903	17,480
Accumulated amortization:
Developed technology	(13,117)	(12,682)
Supplier agreement	(43)	-
Channel partner relationships	(477)	(355)
Capitalized development costs(1)	(2,518)	(2,094)
Customer relationships	(340)	(328)
	(16,495)	(15,459)
Total finite-lived assets, net	2,408	2,021
Indefinite-lived intangible assets - trade names	200	280
Total intangible assets, net	$2,608	$2,301

________________

(1) Includes the impact of foreign currency exchange rate fluctuations.

Amortization expense of intangible assets was $969,000 and $1,026,000 for the years ended December 31, 2020 and 2019, respectively. Estimated amortization expense for intangible assets is approximately $615,000, $460,000, $127,000, $105,000 and $104,000 in fiscal 2021, 2022, 2023, 2024 and 2025, respectively.

Supplier Agreement Acquisition

On August 3, 2020, Dale Allan Peters ("Peters"), as the beneficial shareholder of 101250 Investments Ltd. ("101 Invest"), a company existing under the laws of the Turks & Caicos Islands and a water partner of Rainmaker, entered into a Share Purchase Agreement (the "101 Invest Purchase Agreement") with the Company. As a result of the 101 Invest Purchase Agreement, 101 Invest is a wholly-owned subsidiary of the Company. Under the terms of the 101 Invest Purchase Agreement, the Company issued 480,000 common shares at $3.25 per share to Greenfield Investments Ltd. for a purchase price of $1,560,000. The common shares contain a legend, either statutory or contractual, which restrict the resale of the common shares for a period of six-months and one day from the closing date. In addition, the Company held back and retained 96,000 of the common shares for a six-month period from the closing date in support of any breaches of representations and warranties by Peters under the 101 Invest Purchase Agreement (the "Escrow Shares"). The Company released the Escrow Shares to Peters on or about February 10, 2021. 101 Invest has exclusive rights to deliver the Rainmaker water solution to three Turks and Caicos island communities - Plantation Hills, Blue Sky and Village Estates. The Company completed this transaction to assist in the deployment and expansion of its opportunities in the WaaS segment.

Goodwill

Goodwill at both December 31, 2020 and 2019 was $1.4 million, which consists of the goodwill from prior acquisitions. The Company performed qualitative impairment evaluations on its goodwill as of December 31, 2020 and determined that there were no indications that goodwill was impaired.

Impairments

In 2020, primarily as a result of the Company's change in revenue projection for its Snap product line, it was determined the carrying value of finite-lived intangible assets exceeded its estimated fair value. In measuring fair value, the Company used an excess of earnings approach. The Company compared the indicated fair value to the carrying value of its finite-lived assets, and as a result of the analysis, an impairment charge of $206,000 was recorded to developed technology for the year ended December 31, 2020.

In 2020 and 2019, primarily as a result of the Company's change in revenue projection for its Snap product line, it was determined the carrying value of indefinite-lived intangible assets exceeded its estimated fair value. In measuring fair value, the Company used a relief-from-royalty approach. The Company compared the indicated fair value to the carrying value of its indefinite-lived assets, and as a result of the analysis, an impairment charge of $80,000 and $70,000 was recorded to indefinite-lived trade names for the years ended December 31, 2020 and 2019, respectively.

7. Debt

On August 27, 2020, the Company entered into a settlement agreement with O'Melveny & Myers LLP ("OMM") pursuant to which the Company issued to OMM a secured promissory note (the "OMM Note") in the aggregate principal amount of $1.1 million in satisfaction of certain accounts payable owed to OMM, and is outstanding at December 31, 2020. The OMM Note bears interest at 1.68% per annum and matured on December 30, 2020. The Company's obligations pursuant to the OMM Note are secured by substantially all of the Company's assets. In 2020, the Company recorded a gain on forgiveness of liabilities in the amount of $594,000 which is included in other income.

On April 2, 2021, the Company and OMM entered into a Fee Agreement stating the OMM Note maturity date was extended to the earlier of (i) June 24, 2021, and (ii) the date that is five days following the first closing by the Company of its issuance and sale of debt or equity securities in a public offering or private placement transaction (such earlier date, the "Extension Date"). An extension fee in the amount of $118,000 is payable on or before the Extension Date and is included in accrued liabilities at December 31, 2020. If the OMM Note is not paid in full, including the extension fee, on the Extension Date an additional fee of $472,000 is due and payable on demand.

On July 28, 2020, the Company entered into a Securities Purchase Agreement with Oasis Capital ("Oasis"), a related party of the Company, pursuant to which the Company received $500,000 and issued to Oasis (i) an 8.0% original issue discount promissory note payable, with a six month term and aggregate principal amount of $615,000, and (ii) 90,000 common shares of the Company at $3.37 per share. A related party earned a fee of $40,000 for facilitating the transaction. At December 31, 2020, the Company had $304,000 outstanding, net of unamortized debt costs of $213,000 on the Oasis promissory note.

On March 10, 2021, the Company and Oasis Capital entered into an Exchange Agreement under which Oasis Capital surrendered the Oasis promissory note dated July 28, 2020 in exchange for a new convertible promissory note issued to Oasis Capital with (i) a principal amount of $796,159, (ii) interest rate of 8.0% per annum, (iii) a 12 month maturity date, and (iv) convertible into common shares of the Company (the "Conversion Shares"). The conversion price is 90% of the lowest volume weighted average price of the Company's common shares during the 10 consecutive trading day period ending and including the trading day immediately preceding the delivery of the notice of conversion. The issuance of the Conversion Shares is subject to regulatory and NASDAQ approvals.

Subscription Agreements

On March 23, 2020, the Company entered into subscription agreements by and among the Company and the investors party thereto, including the Advisor, a related party, for the purchase and sale of 725 units (collectively, the "Units" and individually, a "Unit") for aggregate gross proceeds of $725,000 (the "Offering"), with each Unit consisting of (a) a 6% convertible debenture in the principal amount of $1,000, which is convertible at $0.6495 per share into 1,540 common shares of the Company, and (b) a warrant to purchase 1,540 common shares of the Company exercisable at any time on or before the third year anniversary date at an exercise price of $0.60 per share. The warrant includes a provision restricting the warrant holder from exercising it if the aggregate number of common shares held by the warrant holder equals or exceeds 5.0% of the issued and outstanding shares of the Company, calculated on a partially converted basis (i.e., assuming the conversion of all rights to receive common shares of the Company held by the warrant holder).

In connection with the Offering and as compensation for the Advisor's services, the Company issued to the Advisor convertible debentures equal to $58,000 and convertible into 89,320 common shares and with other terms also substantially the same as the investors. The Company received cash proceeds of $575,000 from the Offering, and a participant of the offering, a related party, paid directly $150,000 to a financial consultant for a prepayment of services to the Company. The Company used the remaining proceeds from the Offering for general corporate and working capital purposes.

During the year ended December 31, 2020, the Company converted all of the outstanding convertible debenture balance of $783,000, including the Advisor fee, and issued, in the aggregate, 1,205,820 common shares of the Company, of which $408,000 of convertible debenture was held by related parties, and they were issued in the aggregate 628,320 common shares.

PPP Funds

On April 9, 2020, the Company received loan proceeds in the amount of $667,400 (the "PPP Funds") and entered into a loan agreement with Citizens National Bank of Texas pursuant to the CARES Act. The CARES Act was established in order to enable small businesses to pay employees during the economic slowdown caused by COVID-19 by providing forgivable loans to qualifying businesses for up to 2.5 times their average monthly payroll costs. The amount borrowed by the Company under the CARES Act is eligible to be forgiven provided that (a)  the Company uses the PPP Funds during the eight to twenty-four week period after receipt thereof, and (b) the PPP Funds are only used to cover payroll costs (including benefits), and other allowed expenses. The amount of loan forgiveness will be reduced if, among other reasons, the Company does not maintain staffing or payroll levels. Principal and interest payments on any unforgiven portion of the PPP Funds (the "PPP Loan") will be deferred for six months and accrue interest at a fixed annual rate of 1.0% and carry a two year maturity date.

On October 5, 2020, the Company submitted the PPP Loan forgiveness application, which is pending approval by the Lender. In accordance with the terms and conditions of the Flexibility Act, the Lender has 60 days from receipt of the completed application to issue a decision to the Small Business Administration ("SBA"). If the Lender determines that the borrower is entitled to forgiveness of some or all of the amount applied for under the statue and applicable regulations, the Lender must request payment from the SBA at the time the Lender issues its decision to the SBA. The SBA will, subject to any SBA review of the loan or loan application, remit the appropriate forgiveness amount to the Lender, plus any interest accrued through the date of payment, not later than 90 days after the Lender issues its decision to the SBA. Although the Company believes it is probable that the PPP Loan will be forgiven, the Company cannot currently provide any objective assurance that it will obtain forgiveness in whole or in part.

Line of credit

The Company has a line of credit agreement with a bank with a maximum borrowing limit, effective July 2, 2019, of $500,000. Borrowings under this agreement bear interest at an interest rate of 6.5% per annum. On March 17, 2021, the line of credit term was extended to August 31, 2021. Borrowings under the line of credit are secured by the inventory and accounts receivable balances of the Company. As of December 31, 2020, the outstanding balance was $406,000.

The line of credit agreement also contains customary insurance requirements, limits on cross collateralization and events of default, including, among other things, failure to make payments, insolvency or bankruptcy, business termination, merger or consolidation or acquisition without written consent, a material impairment of the Lender's lien in the collateral or in the value of such collateral, or material adverse change to the business that would impair the loan.

8. Preferred Shares

Series E Preferred Shares

On September 17, 2020, the Company filed articles of amendment to create a fifth series of preferred shares, being, an unlimited number of Series E Preferred Shares and to provide for the rights, privileges, restrictions and conditions attaching thereto. The shareholder of the Series E Preferred Shares, may, at any time, convert all or any Series E Preferred Shares provided that the common shares issuable upon such conversion, together with all other common shares of the Company held by the shareholder in the aggregate, would not cause such shareholder's ownership of the Company's common shares to exceed 4.99% of the total number of outstanding common shares of the Company. This amount may be increased to 9.99% with 61 days' notice to the Company.

Each Series E Preferred Share has a stated value of $1,000 and is convertible into the Company's common shares at a conversion price equal to the lower of (i) 70% of the average of the three lowest volume weighted average prices of the common shares during the ten trading days immediately preceding, but not including, the conversion date and (ii) $2.00; however, in no event shall the conversion price be lower than $1.00 per share. The Series E Preferred Shares are non-voting and pay dividends at a rate of 8.0% per annum, payable quarterly.

On September 14, 2020, the Company entered into a Securities Purchase Agreement ("Westworld SPA") with Westworld Financial Capital, LLC ("Westworld"), a beneficial owner, relating to the issuance and sale to the investor of 3,000 shares of the Company's subsequently established Series E Preferred Shares in a private placement transaction for net proceeds of $2.7 million. On September 23, 2020, the Company entered into an amendment to the Westworld SPA. Under the amendment, Westworld and the Company agreed that to the extent Westworld converts any Series E Preferred Shares into common shares, such common shares shall be prohibited from being voted with respect to any proposal related to the transactions contemplated by the Westworld SPA, including any proposal seeking to obtain shareholder approval of the transactions contemplated by the Westworld SPA in accordance with Nasdaq rules. The Company paid a related party a business advisory fee of $240,000 related to this transaction.

On March 9, 2021, the Company and Westworld entered into an Amendment to the Westworld SPA and on March 23, 2021 the Company issued 250,000 common shares of the Company to Westworld for failure to file a timely registration statement required under the Westworld SPA. In addition, on March 9, 2021, the Company converted 300 Series E Preferred Shares and issued 197,798 common shares of the Company to Westworld.

Series D Preferred Shares

On May 6, 2020, the Company filed articles of amendment to create a fourth series of preferred shares, being, an unlimited number of Series D Preferred Shares and to provide for the rights, privileges, restrictions and conditions attaching thereto. The Series D Preferred Shares are convertible into our common shares, at a conversion price equal to $0.65, subject to certain anti-dilution adjustments. Each shareholder of the Series D Preferred Shares, may, at any time, convert all or any part of the Series D Preferred Shares provided that after such conversion the common shares issuable, together with all the common shares held by the shareholder in the aggregate would not exceed 4.99% of the total number of outstanding common shares of the Company. This amount may be increased to 9.99% with 61 days' notice to the Company.

On April 30, 2020, the Company entered into a Securities Purchase Agreement with two investors (the "Purchasers") relating to the issuance and sale, in the aggregate, of 1,694,000 shares (the "Shares") of the Company's subsequently established Series D Preferred Shares, no par value and warrants to purchase up to 1,694,000 common shares of the Company in a private placement transaction, in exchange for the assignment to the Company by the investors two convertible notes receivable in the name of Rainmaker held by the investors in an aggregate amount of $1.1 million. The warrants are exercisable at an exercise price equal to $0.92 per common share, subject to adjustments as provided under the terms of the warrants, and are exercisable for a five year period. The warrants include a provision restricting the warrant holder from exercising it if the aggregate number of common shares held by the warrant holder equals or exceeds 5.0% of the issued and outstanding shares of the Company, calculated on a partially converted basis (i.e., assuming the conversion of all rights to receive common shares of the Company held by the warrant holder). The Series D Preferred Shares are convertible at the option of the holder, subject to certain conditions.

During the year ended December 31, 2020, the Company converted 785,000 shares of the Series D Preferred Shares and issued 785,000 common shares of the Company. As a result of the conversion, one of the Purchasers, Gora Consulting Corp. ("Gora") is classified as a related party of the Company. Gora participated in the Securities Purchase Agreement by acquiring 847,000 Shares and warrants to purchase 847,000 common shares, in exchange for the assignment to the Company certain promissory notes receivable held by Gora in an aggregate amount of $550,000. During the year ended December 31, 2020, Gora converted 485,000 Series D Preferred Shares and was issued 485,000 common shares of the Company. In addition, on April 21, 2020, the sole owner of Gora entered into a share purchase agreement with an employee of the Company and acquired 211,745 common shares of the Company.

In the first quarter of 2021, the Company converted 895,000 Series D Preferred Shares and issued 895,000 common shares of the Company, which included Gora's 348,000 Series D Preferred Shares and Gora was issued 348,000 common shares of the Company.

Series C Preferred Shares

On October 30, 2019, the directors of the Company passed a resolution authorizing the filing of articles of amendment to create a third series of preferred shares, being, an unlimited number of Series C Preferred Shares and to provide for the rights, privileges, restrictions and conditions attaching thereto. On November 6, 2019, the Company filed the Articles of Amendment to create the Series C Preferred Shares. Pursuant to the articles of amendment governing the rights and preferences of outstanding shares of Series C Preferred Shares, each preferred share are convertible into our common shares, at a conversion rate in effect on the date of conversion. Overland, a related party and the sole shareholder of the Series C Preferred Shares, agreed that it would not exercise its conversion right with respect to its Series C Preferred Shares until the earlier of (i) October 31, 2020 and (ii) such time that we file for bankruptcy or an involuntary petition for bankruptcy is filed against us (unless such petition is dismissed or discharged within 30 days) provided that after such conversion the common shares issuable, together with the aggregate common shares held by Overland would not exceed 19.9% of the total number of outstanding common shares of the Company. At December 31, 2020, the Company has issued and outstanding 1,600,000 Series C Preferred Shares of the Company valued at $1.00 per share.

On October 31, 2020, the Company received notification requesting conversion of the Series C Preferred Shares held by Overland. On March 3, 2021, the Company converted 1,600,000 Series C Preferred Shares and issued two investors in the aggregate 1,440,000 common shares; (i) SBC Investments Ltd. ("SBC") was issued 720,000 common shares, which Kathryn Fell is sole owner of SBC and has voting power over these common shares; and (ii) Tyrell Global Acquisitions Inc. ("Tyrell") was issued 720,000 common shares, which Gordon McWilliams is sole owner of Tyrell and has voting power over these common shares.

Series B Preferred Shares

In July 2019, the Company filed of articles of amendment to create a second series of preferred shares, being, an unlimited number of Series B Preferred Shares and to provide for the rights, privileges, restrictions and conditions attaching thereto. In July 2019, following the filing of the Articles of Amendment to create the Series B Preferred Shares, the Company entered into a share exchange agreement (the "Share Exchange Agreement") with FBC Holdings to exchange 6,500,000 Series A Preferred Shares held by FBC Holdings for 6,500,000 Series B Preferred Shares. On July 14, 2020, the Company entered into a lock-up agreement (the "Lock-up Agreement") with FBC Holdings with respect to the Series B Preferred Shares of the Company owned by FBC Holdings. Pursuant to the terms of the Lock-up Agreement, FBC Holdings has agreed that for the period of time between (a) July 14, 2020 and (b) the earlier to occur of (i) April 30, 2021 and (ii) the date that is 180 days after a Change of Control (as defined in the Lock-up Agreement), it will not without the prior written consent of the Company convert any of the Series B Preferred Shares into common shares of the Company.

The Series B Preferred Shares (i) are convertible into the Company's common shares at a conversion rate equal to $1.00 per share, plus accrued and unpaid dividends, divided by an amount equal to 0.85 multiplied by a 15-day volume weighted average price per common share prior to the date the conversion notice is provided (the "Conversion Rate"), subject to a conversion price floor of $0.80, (ii) entitled to fixed, preferential, cumulative cash dividends at the rate of 8.0% of the Series B Preferred Shares subscription price per year, and (iii) carry a liquidation preference equal to the subscription price per Series B Preferred Share plus any accrued and unpaid dividends.

In August 2019, the Company issued 343,778 Series B Preferred Shares with a fair value of $343,778 to FBC Holdings in satisfaction of accrued dividends at such date.

Management has determined that the conversion terms of the Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares do not cause the preferred shares to be treated as liability instruments, and accordingly such preferred shares are presented as equity instruments

For the years ended December 31, 2020 and 2019, there was related party interest expense of $142,000 and $292,000, respectively, related to preferred shares dividends.

9. Share Capital

On June 1, 2020, the Company entered into a consulting agreement with GROUPE PARAMEUS CORP ("GROUPE P") to provide consulting services for one year to the Company in the area of corporate finance, investor communications and financial and investor public relations. As compensation for GROUPE P's services to be provided pursuant to the consulting agreement, in addition to a prepayment of $150,000 in cash, the Company granted 100,000 restricted stock awards, 100,000 common shares of the Company pursuant to the terms of Regulation D under the Securities Act of 1933, and a non-qualified stock option for the purchase of 50,000 common shares at an exercise price of $2.52 per share with a vest period over six months. On June 16, 2020, the Company issued 200,000 common shares to GROUPE P with a fair value of $504,000.

On April 24, 2020, the Company entered into a consulting agreement with ROK Consulting Inc. ("ROK") to provide consulting services to the Company in the area of corporate finance, investor communications and financial and investor public relations (the "ROK Consulting Agreement"). As compensation for ROK's services to be provided pursuant to the ROK Consulting Agreement, in addition to cash compensation, the Company agreed to issue to ROK 375,000 common shares of the Company. On June 19, 2020, the Company issued 150,000 common shares of the Company with a fair value of $360,000 to ROK per the terms of the ROK Consulting Agreement. On August 4, 2020, the Company issued 225,000 common shares of the Company with a fair value of $725,000 to ROK per the terms of the ROK Consulting Agreement.

In May 2020, the Company entered into an equity purchase agreement and registration rights agreement with Oasis Capital, LLC ("Oasis Capital"), to purchase from the Company up to $11.0 million worth of common shares of the Company. Under the purchase agreement, the Company has the right to sell up to $11.0 million of its common shares to Oasis Capital over a 36-month period, upon satisfaction of the conditions in the purchase agreement, including the effectiveness of a resale registration statement filed on Form S-1. The Company will control the timing and amount of any sales to Oasis Capital, and Oasis Capital is obligated to make purchases in accordance with the purchase agreement, upon certain terms and conditions being met. The purchase agreement, which contains a floor price of $1.58 per common share, allows the Company to fund its needs in a more expedient and cost-effective manner, on the pricing terms set forth in the purchase agreement. The equity line is designed to provide capital to the company as it is required. During the year ended December 31, 2020, the Company issued 200,000 common shares to Oasis Capital for gross proceeds of $389,000 under the terms and conditions of the equity purchase agreement. On October 26, 2020, the Company issued 30,000 unregistered common shares of the Company to Oasis Capital in exchange for a waiver from Oasis Capital of its prepayment right under the Oasis promissory note as a result of the Series E Preferred Shares transaction. Subsequent to December 31, 2020, the Company has issued 315,000 common shares to Oasis Capital for gross proceeds of $720,000 under the terms and conditions of the Oasis Capital equity purchase agreement.

In October 2019, the Company entered into a subscription agreement and issued 149,500 common shares of the Company at $1.19 per share to a vendor in exchange for the satisfaction of certain accounts payable. The aggregate amount of the obligations shall be reduced by the cash proceeds actually received by the vendor from the sale of the shares by the vendor.

In October 2019, the Company entered into a related party subscription agreement and issued 330,000 common shares of the Company at $1.07 per share to a vendor in exchange for the satisfaction of certain accounts payable. The aggregate amount of the obligations shall be reduced by the cash proceeds actually received by the vendor from the sale of the shares by the vendor.

In August 2019, the Company entered into a purchase agreement for a private placement to issue 251,823 common shares of the Company, of which 175,765 common shares have been issued, at a purchase price of $1.29 per share for gross proceeds received of $325,000. The Company used the proceeds from the offering for general corporate and working capital purposes.

In July 2019, the Company completed a private placement and issued 240,000 common shares of the Company at a purchase price of $2.00 per share for gross proceeds of $480,000. The Company used the proceeds from the offering for general corporate and working capital purposes.

The Company has unlimited authorized shares of common shares at no par value. At December 31, 2020, the Company had the following outstanding warrants to purchase common shares:

Date issued	Contractual life (years)	Exercise price per share	Number outstanding		Expiration
March 2016	5	$500.00	150		March 4, 2021
August 2017	5	$42.00	37,500		August 11, 2022
August 2017	5	$42.00	11,876		August 16, 2022
August 2017	5	$42.00	25,625		August 22, 2022
April 2018	5	$5.60	111,563		April 17, 2023
March 2020	3	$0.60	905,820		March 23, 2023
April 2020	5	$0.92	1,694,000		April 30, 2025
			2,786,534	(1)

_______________

(1) Includes 1,860,320 of warrants to purchase common shares, in the aggregate, outstanding to related parties at December 31, 2020.

Subsequent to December 31, 2020, the Company issued 743,820 common shares of the Company for the exercise of warrants and received $478,000 in proceeds.

10. Equity Incentive Plans

As of December 31, 2020, a total of 1,255,860 common shares are authorized for issuance with respect to awards granted under the 2015 Plan (not including shares subject to terminated awards under our Second Amended and Restated Stock Option Plan that become available for issuance under the 2015 Plan). In addition, the share limit will automatically increase on the first trading day in January of each calendar year during the term of the 2015 Plan by an amount equal to the lesser of (i) 10% of the total number of common shares issued and outstanding on December 31 of the immediately preceding calendar year, or (ii) such number of common shares as may be established by the Board. The 2015 Plan authorizes the board of directors to grant stock and options awards to directors, employees and consultants. As of December 31, 2020, the Company had approximately 51,500 share-based awards available for future grant.

The Company's Employee Stock Purchase Plan ("ESPP") authorizes the purchase of up to 37,500 common shares by employees under the plan. As of December 31, 2020 and 2019, there were no offering periods available to employees.

Stock Options

The options granted in 2020 were issued to non-employees for future services performed. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model, using expected volatility of 125%, risk-free interest rate of .195% and expected term of 18 months. The expected volatility was based on the Company's historical share price. The risk-free interest rate is determined based upon a constant maturity U.S. Treasury security with a contractual life approximating the expected term of the option. The expected term of options granted is based on term of the award. Option awards can be granted for a maximum term of up to ten years.

Option activity is summarized below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Options outstanding at January 1, 2019	20,050	$199.06
Granted	-	$-
Exercised	-	$-
Forfeited	(17,450)	$160.93
Options outstanding at December 31, 2019	2,600	$781.19
Granted	130,000	$2.52
Exercised	(30,000)	$2.52
Forfeited	(1,425)	$995.07
Options outstanding at December 31, 2020	101,175	$8.94	5.4	$-
Vested and expected to vest at December 31, 2020	101,175	$8.94	5.4	$-
Exercisable at December 31, 2020	101,175	$8.94	5.4	$-

Restricted Stock Units

The following table summarizes information about RSU activity:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding - January 1, 2019	53,004	$31.21
Granted	100,000	$2.51
Vested and released	(131,541)	$9.68
Forfeited	(665)	$64.95
Outstanding - December 31, 2019	20,798	$4.99
Granted	-	$-
Vested and released	(20,420)	$3.82
Forfeited	(378)	$68.02
Outstanding - December 31, 2020	-	$-

The estimated fair value of RSUs was based on the market value of the Company's common shares on the date of grant. RSUs typically vest over a three-year period from the original date of grant. The total grant date fair value of RSUs vested during the years ended December 31, 2020 and 2019 was approximately $0.1 million and $1.3 million, respectively. The fair value of RSUs vested during the years ended December 31, 2020 and 2019 was approximately $17,000 and $0.2 million, respectively.

Outside of 2015 Equity Incentive Plan

On March 26, 2019, the Board of Directors of the Company approved and granted 100,000 RSUs outside of the 2015 Plan to an employee. The RSUs have an estimated fair value of $2.51 per unit and fully vested in 2019.

Restricted Stock Awards

During 2020 and 2019, the Company granted restricted stock awards ("RSA") to certain employees, directors and consultants in lieu of cash payment for services performed. The estimated fair value of the RSAs was based on the market value of the Company's common shares on the date of grant. The RSAs were fully vested on the date of grant. The fair value of the RSAs vested during the years ended December 31, 2020 and 2019 was approximately $0.8 million and $0.2 million, respectively.

The following table summarizes information about RSA activity:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding - January 1, 2019	-	$-
Granted	194,000	$1.20
Vested	(194,000)	$1.20
Outstanding - December 31, 2019	-	$-
Granted	400,841	$1.92
Vested	(400,841)	$1.92
Outstanding - December 31, 2020	-	$-

Share-Based Compensation Expense

The Company recorded the following compensation expense related to its share-based compensation awards (in thousands):

	Year Ended December 31,
	2020	2019
Cost of sales	$-	$-
Sales and marketing	2	279
Research and development	3	61
General and administrative	-	297
Total share-based compensation expense	$5	$637

As of December 31, 2020, there was no unrecognized compensation expense related to unvested equity-based compensation awards.

11. Net Loss per Share

Basic net loss per share is computed by dividing net loss applicable to common shareholders by the weighted-average number of common shares outstanding during the period. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company's net loss position.

Anti-dilutive common share equivalents excluded from the computation of diluted net loss per share were as follows:

	December 31,
	2020	2019
Preferred shares	9,355,778	8,443,778
Common share purchase warrants	2,786,534	205,562
Restricted stock not yet vested or released	-	20,798
Options outstanding	101,175	2,600

12. Income Taxes

The Company is subject to taxation in Canada and also in certain foreign tax jurisdictions. The Company's tax returns for calendar year 2012 and forward are subject to examination by the Canadian tax authorities. The Company's tax returns for fiscal year 2006 and forward are subject to examination by the U.S. federal and state tax authorities.

The Company recognizes the impact of an uncertain income tax position on its income tax return at the largest amount that is "more likely than not" to be sustained upon audit by the relevant taxing authority. An uncertain tax position will not be recognized if it has less than a 50% likelihood of being sustained.

At December 31, 2020, there were no unrecognized tax benefits. The Company believes it is reasonably possible that, within the next 12 months, the amount of unrecognized tax benefits may remain unchanged. The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes. The Company had no material accrual for interest and penalties on its consolidated balance sheets at December 31, 2020 and 2019, and recognized no interest and/or penalties in the consolidated statements of operations for the years ended December 31, 2020 and 2019.

The components of loss before income taxes were as follows (in thousands):

	Year Ended December 31,
	2020	2019
Domestic	$(4,550)	$(1,815)
Foreign	(1,229)	(2,466)
Total	$(5,779)	$(4,281)

A reconciliation of income taxes computed by applying the federal statutory income tax rate of 26.5% to loss before income taxes to the total income tax benefit reported in the accompanying consolidated statements of operations is as follows (in thousands):

	Year Ended December 31,
	2020	2019
Income tax at statutory rate	$(1,531)	$(1,134)
Foreign rate differential	(37)	(77)
Change in valuation allowance	1,588	15,104
Share-based compensation expense	-	85
Prior year true-ups	119	(13,371)
Other differences	(135)	(607)
Provision for income taxes	$4	$-

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are shown below. A valuation allowance has been recorded, as realization of such assets is uncertain. Deferred income taxes are comprised as follows (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss and capital loss carryforwards	$26,539	$25,064
Intangible assets	2,381	2,319
Share-based compensation	1	28
Other	992	893
Deferred tax assets, gross	29,913	28,304
Valuation allowance for deferred tax assets	(29,854)	(28,246)
Deferred tax assets, net of valuation allowance	59	58
Deferred tax liabilities:
Indefinite-lived intangible assets	(74)	(74)
Deferred tax liabilities	(74)	(74)
Net deferred tax liabilities	$(15)	$(16)

Net deferred tax liabilities is included in other non-current liabilities. At December 31, 2020, the Company had Canadian net operating loss carryforwards of $41.0 million. These carryforwards will begin expiring in 2031, unless previously utilized. At December 31, 2020, the Company had U.S. federal net operating loss carryforwards of $11.8 million that begin expiring in 2034 unless previously utilized, except for $8.1 million that have no expiration date. The Company also has net capital loss carryforwards in Canada of $99.6 million, which are available indefinitely to offset taxable capital gains.

13. Related Party Transactions

In February 2020, the Company entered into a business advisory agreement (the "Torrington Advisory Agreement") with Torrington. Under the Torrington Advisory Agreement, Torrington is to receive certain consideration in the event the Company enters into a business combination. In September 2020, the Company and Torrington entered into Amendment No. 1 to the Business Advisory Agreement (the "Torrington Amendment"). Under the Torrington Amendment, the parties agreed that if the Company closed on its merger with Rainmaker pursuant to the Agreement and Plan of Merger, dated July 14, 2020, Torrington shall receive 1,800,000 common shares of the Company as compensation under the Torrington Advisory Agreement, subject to regulatory and NASDAQ approvals. On February 12, 2021, the Rainmaker Merger Agreement was terminated as the Company was unable to obtain all necessary regulatory approvals relating to the proposed transaction prior to the agreed date of January 31, 2021.

1542082 Ontario Limited ("1542082 Ontario"), an investor participating in the March 23, 2020 offering, held enough common shares of the Company be classified as a related party. 1542082 Ontario acquired 231,000 common shares of the Company in the March 23, 2020 offering. In March 2020, 1542082 Ontario, paid on the Company's behalf $150,000 directly to a business advisor for a prepayment of future services to the Company.

In October 2019, the Company entered into a conversion agreement by and among the Company, HVE and Overland under which Overland agreed to convert the following debt, accrued payables and prepayment of future goods and services into 1,600,000 Series C Preferred Shares of the Company valued at $1.00 per share: (i) principal and accrued interest of $520,000 under the Secured Promissory Note dated November 13, 2018 by and among the Company, HVE and Overland; (ii) accrued fees of $632,000 under the TSA dated November 13, 2018 by and among the Company and Overland; and (iii) prepayment of $448,000 for future goods and services under the TSA.

In November 2018, the Company entered into a TSA to facilitate an orderly transition process for the divestiture of Overland. The TSA has terms ranging from up to 24 months depending on the service. As of December 31, 2020, the TSA has a remaining prepaid balance of $115,000. Net expense incurred by the Company related to the TSA was approximately $230,000 and $525,000 for the years ended December 31, 2020 and 2019, respectively, and was included in continuing operations.

In August 2019, the Company entered into agreements with certain executives of the Company and the Company's Board of Directors to extinguish certain accrued liabilities. The Company wrote off $1.7 million of outstanding liabilities and recorded a gain on forgiveness of liabilities, which is included in other income (expense), net.

As of December 31, 2020 and 2019, accounts payable and accrued liabilities included $247,000 and $207,000, respectively, due to related parties.

14. Commitments and Contingencies

Leases

As of December 31, 2020, the Company has no right-to-use lease assets or liabilities.

Rent expense under non-cancelable operating leases is recognized on a straight-line basis over the respective lease terms and was none and $0.2 million for the years ended December 31, 2020 and 2019, respectively. The Company vacated such premise in September 2019.

Letters of credit

During the ordinary course of business, the Company provides standby letters of credit to third parties as required for certain transactions initiated by the Company. As of December 31, 2020, the Company's had no outstanding standby letters of credit.

Warranty and Extended Warranty

The Company had $0.2 million and $0.3 million in deferred costs included in other current and non-current assets related to deferred service revenue at December 31, 2020 and 2019, respectively. Changes in the liability for product warranty and deferred revenue associated with extended warranties and service contracts were as follows (in thousands):

	Product Warranty	Deferred Revenue
Liability at January 1, 2019	$22	$1,471
Settlements made during the period	-	(1,087)
Change in liability for warranties issued during the period	-	725
Change in liability for pre-existing warranties	(22)	-
Liability at December 31, 2019	-	1,109
Settlements made during the period	-	(817)
Change in liability for warranties issued during the period	-	447
Change in liability for pre-existing warranties	-	-
Liability at December 31, 2020	$-	$739
Current liability	$-	$438
Non-current liability	-	301
Liability at December 31, 2020	$-	$739

Litigation

The Company is, from time to time, subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending proceedings will not have a material effect on the Company's results of operations, financial position or cash flows.

In January 2018, Mr. Vito Lupis filed a statement of claim in the Ontario Court of Justice alleging, among other things, breach of contracts, deceit and negligence against Mr. Giovanni J. Morelli, a former officer of the Company, and vicarious liability against the Company, in connection with stock purchase agreements and other related agreements that would have been entered into between Mr. Lupis and the Company in 2012. In March 2019, the Company and Mr. Lupis entered into a settlement agreement pursuant to which the Company has agreed to pay Mr. Lupis certain consideration, which is included in general and administrative expense, in exchange for a dismissal of the action. At December 31, 2020, the Company has a judgment against it for the outstanding balance of the settlement. In March 2021, the Company paid the outstanding balance of the settlement in exchange for a release of all claims.

In April 2015, we filed a proof of claim in connection with bankruptcy proceedings of V3 Systems, Inc. ("V3") based on breaches by V3 of the Asset Purchase Agreement entered into between V3 and the Company dated February 11, 2014 (the "APA"). On October 6, 2015, UD Dissolution Liquidating Trust ("UD Trust"), post-confirmation liquidating trust established by V3's plan of liquidation, filed a complaint against us and certain of our current and former directors in the U.S. Bankruptcy Court for the District of Utah Central Division objecting to our proof of claim and asserting claims for affirmative relief against us and our directors. This complaint alleges, among other things, that Sphere 3D breached the APA and engaged in certain other actions and/or omissions that caused V3 to be unable to timely sell the Sphere 3D common shares received by V3 pursuant to the APA. The UD Trust seeks, among other things, monetary damages for the loss of the potential earn-out consideration, the value of the common shares held back by us pursuant to the APA and costs and fees.

In March 2018, UD Trust filed a complaint in U.S. District Court for the Northern District of California ("California Complaint") asserting that two transactions involving the Company constitute fraudulent transfers under federal and state law. First, UD Trust alleges that the consolidation of the Company's and its subsidiaries' indebtedness to the Cyrus Group into a debenture between FBC Holdings and the Company in December 2014 constitutes a fraudulent transfer. Second, UD Trust alleges that the Share Purchase Agreement constitutes a fraudulent transfer, and seeks to require that the proceeds of the transaction be placed in escrow until the V3 litigation is resolved. The California Complaint also asserts a claim against the Company's former CEO for breach of fiduciary duty, and a claim against the Cyrus Group for aiding and abetting breach of fiduciary duty. On July 25, 2018, we filed a motion seeking to dismiss all of the claims asserted against the Company and its former CEO. On the same day, the Cyrus Group filed a motion seeking to dismiss all claims asserted against the Cyrus Group. The UD Trust voluntarily dismissed this case without prejudice on February 5, 2020.

On October 22, 2019, UD Trust filed an amended complaint in the Delaware Bankruptcy Court. The amended complaint includes all of the claims and parties in the original complaint first filed in October 2015 in the Utah Bankruptcy Court as well as the claims and additional parties in the California Complaint. We continue to believe this lawsuit to be without merit and intend to vigorously defend against the action. On February 10, 2020, we filed a renewed motion seeking to dismiss the majority of the claims asserted by the UD Trust in the amended complaint. On that same day, we also filed a counterclaim against the UD Trust in which we allege that V3 breached numerous provisions of the APA. The Company's current and former officers and directors that were named as defendants in the amended complaint as well as the Cyrus Group all filed motions seeking to dismiss all claims that the UD Trust alleged against them. The parties have completed briefing of these matters, have requested oral argument, and are waiting for the court to schedule argument, or decide the motion.

15. Segmented Information

The Company reports segment information as a single reportable business segment based upon the manner in which related information is organized, reviewed, and managed. The Company operates in one segment providing data storage and desktop virtualization solutions for small and medium businesses and distributed enterprises. The Company conducts business globally, and its sales and support activities are managed on a geographic basis. Our management reviews financial information presented on a consolidated basis, accompanied by disaggregated information it receives from its internal management system about revenues by geographic region, based on the location from which the customer relationship is managed, for purposes of allocating resources and evaluating financial performance.

Information about Products and Services

The following table summarizes net revenue (in thousands):

	Year Ended December 31,
	2020	2019
Disk systems	$2,347	3,086
Service	2,501	2,493
Total	$4,848	$5,579

Information about Geographic Areas

The Company markets its products domestically and internationally. Revenue is attributed to the location to which the product was shipped. The Company divides its worldwide sales into three geographical regions: Americas; APAC, consisting of Asia Pacific countries; and EMEA consisting of Europe, the Middle East and Africa.

The following table summarizes net revenue by geographic area (in thousands):

	Year Ended December 31,
	2020	2019
Americas	$4,844	$5,023
APAC	-	356
EMEA	4	200
Total	$4,848	$5,579

16. Subsequent Events

PPP Funds

On February 3, 2021, the Company received additional PPP Funds in the amount of $447,400 and entered into a loan agreement with Citizens National Bank of Texas pursuant to the CARES Act. The amount borrowed by the Company under the CARES Act is eligible to be forgiven provided that (a)  the Company uses the PPP Funds during the eight to twenty-four week period after receipt thereof, and (b) the PPP Funds are only used to cover payroll costs (including benefits), and other allowed expenses. The amount of loan forgiveness will be reduced if, among other reasons, the Company does not maintain staffing or payroll levels. Principal and interest payments on any unforgiven portion of the PPP Loan will be deferred for 16-months, accrue interest at a fixed annual rate of 1.0% and carry a five-year maturity date.

Nasdaq Listing

On February 17, 2021, the Company was notified by Nasdaq that the Nasdaq Listing Qualifications Staff issued a public letter of reprimand to the Company based upon the Company's failure to comply with the Listing Rule 5620(c) (the "Quorum Rule") during the period of time that it was no longer a foreign private issuer and could not rely on home country practice in the alternative to the Quorum Rule. The Company's By-laws required a quorum of at least 25%, instead of the 33 1/3% threshold required for a domestic issuer by the Quorum Rule. This oversight and rule violation was caused by the fact that the Company no longer qualified as a foreign private issuer during 2020 and 2019. On January 1, 2021, the Company once again qualified as a foreign private issuer, and therefore the Company once again intends to rely on home country practice in lieu of the Quorum Rule.

RSA Grants

In February 2021, the Company issued restricted stock awards for payment to certain vendors for product and services previously received and issued 101,880 common shares of the Company for a value of $279,000.